Exhibit 10.1

EXECUTION VERSION

WAREHOUSING CREDIT AND SECURITY AGREEMENT

AMONG

W&D INTERIM LENDER II LLC, AS BORROWER

WALKER & DUNLOP, INC., AS GUARANTOR

AND

BANK OF AMERICA, N.A.,

AS LENDER,

THE OTHER LENDERS WHICH MAY BECOME PARTY HERETO,

AND

BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT

DATED as of October 5, 2012

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	6.7	Compliance with Laws	21
	6.8	Regulations T, U and X	21
	6.9	Investment Company Act	21
	6.10	Payment of Taxes	21
	6.11	Agreements	21
	6.12	Title to Properties	21
	6.13	ERISA	21
	6.14	No Retiree Benefits	22
	6.15	Assumed Names	22
	6.16	Special Purpose Entity	22

7.	GENERAL REPRESENTATIONS AND WARRANTIES OF GUARANTOR		22

	7.1	Place of Business	22
	7.2	Organization; Good Standing; Subsidiaries	22
	7.3	Authorization and Enforceability	22
	7.4	Approvals	23
	7.5	Financial Condition	23
	7.6	Litigation	23
	7.7	Compliance with Laws	24
	7.8	Payment of Taxes	24

8.	AFFIRMATIVE COVENANTS		24

	8.1	Payment of Obligations	24
	8.2	Financial Statements	24
	8.3	Other Reports	25
	8.4	Maintenance of Existence; Conduct of Business	26
	8.5	Compliance with Applicable Laws	26
	8.6	Inspection of Properties and Books; Operational Reviews	26
	8.7	Notice	27
	8.8	Payment of Debt, Taxes and Other Obligations	27
	8.9	Insurance	27
	8.10	Closing Instructions	28
	8.11	Subordination of Certain Indebtedness	28
	8.12	Other Obligations	28
	8.13	Use of Proceeds of Warehousing Advances	28
	8.14	Special Purpose Covenants	28
	8.15	Maintenance of Escrow Deposits	28
	8.16	Material Agreements	28

9.	NEGATIVE COVENANTS OF BORROWER		28

	9.1	Restrictions on Indebtedness; Contingent Liabilities	28
	9.2	Restrictions on Liens, Etc.	29
	9.3	Restrictions on Fundamental Changes	30
	9.4	Subsidiaries	30
	9.5	Accounting Changes	30
	9.6	Deferral of Subordinated Debt	30

	9.7	Distributions to Members	31
	9.8	Transactions with Affiliates	31
	9.9	Material Agreements	31

10.	NEGATIVE COVENANTS OF GUARANTOR		31

	10.1	Restrictions on Fundamental Changes	31
	10.2	Accounting Changes	31
	10.3	Financial Covenants	32

11.	SPECIAL REPRESENTATIONS, WARRANTIES AND COVENANTS CONCERNING COLLATERAL		32

	11.1	Special Representations and Warranties Concerning Warehousing Collateral	32
	11.2	Special Affirmative Covenants Concerning Warehousing Collateral	35
	11.3	Special Negative Covenants Concerning Warehousing Collateral	36

12.	DEFAULTS; REMEDIES		37

	12.1	Events of Default	37
	12.2	Remedies	39
	12.3	Application of Proceeds	42
	12.4	Administrative Agent Appointed Attorney-in-Fact	42
	12.5	Right of Set-Off	43

13.	THE ADMINISTRATIVE AGENT AND THE LENDERS		43

	13.1	Appointment of Administrative Agent	43
	13.2	Administration of Loan by Administrative Agent	43
	13.3	Delegation of Duties	44
	13.4	Exculpatory Provisions	45
	13.5	Reliance by Administrative Agent	46
	13.6	Notice of Default	46
	13.7	Lenders’ Credit Decisions	46
	13.8	Administrative Agent’s Reimbursement and Indemnification	47
	13.9	Administrative Agent in its Individual Capacity	47
	13.10	Successor Administrative Agent	48
	13.11	Duties in the Case of Enforcement	48
	13.12	Respecting Loans and Payments	49
	13.13	Delinquent Lender	52
	13.14	Holders	53
	13.15	Assignment and Participation	54
	13.16	Disclosure	57
	13.17	Miscellaneous Assignment Provisions	58
	13.18	Assignment by Borrower	58
	13.19	Administrative Matters	58
	13.20	Deemed Consent or Approval	59
	13.21	Replacement of Lenders	60

14.	MISCELLANEOUS		60

	14.1	Notices	60
	14.2	Reimbursement of Expenses; Indemnity	62
	14.3	Financial Information	64
	14.4	Terms Binding Upon Successors; Survival of Representations	64
	14.5	Amendments	64
	14.6	Governing Law	64
	14.7	Relationship of the Parties	64
	14.8	Severability	65
	14.9	Consent to Credit References	65
	14.10	Counterparts	65
	14.11	Headings/Captions	65
	14.12	Entire Agreement	65
	14.13	Consent to Jurisdiction	65
	14.14	Waiver of Jury Trial	66
	14.15	No Implied Extensions	66
	14.16	Waiver of Punitive, Consequential, Special, Exemplary, Speculative and Indirect Damages	66
	14.17	Confidentiality	67

15.	DEFINITIONS. TERMS OF CONSTRUCTION		67

	15.1	Defined Terms	67
	15.2	Other Definitional Provisions. Terms of Construction	82

EXHIBITS

Exhibit A	Form of Approval Request

Exhibit B	Form of Warehousing Advance Request

Exhibit C	Procedures and Documentation for Warehousing Advances

Exhibit D-l	Form of Compliance Certificate - Borrower

Exhibit D-2	Form of Compliance Certificate - Guarantor

Exhibit E	Eligible Loans

Exhibit F	Authorized Representatives

Exhibit G	Form of Collateral Assignment of Mortgage

Exhibit H	Credit Underwriting Documents

Exhibit I	Commitments

Exhibit J	Form of Assignment and Assumption Agreement

Exhibit K	Sample Calculation

SCHEDULES

Schedule 10.3	Financial Covenants

v

WAREHOUSING CREDIT AND SECURITY AGREEMENT

This WAREHOUSING CREDIT AND SECURITY AGREEMENT (this “Agreement”), dated as of October 5, 2012, is entered into by and between W&D INTERIM LENDER II LLC, a Delaware limited liability company (the “Borrower”), WALKER & DUNLOP, INC., a Maryland corporation (the “Guarantor”) and BANK OF AMERICA, N.A., a national banking association (in its capacity as a lender hereunder, “BoA”) and the other lending institutions which may become parties to this Agreement pursuant to Section 13.15 hereof (each individually a “Lender” and, collectively, “Lenders”) and BANK OF AMERICA, N.A., as administrative agent for itself and the Lenders (in such capacity, the “Administrative Agent”).

1.     THE CREDIT

1.1          The Commitments.  On the terms and subject to the conditions and limitations of this Agreement, including Exhibit I, Lenders, on a several (but not joint basis) agree, in their sole discretion, to make advances (“Warehousing Advances”) to Borrower during the Borrowing Period in an aggregate amount outstanding at any time up to their respective Commitment Amounts. During the Borrowing Period, Borrower may borrow, repay and reborrow in accordance with the provisions of this Agreement. The Lenders have no obligation to make Warehousing Advances in an aggregate amount outstanding at any time in excess of the Total Commitment Amount (assuming the funding of all Warehousing Advances under approved Approval Requests) or of any Sublimit. No Lender shall be obligated to make a Warehousing Advance to the extent that, after giving effect to such Warehousing Advance, such Lender’s Commitment Amount would be exceeded. While an Unmatured Default or Event of Default exists which has not been waived in writing by the Administrative Agent, Lenders may refuse to make any additional Warehousing Advances to Borrower. All Warehousing Advances under this Agreement constitute a single indebtedness, and all of the Collateral is security for the Warehousing Notes and for the payment and performance of this Agreement, all of the other Loan Documents and all of the Obligations. The aggregate amount of all Warehousing Advances outstanding from time to time hereunder may be hereinafter collectively referred to as the “Loan.”

1.2          Expiration of Commitments.  The Commitments of all of the Lenders hereunder to fund new Warehousing Advances shall expire on the Borrowing Expiration Date.

1.3          Warehousing Notes.  Warehousing Advances are evidenced by promissory notes payable by Borrower to each Lender in a maximum principal amount equal to such Lender’s Commitment Amount on the form prescribed by Administrative Agent (each a “Warehousing Note” and, collectively, the “Warehousing Notes”).  All terms and provisions of the Warehousing Notes are incorporated into this Agreement. The Borrower authorizes each Lender to make or cause to be made an appropriate notation on a schedule attached to such Warehousing Note reflecting (as the case may be) the funding of such Warehousing Advance or the receipt of such payment of principal. The failure of any Lender to maintain such a schedule or any errors thereon, if so maintained, shall in no way affect the Borrower’s obligations hereunder or under the applicable Warehousing Note, or Guarantor’s obligations under the Guaranty. The terms “Warehousing Note” and “Warehousing Notes” as used in this Agreement include all amendments, restatements, modifications or supplements thereof and substitutions therefor.

1.4          Replacement of Warehousing Note.  Upon receipt of an affidavit of an officer of a Lender as to the loss, theft, destruction or mutilation of a Warehousing Note or any other document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Warehousing Note or other document and receipt by Borrower of customary indemnification from such Lender, Borrower will issue, in lieu thereof, a replacement note or other security document in the same principal amount thereof and otherwise of like tenor.

2.     PROCEDURES FOR OBTAINING ADVANCES

2.1          Warehousing Advances.

(a)           Borrower shall deliver to Administrative Agent a request for approval (“Approval Request”), substantially in the form of Exhibit A, together with any and all information underlying or supporting the calculations set forth therein, on a Business Day that is at least ten (10) Business Days before the Business Day on which the Borrower desires the funding of a Warehousing Advance.  The Approval Request must be accompanied by the Credit Underwriting Documents.  The Administrative Agent will attempt to, within ten (10) Business Days after receipt of an Approval Request, the Credit Underwriting Documents and any other supporting documents that Administrative Agent may request, complete a review and analysis of the foregoing materials.  If Administrative Agent determines, in its sole discretion, that the subject Mortgage Loan and related Property conform in all respects with the applicable requirements of this Agreement, Administrative Agent may, in its sole discretion, approve a Warehousing Advance to fund the origination of such Mortgage Loan (subject to and on all applicable terms and conditions of this Agreement), by returning the Approval Request executed by Administrative Agent to the Borrower by written Notice, including e-mail. If Administrative Agent does not respond to the Approval Request within the time period set forth herein, the Approval Request shall be deemed denied.  After an Approval Request has been approved by Administrative Agent, Borrower must submit a Warehousing Advance Request to Administrative Agent in accordance with Section 2.1(b).  Upon not less than ten (10) Business Days’ prior Notice to Borrower and not affecting any Warehousing Advance Requests already received by the Administrative Agent, Administrative Agent may modify its form of Approval Request and any other document or requirement referred to in this Section 2.1(a) to conform to current legal requirements or Administrative Agent practices and, as so modified, those documents or requirements will become part of this Agreement.

(b)           To obtain a Warehousing Advance under this Agreement if approved as provided in Section 2.1(a), Borrower shall deliver to Administrative Agent a completed and signed request for a Warehousing Advance on the then current form approved by Administrative Agent (“Warehousing Advance Request”) no later than 12:00 p.m., two (2) Business Days before the Business Day on which Borrower desires the Warehousing Advance. Warehousing Advance Requests received by Administrative Agent after 12:00 p.m. on a Business Day will be deemed received on the following Business Day. Subject to the delivery of a Warehousing Advance Request and the satisfaction of the conditions set forth in Sections 5.1 and 5.2, Borrower, subject to the Administrative Agent and each Lender’s sole discretion, may obtain a Warehousing Advance under this Agreement upon compliance with the procedures set forth in this Section and in Exhibit C, including delivery to Administrative Agent of all Collateral Documents on the respective applicable dates required for such delivery.  Administrative Agent’s current form of Warehousing Advance Request is set forth on Exhibit B.  Upon not less than ten (10) Business Days’ prior Notice to Borrower and not affecting any Warehousing Advance Requests already received by Administrative Agent, Administrative Agent may modify its form of Warehousing Advance Request, and any other document or requirement referred to in this Section to conform to current legal requirements and/or customary practices of bridge mortgage warehousing lenders, and, as so modified, those documents or requirements will become part of this Agreement.

2.2          Discretionary Nature of Commitments.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN, OR IMPLIED BY, THE PROVISIONS OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (INCLUDING USE OF THE WORD COMMITMENT), ALL LOANS MADE AVAILABLE PURSUANT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE AT THE SOLE DISCRETION OF THE ADMINISTRATIVE AGENT AND THE LENDERS, WHO MAY ELECT NOT TO MAKE ANY ONE OR MORE LOANS AVAILABLE NOTWITHSTANDING THAT A PARTICULAR MORTGAGE LOAN OTHERWISE SATISFIES THE CRITERIA SET FORTH IN THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

2.3          Funding of Warehousing Advances.  Administrative Agent will fund each Warehousing Advance to Borrower’s Funding Account.

3.     INTEREST, PRINCIPAL AND FEES

3.1          Interest.

(a)           Interest on each Warehousing Advance shall accrue each day on the outstanding principal balance of each Warehousing Advance, and shall be: (i) payable (A) in arrears on each Interest Payment Date with respect thereto until the principal, together with all interest and other charges payable with respect to such Warehousing Advance, shall be fully paid, (B) on the Warehousing Maturity Date, and (C) as otherwise provided in this Agreement; and (ii) calculated on the basis of a 360 day year and the actual number of days elapsed. Except as set forth in Sections 3.1(c), 3.1(d) and 3.9(g), interest on each Warehousing Advance shall accrue at the Effective LIBOR Rate. Borrower shall not have the option to convert any LIBOR Loan to a loan of another type, including, without limitation, Base Rate Loans.

(b)           Administrative Agent’s determination of the Effective LIBOR Rate as of any determination date shall be conclusive and binding, absent manifest error.

(c)           If a Lender determines that:

(1)           by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Effective LIBOR Rate; or

(2)           the Effective LIBOR Rate will not adequately and fairly reflect the cost to such Lender of funding Warehousing Advances; or

(3)           as a result of a change in law after the Closing Date, the making or maintaining a LIBOR Loan has become unlawful or impracticable;

then such Lender shall give notice thereof to Administrative Agent and Borrower by telephone or telecopy as promptly as practicable thereafter and, until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such notice no longer exist (i) any new Warehousing Advance made thereafter shall be made and accrue interest at the Effective Base Rate, and (ii) the Loan (or any portion thereof) then accruing interest at the Effective LIBOR Rate shall bear interest at the Effective Base Rate. Administrative Agent’s or such Lender’s determination of the Base Rate as of any determination date shall be conclusive and binding, absent manifest error.

(d)           Upon the occurrence of an Event of Default which has not been waived in writing by the Administrative Agent, all outstanding Loans shall accrue interest at a rate that is, from time to time, the higher of the Effective Base Rate or the Effective LIBOR Rate (subject to Section 3.7).

3.2          Interest Limitation.  If, at any time, the rate of interest, together with all amounts which constitute or are deemed under any applicable law to constitute interest and which are reserved, charged or taken by Administrative Agent or any Lender as compensation for fees, services or expenses incidental to the making, negotiating or collecting of the Loan, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by Administrative Agent or any Lender to Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

3.3          Principal Payments.

(a)           Borrower shall pay to Administrative Agent, for the benefit of Lenders, the outstanding principal amount of each Warehousing Advance upon the earlier of the expiration of the Warehouse Period therefor, as set forth in Exhibit E, or the Warehousing Maturity Date.

(b)           Borrower may repay all or any portion of the Loan without premium or penalty at any time, provided that with each such prepayment Borrower pays all accrued and unpaid interest on the amount of such prepayment.

(c)           Borrower shall pay to Administrative Agent, for the benefit of Lenders, and Borrower authorizes Administrative Agent to charge Borrower’s Operating Account for, the amount of any outstanding Warehousing Advance against a specific Pledged Loan after the occurrence of any of the following events, such payment to be made within the time period set forth in this Section 3.3(c), and without the necessity of prior demand or Notice from Administrative Agent or any Lender:

(1)                                 On the day the Warehouse Period elapses for such Pledged Loan elapses;

(2)                                 Within three (3) Business Days after the Warehousing Advance is made, if such Pledged Loan to be funded by that Warehousing Advance is not closed and funded;

(3)                                 One (1) Business Day elapses from the date the Warehousing Advance is used to fund such Pledged Loan without receipt by Administrative Agent of the Collateral Documents relating to that Pledged Loan required to be delivered on that date, or any such Collateral Document, upon examination by Administrative Agent, is found not to be in compliance with the requirements of this Agreement, or, if Administrative Agent determines in its sole discretion that such non-compliance is curable and Borrower shall fail to replace such non-compliant Collateral Document with a corrected or completed Collateral Document compliant with such requirements within ten (10) Business Days after receiving Notice from the Administrative Agent (provided, however, that email notice in accordance with the term of Section 14 (Notices) shall be sufficient);

(4)                                 Ten (10) Business Days elapse without the return of any Collateral Document relating to such Pledged Loan delivered by Administrative Agent to Borrower under a Trust Receipt for correction or completion pursuant to Section 4.6 hereof;

(5)                                 Within ten (10) Business Days following the date on which such Pledged Loan is determined to have been originated based on untrue, incomplete or inaccurate information or otherwise to be subject to fraud, whether or not Borrower had knowledge of the misrepresentation, incomplete or incorrect information or fraud;

(6)                                 Within ten (10) Business Days following the date on which Borrower knows or receives Notice from Administrative Agent or a Lender, that (A) one or more of the representations and warranties set forth in Article 11 made with respect to such Pledged Loan or any Collateral Document relating thereto were inaccurate or incomplete in any material respect on any date when made or deemed made, or (B) Borrower has failed to perform or comply with any covenant, term or condition applicable to it set forth in Article 11, subject to applicable grace and notice provisions contained herein including in subsection 3 above with respect thereto;

(7)                                 On the earlier of the date such Pledged Loan (A) is in default and remains in default for a period of one hundred twenty (120) days or more, or (B) becomes subject to foreclosure or other judicial enforcement or insolvency proceedings, provided, however, that Administrative Agent shall permit Borrower to make a partial prepayment if (i) Administrative Agent has received an updated as-is appraisal in form and substance satisfactory to Administrative Agent, (ii) Administrative Agent has received updated Credit Underwriting

Documents in form and substance satisfactory to Administrative Agent, and (iii) after giving effect to such partial prepayment the Warehousing Advance relating to such Pledged Loan is in compliance with the applicable Advance Rate and Warehousing Advance Debt Service Coverage Ratio requirements set forth in Exhibit E;

(8)                                 Upon the sale, other disposition or prepayment in full of such Pledged Loan; or

(9)                                 Subject to any applicable cure period provided in Subsection 3 above, any of the Collateral Documents with respect to such Pledged Loan, upon examination by Administrative Agent, are found not to be in compliance with the requirements of this Agreement.

(d)                                 In addition to the payments required by Sections 3.3(a) and 3.3(c), if the principal amount of any Pledged Loan is prepaid in part while a Warehousing Advance is outstanding against the Pledged Loan, Borrower must pay to Administrative Agent, for the benefit of Lenders, within one (1) Business Day after Borrower’s receipt of such amount, without the necessity of prior demand or Notice from Administrative Agent or any Lender, and Borrower authorizes Administrative Agent to charge Borrower’s Operating Account for, the lesser of (x) the amount of such prepayment, or (y) the outstanding principal amount of such Warehousing Advance, the amount of the prepayment to be applied to the repayment of such Warehousing Advance; provided, however, if an (A) Event of Default then exists, any excess amount of such prepayment shall be paid to the Administrative Agent and applied to the Obligations, and (B) Unmatured Default then exists, any excess amount of such prepayment shall be retained in the Cash Collateral Account until either such Unmatured Default becomes an Event of Default (in which case such amount may be applied to the Obligations), or is cured (in which case such amount shall be released to Borrower.

(e)                                  The proceeds of the sale, prepayment, repayment, refinancing or other disposition of Pledged Loans must be paid directly to the Cash Collateral Account.  Borrower must give Notice to Administrative Agent in writing (or by telephone followed promptly by written Notice) of the Pledged Loans for which proceeds of the sale, prepayment, repayment, refinancing or other disposition have been received.  Upon receipt of Borrower’s Notice, Lender will apply any proceeds deposited into the Cash Collateral Account to the payment of the Warehousing Advances related to the Pledged Loans identified by Borrower in its Notice, and those Pledged Loans will be considered to have been redeemed from pledge to the extent the related Warehousing Advance has been paid in full, unless there has occurred either an Unmatured Default (provided, however, if such Unmatured Default does not become an Event of Default, the Pledged Loans will be thereupon considered redeemed) or Event of Default, in each case which has not been waived in writing by the Administrative Agent.  Administrative Agent and Lenders are entitled to rely upon Borrower’s affirmation that deposits in the Cash Collateral Account represent payments for the sale, prepayment, repayment, refinancing or other disposition of the Pledged Loans specified by Borrower in its Notice.  If the payment for the purchase of Pledged Loans is less than the outstanding Warehousing Advances against the Pledged Loans identified by Borrower in its Notice, Borrower shall pay to Administrative Agent, for the benefit of Lenders, and Borrower authorizes Administrative Agent to charge Borrower’s

Operating Account in, an amount equal to that deficiency.  As long as no Unmatured Default or Event of Default exists which has not been waived in writing by the Administrative Agent, Administrative Agent will transfer to Borrower’s Operating Account any excess payment received in respect of the sale, other disposition or refinancing of any Pledged Loan.

(f)                                   If the Warehousing Advance Debt Service Coverage with respect to any Pledged Loan is less than 1.2 to 1.0 as of any annual testing date for such Pledged Loan, Borrower shall prepay the related Warehousing Advance within ten (10) Business Days after Notice from Administrative Agent by at least an amount such that, if such prepayment had been made as of the applicable testing date, the Warehousing Advance Debt Service Coverage Ratio with respect to such Pledged Loan would have been at least 1.2 to 1.0.

(g)                                  If the amount of any Warehousing Advance with respect to any Eligible Loan exceeds the lesser of (i) 60% of the as is value of the underlying Mortgaged Property with respect to such Eligible Loan (based upon a third party MAI appraisal, reviewed and approved by the Administrative Agent and acceptable to the Borrower), or (ii) 75% of the Mortgage Note Amount advanced by the Borrower with respect to the applicable Mortgage Loan, as applicable, Borrower shall have thirty (30) Business Days after written notice from the Administrative Agent to pay to the Administrative Agent a sum sufficient to cause the foregoing deficiency to no longer exist.

3.4                               Fees.  Borrower shall pay to Administrative Agent, for its own account or for the account of the Lenders, as applicable, all Fees set forth in the Fee Letter as and when due as provided therein.

3.5                               Method of Making Payments.

(a)                                 All payments of interest, principal and fees shall be made in lawful money of the United States in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments: (i) by direct charge to the Operating Account of Borrower, (ii) by wire transfer to Administrative Agent; or (iii) by transfer from the Cash Collateral Account as provided herein. Payments shall be credited on the Business Day on which immediately available funds are received prior to 2:00 P.M., and payments received after 2:00 P.M. shall be credited to the Loan on the next Business Day. Payments which are by check, which Administrative Agent on behalf of the Lenders may at its option accept or reject, or which are not in the form of immediately available funds shall not be credited to the Loan until such funds become immediately available to Administrative Agent for the benefit of Lenders, and, with respect to payments by check, such credit shall be provisional until the item is finally paid by the payor bank. All payments shall be applied first to the payment of all fees, expenses, and other amounts due to the Administrative Agent and Lenders (excluding principal and interest), then to accrued interest, and then to the balance on account of outstanding principal; provided, however, that after the occurrence and during the continuation of an Event of Default which has not been waived in writing by the Administrative Agent, payments will be applied to the Obligations in such order as the Administrative Agent determines.

(b)                                 While an Event of Default exists which has not been waived in writing by the Administrative Agent, Borrower authorizes Administrative Agent to charge Borrower’s

Operating Account for any Obligations due and payable to Administrative Agent or any Lender, without the necessity of prior demand or notice from Administrative Agent.

3.6                               Billings.  Administrative Agent shall submit monthly billings reflecting payments due; provided; however, that any changes in the interest rate and in the outstanding amount of the Loan which occur between the date of billing and the due date may be reflected in adjustments in the billing for a subsequent month. Neither the failure of Administrative Agent to submit a bill, nor any error in any such bill, shall excuse Borrower from the obligation to make full payment of all Borrower’s payment obligations when due.

3.7                               Default Rate.  Administrative Agent shall have the option of imposing, and, if directed by Required Lenders shall impose, and Borrower shall pay Administrative Agent for the ratable benefit of Lenders, upon billing therefor, an interest rate which is four percent (4%) per annum above the Applicable Rate (“Default Rate”): (a) following any Event of Default, unless and until the Event of Default is waived by the Administrative Agent in writing or cured (if and to the extent cure is permitted hereunder or required by applicable law to be accepted by Administrative Agent and Lenders); and (b) after the expiration of the Warehousing Period for each Warehousing Advance.

3.8                               Late Charges.  Borrower shall pay Administrative Agent, for the ratable benefit of Lenders, upon billing therefor, a “Late Charge” equal to three percent (3%) of the amount of any payment of principal (other than principal due at the Warehousing Maturity Date or the date on which Administrative Agent accelerates the time for payment of the Loan after the occurrence of an Event of Default), interest or fees which are not paid within 10 days after the due date thereof. Late Charges are: (a) payable in addition to, and not in limitation of, the Default Rate; (b) intended to compensate Administrative Agent and Lenders for administrative and processing costs incident to late payments; (c) not interest; and (d) not subject to refund or rebate or credit against any other amount due.

3.9                               Additional Provisions Relating to Interest Rate.

(a)                                 If any Lender has reasonably determined, after the date hereof, that the adoption or the becoming effective of, or any change in, or any change by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy), then, upon Notice from such Lender to Administrative Agent and Borrower and delivery by such Lender of a statement setting forth the reduction in the rate of return experienced by such Lender and the amount necessary to compensate such Lender under this Section 3.9(a), Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. Each determination by a Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto.  In the event of the assessment of any amounts under this Section 3.9, Borrower may terminate this Agreement provided that prior to such termination becoming effective, Borrower shall repay all Obligations and any other amounts due hereunder or under any other Loan Documents, including, without limitation, any and all accrued and unpaid interest, fees, costs and expenses, amounts in respect of contingent indemnification obligations provided for under the Loan Documents and any amounts assessed under this Section 3.9.

(b)                                 Changes in the rate of interest resulting from the changes in either the Effective LIBOR Rate or the Base Rate shall take place immediately without prior notice or demand of any kind.

(c)                                  Any and all payments by Borrower to or for the account of Administrative Agent or Lenders hereunder shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on Administrative Agent’s or any Lender’s income, and franchise taxes imposed on it, by the jurisdiction under the laws of which Administrative Agent or any Lender is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”). Borrower also agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or from the execution or delivery of or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).

(d)                                 If Borrower shall be required by law to deduct any Taxes or Other Taxes from or in respect of any sum payable under this Agreement to Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.9(d)) Administrative Agent or such Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) Borrower shall furnish to Administrative Agent or such Lender, as applicable, at its address referred to in Section 13.1, the original or a certified copy of a receipt evidencing payment thereof.  To the extent that any amount paid by Borrower under this Section 3.9 is refunded or credited to Administrative Agent or any Lender, so long as no Unmatured Default or Event of Default has occurred and is continuing, Administrative Agent or such Lender shall promptly pay or credit Borrower in such amount; provided, however, if an Unmatured Default does not become an Event of Default, such amount shall thereupon be paid or credited to the Borrower.

(e)                                  Borrower agrees to indemnify Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.9) paid by Administrative Agent or such Lender and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, (ii) any other amounts payable under Section 3.9(d), and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant governmental authority. Payment under this Section 3.9(e) shall be made within thirty (30) days after the date Administrative Agent or any affected Lender makes a demand therefor.

(f)                                   Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrower (with a copy to Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treat)’ to which the United States of America is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECL (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal’ withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(g)                                  Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (x) any change in law shall make it unlawful for a Lender to make or maintain a LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to a LIBOR Loan or (y) at any time a Lender reasonably determines that the making or continuance of any of LIBOR Loans has become impracticable as a result of a contingency occurring after the date hereof which adversely affects the London interbank market or the position of such Lender in the London interbank market, then, by written notice to Borrower and Administrative Agent, such Lender may (i) declare that LIBOR Loans will not thereafter be made by such Lender hereunder, whereupon any request by Borrower for a LIBOR Loan shall be deemed a request for a Base Rate Loan unless such declaration shall be subsequently withdrawn; and (ii) require that all outstanding LIBOR Loans made by it be converted to Base Rate Loans, in which event all such LIBOR Loans shall be automatically converted to Base Rate Loans as of the effective date of such notice. In the event a Lender shall exercise its rights under clause (i) or (ii) of this paragraph, all payments and prepayments of principal which would otherwise have been applied to repay the LIBOR Loans that would have been made by such Lender or the converted LIBOR Loans shall instead be applied to repay the Base Rate Loans made in lieu of, or resulting from the conversion of, such LIBOR Loans.

3.10                        Continuing Authority of Authorized Representatives.  Administrative Agent and Lenders are authorized to rely upon the continuing authority of the Persons hereafter designated by Borrower (“Authorized Representatives”) to bind Borrower with respect to all matters pertaining to the Loan and the Loan Documents, including, the submission of Approval Requests and Warehousing Advance Requests, and certificates with regard thereto, instructions with regard to the Operating Account and, to the extent permitted under this Agreement, the Collateral, and matters pertaining to the procedures and documentation for Warehousing Advances. Such authorization may be changed only upon written Notice to Administrative Agent accompanied by evidence, reasonably satisfactory to Administrative Agent, of the authority of the person giving such notice and such notice shall be effective not sooner than five (5) Business Days following receipt thereof by Administrative Agent.  The Authorized Representatives as of the Closing Date are listed on Exhibit F. Administrative Agent shall have a right of approval, not to be unreasonably withheld or delayed, over the identity of the Authorized Representatives so as to assure Administrative Agent that each Authorized Representative is a responsible and senior official of Borrower.

3.11                        Charging Accounts.  Administrative Agent is hereby authorized, on or after the due date therefor, to charge the Funding Account, Operating Account and/or Cash Collateral Account for the amount of all principal and interest payments, Fees, and any other amounts from time to time due under this Agreement, the Warehousing Notes or the other Loan Documents and upon the occurrence of an Event of Default which has not been waived in writing by the Administrative Agent, Administrative Agent is hereby authorized on or after the due date, to charge such Funding Account, Operating Account, Cash Collateral Account and/or any other non-third party custodial deposit account of Borrower at Administrative Agent or any Lender, with the amount of all unpaid Fees, other fees, costs and expenses to which Administrative Agent and Lenders are entitled under this Agreement. Neither the failure of Administrative Agent or any Lender to so charge such account, nor the insufficiency of funds therein shall affect or limit Borrower’s obligation to make any required payment.

4.                                      COLLATERAL

4.1                               Grant of Security Interest.  As security for the payment of all Obligations under the Warehousing Notes, the payment of the Warehousing Advances and for the payment and performance of this Agreement, all of the other Loan Documents and all of Obligations, Borrower grants a first priority security interest to Administrative Agent, for itself and the benefit of Lenders, in all of Borrower’s right, title and interest in and to the following described property, whether now owned or hereafter acquired or arising after the date of this Agreement (the “Collateral”):

(a)                                 All amounts advanced by Administrative Agent or Lenders to or for the account of Borrower under this Agreement to fund the origination of a Mortgage Loan, until that Mortgage Loan is closed and those funds disbursed in accordance with the terms of this Agreement and the other Loan Documents;

(b)                                 All Mortgage Loans, including all Mortgage Notes, Mortgages and Security Agreements evidencing or securing those Mortgage Loans, that are delivered or caused to be delivered to Administrative Agent or any Lender (including delivery to a third party on behalf of Administrative Agent or Lenders) pursuant to this Agreement or in connection with the Obligations, or that otherwise come into the possession, custody or control of Administrative Agent or any Lender (including the possession, custody or control of a third party on behalf of the Administrative Agent or any Lender), or in respect of which any Lender has made a Warehousing Advance under this Agreement (collectively, “Pledged Loans”);

(c)                                  All assignments of Mortgages, Mortgage Notes, Security Agreements and any related agreement documents and instruments;

(d)                                 All private mortgage insurance and all commitments issued by FHA to insure or guarantee any Pledged Loans, and any commitment or other instruments issued by FHA in connection with any such Pledged Loans, and all proceeds from the sale of Pledged Loans, and all personal property, contract rights, servicing rights or contracts, including the Loan Servicing Agreement, and servicing fees and income or other proceeds, amounts and payments payable to Borrower as compensation or reimbursement, accounts, payments, intangibles and general intangibles of every kind relating to Pledged Loans, FHA commitments and private mortgage insurance and commitments relating to Pledged Loans, and all other documents or instruments relating to Pledged Loans, FHA commitments and private mortgage insurance, including any interest of Borrower in any fire, casualty or hazard insurance policies and any awards made by any public body or decreed by any court of competent jurisdiction for a taking or for degradation of value in any eminent domain proceeding as the same relate to Pledged Loans;

(e)                                  All escrow accounts, deposit accounts, cash collateral accounts, reserve accounts, disbursement accounts, documents, instruments, files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records (including all information, records, tapes, data, programs, discs and cards necessary or helpful in the administration or servicing of the Collateral referred to in this Article 4) and other information and data of Borrower relating to the Collateral described or referred to in this Article 4;

(f)                                   All cash, whether now existing or acquired after the date of this Agreement, delivered to or otherwise in the possession of Administrative Agent or any Lender or Administrative Agent’s or any Lender’s agent, bailee or custodian or designated on the books and records of Borrower as assigned and pledged to Administrative Agent or any Lender, including all cash or other property deposited in or credited to the Cash Collateral Account, the Operating Account and the Funding Account;

(g)                                  All Hedging Arrangements related to the Collateral described or referred to in this Article 4 (“Pledged Hedging Arrangements”) and Borrower’s accounts in which those Hedging Arrangements are held (“Pledged Hedging Accounts”), including all rights to payment arising under the Pledged Hedging Arrangements and the Pledged Hedging Accounts, except that Administrative Agent’s security interest in the Pledged Hedging Arrangements and Pledged Hedging Accounts applies only to benefits, including rights to payment, related to the Collateral referred to in this Article 4, but excludes any obligations or other liabilities with respect to any of the foregoing;

(h)                                 All guarantees or any other documents or property securing any of the foregoing;

(i)                                     The Funding Account, the Operating Account, and the Cash Collateral Account, including all cash or other deposits or other amounts at any time credited thereto, and any and all interest earned thereon;

(j)                                    All cash and non-cash proceeds of the Collateral referred to in this Article 4, including all dividends, distributions and other rights in connection with, and all additions to, modifications of and replacements for, and all products and proceeds of, the Collateral referred to in this Article 4, together with whatever is receivable or received when any of the Collateral referred to in this Article 4 or proceeds of the Collateral referred to in this Article 4 are sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including all rights to payment with respect to any cause of action affecting or relating to the Collateral referred to in this Article 4 or proceeds of any of the Collateral referred to in this Article 4; and

(k)                                 Any and all present and future accounts, chattel paper, electronic chattel paper, commercial tort claims, contract rights, deposit accounts, documents, equipment, general intangibles, instruments, intellectual property, inventory, investment property, letter of credit rights, supporting obligations, and all proceeds and products of the foregoing (as all of the foregoing terms may be used defined or referred to in the Uniform Commercial Code) arising from, related to or constituting all or a portion of the Collateral described or referred to in this Article 4, and all replacements to the foregoing.

4.2                               Maintenance of Collateral Records.  As long as the Commitments are outstanding or there remain any Obligations to be paid or performed under this Agreement or under any other Loan Document, Borrower shall preserve and maintain, at its chief executive office or principal place of business or in a regional office approved by Administrative Agent, or in the office of a computer service bureau engaged by Borrower and approved by Administrative Agent and, upon request, make available to Administrative Agent the originals, or copies in any case where the originals have been delivered to Administrative Agent, of the Mortgage Notes, Mortgages, Security Agreements, guaranties and other Collateral Documents included in Pledged Loans, and other and all related documents and instruments, and all files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data relating to the Collateral.

4.3                               Release of Security Interest in Pledged Loans.

(a)                                 Except as provided in Section 4.3(b) below, Administrative Agent, on behalf of Lenders, will release its security interest in the Pledged Loans only against payment to Administrative Agent for the benefit of Lenders of the Release Amount in connection with those Pledged Loans.

(b)                                 Administrative Agent has the exclusive right to possession of all Pledged Loans. Administrative Agent has no duty or obligation to deliver Pledged Loans to any Person or to credit Pledged Loans to the account of any Person or any Person’s designee except against payment for, or payment in full of and amounts outstanding under, those Pledged Loans.

(c)                                  If no Unmatured Default or Event of Default exists which has not been waived in writing by the Administrative Agent, Borrower may redeem a Pledged Loan from Administrative Agent’s security interest by notifying Administrative Agent of its intention to redeem the Pledged Loan from pledge and pay, or causes a purchaser of such Pledged Loan to pay, to Administrative Agent for the benefit of Lenders, for application as a prepayment on the principal balance of the Loan, the Release Amount in connection with the Pledged Loan, together with all accrued and unpaid interest thereon.

(d)                                 After an Unmatured Default or Event of Default occurs which has not been waived in writing by the Administrative Agent, Administrative Agent may, with no liability to Borrower or any Person, continue to release its security interest in any Pledged Loan against payment of the Release Amount for that Pledged Loan.

(e)                                  The amount to be paid by Borrower to obtain the release of Administrative Agent’s security interest in a Pledged Loan (“Release Amount”) will be (i) in connection with the sale of a Pledged Loan by Administrative Agent while an Event of Default has occurred which has not been waived in writing by the Administrative Agent, the amount paid to Administrative Agent for the benefit of Lenders in a commercially reasonable disposition of that Pledged Loan, and (ii) otherwise, until an Event of Default occurs which has not been waived in writing by the Administrative Agent, the principal amount of the Warehousing Advance outstanding against the Pledged Loan together with all accrued and unpaid interest thereon.

4.4                               Collection and Servicing Rights.

(a)                                 If no Event of Default has occurred or, as to any Event of Default, it has been waived in writing by the Administrative Agent, Borrower (or, if applicable pursuant to the Loan Servicing Agreement, the Servicer) may service and receive and collect directly all sums payable to Borrower in respect of the Collateral, other than proceeds of any sale of any Collateral. All proceeds of any sale of Collateral must be paid directly to the Cash Collateral Account for application as provided in this Agreement.

(b)                                 After an Event of Default has occurred which has not been waived in writing by the Administrative Agent, Administrative Agent or its designee is entitled to service and receive and collect all sums payable to Borrower in respect of the Collateral, and in such case (i) Administrative Agent or its designee in its discretion may, in its own name, in the name of Borrower or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but neither

Administrative Agent nor any Lender has any obligation to do so, (ii) Borrower or the Servicer shall, if Administrative Agent requests it to do so, hold in trust for the benefit of Lenders and immediately pay to Administrative Agent, for the benefit of Lenders, at its office designated by Notice, all amounts received by Borrower upon or in respect of any of the Collateral, advising Administrative Agent as to the source of those funds, and (iii) all amounts so received and collected by Administrative Agent for the benefit of Lenders will be held by it as part of the Collateral, subject to disposition in accordance with this Agreement and applicable law.

4.5                               Return of Collateral at End of Commitment.  If (a) the Commitments have expired or been terminated, and (b) no Warehousing Advances, interest or other Obligations are outstanding and unpaid, Administrative Agent will release its security interest and will deliver all Collateral in its possession to Borrower at Borrower’s expense. Borrower’s acknowledgement of receipt for any Collateral released or delivered to Borrower under any provision of this Agreement is a complete and full acquittance for the Collateral so returned, and Administrative Agent and Lenders are discharged from any liability or responsibility for such Collateral.

4.6                               Delivery of Collateral Documents.  If any Collateral Document is found by Administrative Agent not to be in compliance with the requirements of this Agreement, and Administrative Agent determines such noncompliance is curable, then so long as no Event of Default shall then have occurred, other than those resulting from such non-compliance and those Events of Default that have been waived in writing by the Administrative Agent, and Administrative Agent’s security interest therein will in no way be impaired, Administrative Agent shall, upon request of Borrower or Servicer, deliver such Collateral Document under a Trust Receipt to Borrower or Servicer, as the case may be, for correction or completion, such Collateral Document to be returned to Administrative Agent within ten (10) days after delivery to Borrower or Servicer under such Trust Receipt.

5.                                      CONDITIONS PRECEDENT

5.1                               Initial Advance.  The effectiveness of this Agreement, including any Lender’s making the initial Warehousing Advance, is subject to the satisfaction, in the discretion of Administrative Agent, of the following conditions precedent:

(a)                                 Administrative Agent must receive the following, all of which must be satisfactory in form and content to Administrative Agent:

(1)                                 This Agreement, each Warehousing Note, the Guaranty, the Pledge Agreement (together will all certificates, transfer powers, and other documents required to be delivered by Guarantor pursuant thereto), the Fee Letter, and any other Loan Documents, duly executed by Borrower, Guarantor, Servicer and any other appropriate or necessary party, as applicable;

(2)                                 (i) Borrower’s certificate of formation, together with all amendments, as certified by the Secretary of State of the State of Delaware, (ii) Borrower’s limited liability company agreement, together with all amendments, certified by the manager of Borrower, and (iii) certificates of good standing for Borrower dated within ten (10) days of the date of this Agreement;

(3)                                 A resolution of the manager and members of Borrower authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, each Approval Request, Warehousing Advance Request and all other agreements, instruments or documents to be delivered by Borrower under this Agreement;

(4)                                 A certificate as to the incumbency and authenticity of the signatures of the officers or other representatives of Borrower executing this Agreement and the other Loan Documents, and of the Authorized Representatives (Administrative Agent and Lenders being entitled to rely on that certificate until a new incumbency certificate has been furnished to Administrative Agent);

(5)                                 (i) Guarantor’s articles of incorporation and by-laws, together with all amendments, certified by the secretary of Guarantor, and (ii) certificates of good standing for Guarantor dated within ten (10) days of the date of this Agreement;

(6)                                 A resolution of the Board of Directors of Guarantor authorizing the execution, delivery and performance of this Agreement, the Guaranty, the Pledge Agreement, and all other agreements, instruments or documents to be delivered by Guarantor under this Agreement;

(7)                                 A certificate as to the incumbency and authenticity of the signatures of the officers or other representatives of Guarantor executing this Agreement, the Guaranty, the Pledge Agreement, and all other agreements, instruments or documents to be delivered by Guarantor under this Agreement (Administrative Agent and Lenders being entitled to rely on that certificate until a new incumbency certificate has been furnished to Administrative Agent);

(8)                                 Uniform Commercial Code, tax lien, litigation and other searches of the appropriate public records (a) for Borrower, that do not disclose the existence of any prior Lien on the Collateral other than in favor of Administrative Agent or as permitted under this Agreement, and (b) for the Guarantor;

(9)                                 Copies of Borrower’s or Servicer’s errors and omissions insurance policy, blanket bond coverage policy, fidelity bond coverage policy, and general commercial liability insurance policy insuring Borrower’s operations and premises, or certificates in lieu of such policies, showing compliance by Borrower as of the date of this Agreement with the provisions of Section 8.9 hereof;

(10)                          Receipt by Administrative Agent of the fees due on the date of this Agreement;

(11)                          An opinion from counsel for Borrower and Guarantor concerning, among other matters (i) the legal existence, good standing and, as applicable, qualification to do business of each of Borrower and Guarantor, (ii) the power and authority of each of Borrower and Guarantor to enter into and perform the Loan Documents to which each of them is a party, (iv) the authorization of the individuals executing and delivering Loan Documents on behalf of Borrower and Guarantor to do so, (v) the enforceability of the Loan Documents and Borrower’s and Guarantor’s respective obligations under the Loan Documents, (vi) the absence of any pending or threatened material litigation against Borrower or Guarantor, (vii) the validity and perfection of the Administrative Agent’s security interest in the Collateral, (viii) the non-contravention of Borrower’s and Guarantor’s respective obligations under the Loan Documents with their respective organizational documents or with material agreements or legal proceedings to which they are a party or by which they are bound, and (ix) such other matters as Administrative Agent reasonably shall request consistent with loan facilities similar to the loan facility established by this Agreement;

(12)                          Such financial statements and other information and projections as the Administrative Agent shall have reasonably requested;

(13)                          Administrative Agent shall have received and approved, in form and substance reasonably acceptable to Administrative Agent, the Loan Servicing Agreement and the Assignment of Loan Servicing Agreement; and

(14)                          Such other documents as Administrative Agent reasonably may require, duly executed and delivered, and evidence satisfactory to Administrative Agent of the occurrence of any further conditions precedent to the closing of the credit facility established hereby;

(b)                                 If Borrower is indebted to any of its directors, officers, shareholders or Affiliates as of the date of this Agreement, the Person to whom Borrower is indebted must have executed a subordination of debt agreement, on the form prescribed by Administrative Agent (each, a “Subordination of Debt Agreement”), and Administrative Agent must have received an executed copy of that Subordination of Debt Agreement, certified by the manager of Borrower to be true and complete and in full force and effect as of the date of the Warehousing Advance.

(c)                                  Administrative Agent shall be satisfied that (i) Borrower and Guarantor each has obtained all material and appropriate authorizations and approvals of all governmental authorities required for the due execution, delivery and performance by each of Borrower and Guarantor of the Loan Documents to which it is or will be a party and for the perfection of or the exercise by Administrative Agent of its rights and remedies under the Loan Documents, and (ii) the Loan and all transactions contemplated hereby, shall be in material compliance with, and Borrower and Guarantor each shall have obtained all material and appropriate approvals pertaining to, all applicable laws, rules, regulations and orders, including all governmental, environmental, ERISA retiree health benefits, workers’ compensation and other requirements, regulations and laws and shall not contravene any charter, by-law, debt instrument or other material contractual obligation of Borrower or Guarantor and their respective Subsidiaries.

(d)                                 Administrative Agent shall have filed such Uniform Commercial Code financing statements, in such jurisdictions, as Administrative Agent shall have determined, to be appropriate in order to perfect the security interest in the Collateral granted by Borrower pursuant to this Agreement or any other Loan Document.

(e)                                  Borrower shall have paid to the Administrative Agent (for its own account or for the account of the Lenders) all Fees payable on or before the Closing Date.

5.2                               Each Advance.  The effectiveness of this Agreement, including Administrative Agent’s and any Lender’s making of the initial and each subsequent Warehousing Advance, is subject to the satisfaction, as determined in the discretion of Administrative Agent, as of the date of each Warehousing Advance, of the following additional conditions precedent:

(a)                                 Borrower must have delivered to Administrative Agent the Approval Request, together with any and all information underlying or supporting the calculations set forth therein, the Warehousing Advance Request, the Credit Underwriting Documents, and the Collateral Documents required by, and must have satisfied the procedures set forth in, Article 2 and the Exhibits described in that Article. All items delivered to Administrative Agent must be satisfactory to Administrative Agent in form and content, and Administrative Agent may reject any item that does not satisfy the requirements of this Agreement.

(b)                                 Borrower must have deposited sufficient funds into the Funding Account such that the funds from the Funding Account, together with the requested Warehousing Advance, will enable Borrower to fund in its entirety the underlying Mortgage Loan(s).

(c)                                  Administrative Agent must have received evidence satisfactory to it as to the due filing and recording or continuation in all appropriate offices of all financing statements and other instruments, as well as such other matters or items as may be necessary to perfect the security interest of Administrative Agent in the Collateral under the Uniform Commercial Code or other applicable law.

(d)                                 The representations and warranties of Borrower contained in Article 6 and Article 10 must be accurate and complete in all material respects as if made on and as of the date of each Warehousing Advance (except for those which expressly relate to an earlier date, which shall be true and correct as of such earlier date).

(e)                                  Borrower must have performed all agreements to be performed by it under this Agreement and the other Loan Documents, the Loan Documents shall be satisfactory in substance and in form to Administrative Agent, Administrative Agent shall have received all information and such counterpart originals or certified or other copies of such documents as Administrative Agent may reasonably request, and after giving effect to the requested Warehousing Advance, no Unmatured Default or Event of Default will exist under this Agreement which has not been waived in writing by the Administrative Agent.

(f)                                   Guarantor must have performed all agreements to be performed by the Guarantor under the Loan Documents.

(g)                                  There shall not have been any material adverse change in the financial condition, business, operations, or assets of Borrower or Guarantor since the date of this Agreement which, in Administrative Agent’s good faith judgment, may jeopardize the ability of Borrower and Guarantor to perform fully their respective obligations under each applicable Loan Document.

(h)                                 Administrative Agent shall have received evidence satisfactory to it either (i) as to the due recording of a Collateral Assignment of Mortgage in the appropriate recording office, or (ii) from an authorized representative of the applicable title insurance company (the “Title Insurer”), that, in accordance with the Borrower’s closing instructions and the Agent’s escrow letter with such Title Insurer, (A) the Title Insurer is in possession of the fully executed Collateral Assignment, in recordable form for the applicable recording jurisdiction, (B) the Title Insurer is proceeding with the recording of the applicable Mortgage and the Collateral Assignment of Mortgage, and (C) the Borrower’s title insurance policy will be issued with gap coverage in the form required pursuant to the Borrower’s closing instructions and the Agent’s escrow letter, to contain the recording details for the Collateral Assignment of Mortgage, and to show no intervening Mortgages, no assignments of the applicable Mortgage, no discharge of applicable Mortgage, and no release of any property from the lien of the applicable Mortgage.

(i)                                     Administrative Agent shall have received payment of any Fees applicable to such Warehousing Advance.

(j)                                    Administrative Agent shall have received and approved such other documents and certificates as Administrative Agent may reasonably request, in form and substance reasonably satisfactory to Administrative Agent.

Delivery of a Warehousing Advance Request by Borrower will be deemed a representation by Borrower that all conditions set forth in this Section 5.2 have been satisfied as of the date of the Warehousing Advance.

6.                                      GENERAL REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants to Administrative Agent and Lenders, as of the date of this Agreement and, except to the extent relating to a specific date or as otherwise contemplated and permitted hereunder, as of the date of each Warehousing Advance Request, and as of the making of each Warehousing Advance, that:

6.1                               Place of Business.  Borrower’s principal place of business and chief executive office is 7501 Wisconsin Avenue, Suite 1200E, Bethesda, Maryland 20814.

6.2                               Organization; Good Standing; Subsidiaries.  Borrower is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has the full legal power and authority to own its property and to carry on its business as currently contemplated to be conducted. Borrower is duly qualified to do business and is in good standing in each jurisdiction in which the intended transaction of its business makes qualification necessary, except in jurisdictions, if any, where a failure to be in good standing will not have a material adverse effect on Borrower’s business, operations, assets, or financial condition as a whole. For the purposes of this Agreement, good standing includes qualification for all licenses and payment of all taxes required in the jurisdiction of its incorporation and in each jurisdiction in which Borrower transacts business. Borrower has no Subsidiaries.

6.3                               Authorization and Enforceability.  Borrower has the due power and authority to execute, deliver and perform this Agreement, the Warehousing Notes and other Loan Documents to which Borrower is party and to make the borrowings under this Agreement. The execution, delivery and performance by Borrower of this Agreement, the Warehousing Notes and the other Loan Documents to which Borrower is party and the making of the borrowings under this Agreement, and the Warehousing Notes have been duly and validly authorized by all necessary limited liability company action on the part of Borrower (none of which actions has been modified or rescinded, and all of which actions are in full force and effect) and do not and will not (a) conflict with or violate any provision of law, of any judgments binding upon Borrower, or of the certificate of formation or limited liability company agreement of Borrower, or (b) conflict with or result in a breach of, constitute a default or require any consent under, or result in or require the acceleration of any indebtedness of Borrower under, any agreement, instrument or indenture to which Borrower is a party or by which Borrower or its property may be bound or affected, or result in the creation of any Lien upon any property or assets of Borrower (other than the Lien on the Collateral granted under this Agreement). This Agreement, the Warehousing Notes and the other Loan Documents constitute the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other such laws affecting the enforcement of creditors’ rights and general principles of equity.

6.4                               Approvals.  The execution and delivery of this Agreement, the Warehousing Notes and the other Loan Documents and the performance of Borrower’s obligations under this Agreement, the Warehousing Notes and the other Loan Documents and the validity and enforceability of this Agreement, the Warehousing Notes and the other Loan Documents do not require any license, consent, approval or other action of any state or federal agency or governmental or regulatory authority other than those that have been obtained and remain in full force and effect.

6.5                               Financial Condition.

(a)                                 The balance sheet of Borrower as of each Statement Date, and the related statements of income, cash flows and changes in members’ equity for the fiscal period ended on each Statement Date, furnished to Administrative Agent and any Lender, fairly present in all material respects the financial condition of Borrower on an individual basis as at that Statement Date and the results of its operations for the fiscal period ended on that Statement Date. As of each Statement Date, Borrower does not have any known material liabilities, direct or indirect, fixed or contingent, matured or unmatured, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said financial statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Borrower except as previously disclosed to Administrative Agent in writing. Said financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. Since the most recent Statement Date, there has been no material adverse change in the business, operations, assets, or financial condition of Borrower, nor is Borrower aware of any state of facts that (with or without notice or lapse of time, or both) would or could result in any such material adverse change. All schedules and reports furnished by, or with respect to, Borrower to Administrative Agent and any Lender, including schedules of Contingent Liabilities and off balance sheet transactions, were true, accurate and complete in all material respects, and did not omit any information necessary in order to make any provided information not misleading in any material respect.

(b)                                 Borrower has no assets, Indebtedness or Contingent Liabilities other than the Pledged Loans, (ii) obligations under this Agreement, the Warehousing Notes and the other Loan Documents, and (iii) obligations under the Loan Servicing Agreement.

6.6                               Litigation.  There are no actions, claims, suits or proceedings pending or, to Borrower’s knowledge, threatened or reasonably anticipated against or affecting Borrower in any court or before any arbitrator or before any government commission, board, bureau or other administrative agency that, if adversely determined, may reasonably be expected to result in a material adverse change in Borrower’s business, operations, assets, or financial condition as a whole, or that would affect the validity or enforceability of this Agreement, the Warehousing Notes or any other Loan Document.

6.7                               Compliance with Laws.  Borrower is not in violation of any provision of any law, or of any judgment, award, rule, regulation, order, decree, writ or injunction of any court or public regulatory body or authority that could result in a material adverse change in Borrower’s business, operations, assets, or financial condition as a whole or that would affect the validity or enforceability of this Agreement, the Warehousing Notes or any other Loan Document.

6.8                               Regulations T, U and X.  Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Warehousing Advance made under this Agreement will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

6.9                               Investment Company Act.  Borrower is not an “investment company” or controlled by an “investment company” within the meaning of the Investment Company Act.

6.10                        Payment of Taxes.  Borrower has timely filed all required federal, state and local income, excise, property or other tax returns prior to the Closing Date and the date of each Warehousing Advance Request, as applicable, and paid all taxes shown thereon to be payable.

6.11                        Agreements.  Borrower is not a party to any agreement, instrument or indenture or subject to any restriction materially and adversely affecting its business, operations, assets, or financial condition. Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or other document, except where a default would not have a material adverse effect on the Borrower’s business, operations, assets, or financial condition as a whole.

6.12                        Title to Properties.  Borrower has no properties or assets, except as set forth in Section 6.5(b) hereof.

6.13                        ERISA.  Borrower has no Plans.

6.14                        No Retiree Benefits.  Except as required under Section 4980B of the Internal Revenue Code, Section 601 of ERISA or applicable state law, Borrower is not obligated to provide post-retirement medical or insurance benefits with respect to employees.

6.15                        Assumed Names.  Borrower does not and will not originate Mortgage Loans or otherwise conduct business under any names other than its legal name, and has not failed and will not fail to hold and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person. Borrower has not identified and will not identify any Affiliate as a division or part of it.

6.16                        Special Purpose Entity.  Borrower is, and has been at all times prior to the date hereof, a Special Purpose Entity.

7.                                      GENERAL REPRESENTATIONS AND WARRANTIES OF GUARANTOR

Guarantor represents and warrants to Administrative Agent and Lenders, as of the date of this Agreement and, except to the extent relating to a specific date or as otherwise contemplated and permitted hereunder, as of the date of each Warehousing Advance Request, and as of the making of each Warehousing Advance, that:

7.1                               Place of Business.  Guarantor’s principal place of business and chief executive office is 7501 Wisconsin Avenue, Suite 1200E, Bethesda, Maryland 20814.

7.2                               Organization; Good Standing; Subsidiaries.  Guarantor is a corporation duly formed, validly existing and in good standing under the laws of the State of Maryland, and has the full legal power and authority to own its property and to carry on its business as currently contemplated to be conducted. Guarantor is a corporation qualified to do business and is in good standing in each jurisdiction in which the intended transaction of its business makes qualification necessary, except in jurisdictions, if any, where a failure to be in good standing will not have a material adverse effect on Guarantor’s business, operations, assets, or financial condition as a whole. For the purposes of this Agreement, good standing includes qualification for all licenses and payment of all taxes required in the jurisdiction of its incorporation and in each jurisdiction in which Guarantor transacts business.

7.3                               Authorization and Enforceability.  Guarantor has the due power and authority to execute, deliver and perform this Agreement, the Guaranty, and the Pledge Agreement. The execution, delivery and performance by Guarantor of this Agreement, the Guaranty, and the Pledge Agreement have been duly and validly authorized by all necessary corporate action on the part of Guarantor (none of which actions has been modified or rescinded, and all of which actions are in full force and effect) and do not and will not (a) conflict with or violate any provision of law, of any judgments binding upon Guarantor, or of the articles of incorporation, by-laws or other governing documents of the Guarantor, or (b) conflict with or result in a breach of, constitute a default or require any consent under, or result in or require the acceleration of any indebtedness of Guarantor under, any agreement, instrument or indenture to which Guarantor is a party or by which Guarantor or its property may be bound or affected, or result in the creation of any Lien upon any property or assets of Guarantor. The Guaranty and the Pledge Agreement each constitutes the legal, valid and binding obligations of Guarantor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other such laws affecting the enforcement of creditors’ rights and general principles of equity.

7.4                               Approvals.  The execution and delivery of this Agreement and the other Loan Documents and the performance of Guarantor’s obligations under this Agreement and the other Loan Documents and the validity and enforceability of this Agreement and the other Loan Documents do not require any license, consent, approval or other action of any state or federal agency or governmental or regulatory authority other than those that have been obtained and remain in full force and effect.

7.5                               Financial Condition.  The balance sheet of Guarantor and its Subsidiaries included on a consolidated basis in Guarantor’s unaudited financial statements as of each Statement Date and in Guarantor’s Audited Statements as of each Audited Statement Date, and the related statements of income, cash flows and changes in stockholders’ equity for the fiscal period ended on such Statement Date or Audited Statement Date, as applicable, furnished to Administrative Agent and any Lender, fairly present in all material respects the financial condition of Guarantor and such Subsidiaries, on a consolidated basis, as at that Statement Date or Audited Statement Date, as applicable, and the results of their operations for the fiscal period ended on that Statement Date or Audited Statement Date, as applicable. As of each Statement Date or Audited Statement Date, as applicable, Guarantor and its Subsidiaries included on a consolidated basis in Guarantor’s financial statements do not have any known material liabilities, direct or indirect, fixed or contingent, matured or unmatured, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said financial statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Guarantor and such Subsidiaries, except as previously disclosed to Administrative Agent in writing. Said financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. Since the Statement Date or Audited Statement Date, as applicable, there has been no material adverse change in the business, operations, assets, or financial condition of Guarantor and its Subsidiaries included on a consolidated basis in Guarantor’s unaudited financial statements or Audited Statements, as applicable, nor is Guarantor aware of any state of facts that (with or without notice or lapse of time, or both) would or could result in any such material adverse change. All schedules and reports furnished by, or with respect to, Guarantor and its Subsidiaries included on a consolidated basis in Guarantor’s unaudited financial statements or Audited Statements to Administrative Agent and any Lender, including schedules of Contingent Liabilities and off balance sheet transactions, were true, accurate and complete in all material respects, and did not omit any information necessary in order to make any provided information not misleading in any material respect.

7.6                               Litigation.  There are no actions, suits, proceedings, investigations, claims or disputes pending or, to the best knowledge of the Guarantor, threatened, at law, in equity, in arbitration, in any court, or before any arbitrator or before any government commission, board, bureau or other administrative agency or before any governmental authority, by or against Guarantor, or any of its Subsidiaries, or against any of its or their respective properties or revenues that, either individually or in the aggregate, if determined adversely, could reasonably be expected to result in a material adverse change in Guarantor’s business, operations, assets, or financial condition as a whole, or that would affect the validity or enforceability of this Agreement or any other Loan Document, except as disclosed in filings of the Guarantor made with the United States Securities and Exchange Commission prior to June 8, 2012.

7.7                               Compliance with Laws.  Guarantor is not in violation of any provision of any law, or of any judgment, award, rule, regulation, order, decree, writ or injunction of any court or public regulatory body or authority that could result in a material adverse change in Guarantor’s business, operations, assets, or financial condition as a whole or that would affect the validity or enforceability of this Agreement or any other Loan Document.

7.8                               Payment of Taxes.  Guarantor has timely filed all required federal, state and local income, excise, property or other tax returns prior to the Closing Date and the date of each Warehousing Advance Request, as applicable, and paid all taxes shown thereon to be payable.

8.                                      AFFIRMATIVE COVENANTS

As long as the Commitments are outstanding or there remain any Obligations to be paid or performed under this Agreement or under any other Loan Document:

8.1                               Payment of Obligations.  Borrower and Guarantor shall punctually pay or cause to be paid all Obligations, including the Obligations payable under this Agreement, the other Loan Documents and under the Warehousing Notes, in accordance with their terms.

8.2                               Financial Statements.  Borrower and Guarantor shall deliver or cause to be delivered to Administrative Agent:

(a)                                 As soon as available, and in any event within sixty (60) days after the end of each Calendar Quarter of Borrower and Guarantor, interim statements of income and cash flow of Borrower for the period from the beginning of the fiscal year to the end of that Calendar Quarter, and the related balance sheet as at the end of that Calendar Quarter, all in reasonable detail, subject, however, to year-end audit adjustments.

(b)                                 As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, (i) consolidated and consolidating fiscal year-end statements of income, changes in equity and cash flow of Borrower for that year, and the related balance sheet as of the end of that year (setting forth in comparative form the corresponding figures for the preceding fiscal year), all in reasonable detail and accompanied by any management letters, management reports or other supplementary comments or reports delivered by those accountants to Borrower, and (ii) Borrower’s federal and state tax returns.

(c)                                  As soon as available, and in any event within sixty (60) days after the end of each Calendar Quarter of Guarantor, year-to-date interim statements of income and cash flow of Guarantor and its Subsidiaries, on a consolidated basis, for the period from the beginning of the fiscal year to the end of that Calendar Quarter, and the related balance sheet as at the end of that Calendar Quarter, all in reasonable detail, subject, however, to year-end audit adjustments.

(d)           As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Guarantor, fiscal year-end statements of income, changes in shareholders’ equity and cash flow of Guarantor for that year, the related balance sheet as of the end of that year (setting forth in comparative form the corresponding figures for the preceding fiscal year), and a schedule of Contingent Liabilities of Guarantor and its Subsidiaries, on a consolidated and consolidating basis, as of the end of that fiscal year, all in reasonable detail and accompanied by (x) an opinion as to those financial statements in form and substance satisfactory to Administrative Agent and prepared by independent certified public accountants of recognized standing reasonably acceptable to Administrative Agent, and (y) if then available, or otherwise within fifteen (15) days of receipt by Guarantor, any management letters, management reports or other supplementary comments or reports delivered by those accountants to Guarantor.

(e)           Copies of all regular or periodic financial and other reports that Guarantor or Servicer files with the Securities and Exchange Commission or any successor governmental agency or other entity.

(f)            Information required to be delivered pursuant to Sections 8.2(a)-(e) shall be deemed to have been delivered on the date on which the Guarantor posts such information on the Guarantor’s website on the Internet at http://www.walkerdunlop.com or at the appropriate Guarantor designated website at http://www.sec.gov.  For the avoidance of doubt, information with respect to the Borrower must be provided on a stand-alone, unconsolidated basis.

(g)           Together with each delivery of financial statements required by this Section 8.2, for each of Borrower and Guarantor, a Compliance Certificate substantially in the form of Exhibit D-l or Exhibit D-2, respectively.

8.3          Other Reports.  Borrower shall deliver or cause to be delivered to Administrative Agent:

(a)           As soon as available, and in any event within sixty (60) days after the end of each Calendar Quarter, a consolidated report (“Servicing Portfolio Report”) as of the end of the Calendar Quarter, as to all Pledged Loans the servicing rights to which are owned by Borrower or Servicer (specified by investor type, recourse and non-recourse).  The Servicing Portfolio Report must be in similar form as previously presented to Administrative Agent (or as Administrative Agent otherwise may agree), and must, at a minimum indicate which Pledged Loans (i) are current and in good standing, (ii) are more than sixty (60) days past due, (iii) are the subject of pending bankruptcy or foreclosure proceedings, or (iv) have been converted (through foreclosure or other proceedings in lieu of foreclosure) into real estate owned by Borrower, and include, by Mortgage Loan type (x) weighted average coupon, (y) weighted average maturity, and (z) weighted average servicing fee.

(b)           As soon as available, and in any event within one hundred twenty (120) days after the end of each Calendar Year, a consolidated loan production report (including Servicer and Borrower) as of the end of that Calendar Year, presenting the total dollar volume of Mortgage Loans originated by Guarantor, Servicer and Borrower during that Calendar Year, specified by property type and loan type.

(c)           As soon as available, and in any event within sixty (60) days after the end of each Calendar Quarter, a default and delinquency report with respect to all Pledged Loans, in form and to contain such detail as shall be prescribed by Administrative Agent.

(d)           Within sixty (60) days of the end of each Calendar Quarter, a report on each Pledged Loan owned or serviced by Borrower specifying (i) Property occupancy levels, (ii) Property Cash Flow, (iii) and status concerning satisfaction of permanent loan financing criteria (including the projected date upon which such criteria will be fully satisfied), (iv) the Property Debt Service Coverage Ratio and (v) such other matters as requested by Administrative Agent.

(e)           If requested by the Administrative Agent from time to time, Borrower shall obtain and provide to Administrative Agent a valuation of any one or more of the Mortgaged Properties with respect to Pledged Loans, such valuation to be performed by a third-party appraiser acceptable to Administrative Agent.  Borrower shall be solely responsible for one such appraisal for each Mortgaged Property during any twelve (12) month period, and for all such appraisals if there has occurred an Event of Default which has not been waived in writing by the Administrative Agent.

(f)            With reasonable promptness, all further information regarding the business, operations, properties, financial condition or prospects of Borrower, the Guarantor and the Collateral as Administrative Agent or any Lender may reasonably request, including financial schedules, supporting materials, and reports.

8.4          Maintenance of Existence; Conduct of Business.  Borrower and Guarantor shall preserve and maintain Borrower’s and Guarantor’s existence in good standing and all of their rights, privileges, licenses and franchises necessary or desirable in the normal conduct of their business, conduct their businesses in an orderly and efficient manner, and maintain a net worth of acceptable assets.

8.5          Compliance with Applicable Laws.  Borrower and Guarantor shall comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, a breach of which could result in a material adverse change in Borrower’s or Guarantor’s business, operations, assets, financial condition or prospects as a whole or on the enforceability of this Agreement, the Warehousing Notes, any other Loan Document or any Collateral.

8.6          Inspection of Properties and Books; Operational Reviews.  Borrower shall permit Administrative Agent and any Lender (and their authorized representatives) to discuss the business, operations, assets, financial condition and prospects of Borrower with Borrower’s officers, agents and employees, and to examine and make copies or extracts of Borrower’s books of account, all at such reasonable times as Administrative Agent or such Lender may request, and provide its accountants with a copy of this Agreement promptly after its execution and authorize and instruct them to answer candidly all questions that the officers of Administrative Agent, any Lender or any authorized representatives of Administrative Agent or any Lender may address to them in reference to the financial condition or affairs of Borrower. Borrower may have its representatives in attendance at any meetings held between the officers or other representatives of Administrative Agent or any Lender and Borrower’s accountants under this authorization.  Borrower shall also permit Administrative Agent and any Lender (and their authorized representatives) access to Borrower’s premises and records for the purpose of conducting a review of Borrower’s general mortgage business methods, policies and procedures, auditing its loan files and reviewing the financial and operational aspects of Borrower’s business; provided, however, if no Event of Default has occurred which has not been waived in writing by the Administrative Agent, such reviews shall be limited to no more than two (2) reviews in a twelve-month period. Borrower shall be responsible for any costs or expenses incurred by Administrative Agent in connection with the exercise of rights under this section.

8.7          Notice.  Borrower and Guarantor, as applicable, shall give prompt Notice to Administrative Agent of (a) any action, suit or proceeding instituted by or against Borrower or Guarantor in any federal or state court or before any commission or other regulatory body (federal, state or local, domestic or foreign), which action, suit or proceeding has potential damages, fines or money penalties at issue in excess of $250,000 as to Borrower, or $1,500,000 as to Guarantor, or any such proceedings threatened against Borrower or Guarantor in a writing containing the details of that action, suit or proceeding; (b) the filing, recording or assessment of any federal, state or local tax Lien against Borrower or any of its assets, or, if in an amount greater than $100,000, against Guarantor or any of its assets; (c) an Event of Default; (d) an Unmatured Default that continues for more than four (4) days; and (e) any other action, event or condition of any nature that reasonably could be expected to lead to or result in a material adverse change in the business, operations, assets, financial condition or prospects of Borrower or Guarantor.

8.8          Payment of Debt, Taxes and Other Obligations.  Borrower shall pay, perform and discharge, or cause to be paid, performed and discharged, all of the obligations and indebtedness of Borrower, all taxes, assessments and governmental charges or levies, imposed upon Borrower or upon its income, receipts or properties before those obligations, indebtedness, taxes, assessments and governmental charges or levies become past due if failure to do so would result in a material adverse effect on the Borrower’s business, operations, assets, financial condition or prospects as a whole, and all lawful claims for labor, materials and supplies or otherwise that, if unpaid, could become a Lien or charge upon any of their properties or assets.

8.9          Insurance.  Borrower shall maintain, or cause Servicer to maintain with respect to Mortgage Loans and other assets owned by Borrower and serviced or otherwise managed by Servicer, blanket bond coverage, fidelity bond coverage, and errors and omissions insurance or mortgage impairment insurance, and general commercial liability insurance for Borrower’s premises and operations, with such companies and in such amounts as is customarily carried by similar businesses, and liability insurance and fire and other hazard insurance on its tangible properties, in each case with responsible insurance companies acceptable to Administrative Agent, in such amounts and against such risks as is customarily carried by similar businesses operating in the same location.  Within thirty (30) days after Notice from Administrative Agent, obtain such additional insurance as Administrative Agent may reasonably require, all at the sole expense of Borrower. Copies of such policies shall be promptly furnished to Administrative Agent without charge.

8.10        Closing Instructions.  Borrower shall indemnify and hold Administrative Agent and Lenders harmless from and against any loss, including reasonable attorneys’ fees and costs, attributable to the failure of any title insurance company, agent or attorney to comply with Borrower’s or Servicer’s disbursement or instruction letter relating to any Mortgage Loan. Administrative Agent has the right to pre-approve Borrower’s or Servicer’s choice of title insurance company, agent or attorney and Borrower’s or Servicer’s disbursement or instruction letter to them in any case in which Borrower intends to obtain a Warehousing Advance against the Mortgage Loan to be created at settlement or to pledge that Mortgage Loan as Collateral under this Agreement.

8.11        Subordination of Certain Indebtedness.  Borrower shall cause any indebtedness of Borrower to any member, manager or other Affiliate of Borrower or to Guarantor to be subordinated to the Obligations by the execution and delivery to Administrative Agent of a Subordination of Debt Agreement, on the form prescribed by Administrative Agent and certified by the manager of Borrower to be true and complete and in full force and effect.

8.12        Other Obligations.  Borrower shall perform all material obligations under the terms of each loan agreement by which Borrower is bound or to which any of its property is subject.

8.13        Use of Proceeds of Warehousing Advances.  Borrower shall use the proceeds of each Warehousing Advance solely for the purpose of funding Eligible Loans against the pledge of those Eligible Loans as Collateral which proceeds, for the avoidance of doubt, may not be used to fund or refinance any Mortgage Loan previously funded or financed by the Guarantor or any of its Affiliates or Subsidiaries.

8.14        Special Purpose Covenants.  Borrower shall be a Special Purpose Entity at all times.

8.15        Maintenance of Escrow Deposits.  To better enable Administrative Agent to monitor Borrower’s Mortgage Loan servicing activities, Borrower shall deposit and maintain escrow depository accounts with the Administrative Agent.

8.16        Material Agreements.  Borrower will not amend, modify, waive or terminate any terms or conditions of any Material Agreement without the prior written consent of Administrative Agent, and shall perform its obligations thereunder.

9.                                      NEGATIVE COVENANTS OF BORROWER

As long as the Commitments are outstanding or there remain any Obligations to be paid or performed, Borrower shall not, either directly or indirectly, without the prior written consent of Administrative Agent, Lenders or Required Lenders (as the case may be):

9.1          Restrictions on Indebtedness; Contingent Liabilities.  Create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness or Contingent Liabilities, other than:

(a)           Indebtedness to Administrative Agent and Lenders arising under any of the Loan Documents;

(b)           Current liabilities of Borrower incurred in the ordinary course of business, but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(c)           Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 8.8 hereof;

(d)           Endorsements for collection, deposit or negotiation in the ordinary course of Borrower’s business; and

(e)           Subordinated Debt, subject to Sections 8.11 and 9.6.

9.2          Restrictions on Liens, Etc.  Except in connection with Borrower’s origination, sale and refinancing from time to time of Mortgage Loans and related assets in the ordinary course of business as intended to be conducted on the Closing Date, Borrower shall not (a) create or incur or suffer to be created or incurred or to exist any Lien of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) except in the ordinary course, transfer any of its property or assets or the income or profits therefrom for the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it, other than Indebtedness to Administrative Agent and Lenders arising hereunder or the other Loan Documents, that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper, instruments or other assets, with or without recourse; provided, however, that Borrower may create or incur or suffer to be created or incurred or to exist:

(a)           Liens on properties to secure taxes, assessments and other government charges or claims for labor, material or supplies in respect of obligations not overdue or which are being contested in good faith by appropriate proceedings and for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such lien is not yet subject to foreclosure, sale, collection, levy or loss on account thereof);

(b)           Deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

(c)           Liens in favor of Administrative Agent under the Loan Documents;

(d)           Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds;

(e)           With respect to real property acquired upon foreclosure of Mortgages, easements, rights-of-way, restrictions (including zoning restrictions), matters of plat, minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes.

9.3          Restrictions on Fundamental Changes.  Except with Administrative Agent’s consent, Borrower shall not:

(a)           Consolidate with, merge with or into, or enter into any analogous reorganization or transaction with any Person;

(b)           Amend or otherwise modify its certificate of formation, limited liability company agreement or other governing documents in any material respect;

(c)           Liquidate, wind up or dissolve (or suffer any liquidation or dissolution), or prepare to do any of the foregoing;

(d)           Cease actively to engage in the business of purchasing and originating Mortgage Loans or make any other material change in the nature or scope of the business in which Borrower engages as of the date of this Agreement;

(e)           Sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) all or any substantial part of Borrower’s business or assets, whether now owned or acquired after the Closing Date, other than sales of Mortgage Loans by Borrower in the ordinary course of business, but only and to the extent not otherwise prohibited by this Agreement; or

(f)            File a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest.

9.4          Subsidiaries.  Form or acquire any Person that would thereby become a Subsidiary.

9.5          Accounting Changes.  Borrower shall not make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year. If any changes in GAAP would result in any material deviation in the method of calculating and results of testing Borrower’s compliance with any financial covenant hereunder, such financial covenant shall continue to be calculated and tested as if such change in GAAP had not occurred, unless otherwise specifically agreed in writing by Administrative Agent after full disclosure by Borrower.

9.6          Deferral of Subordinated Debt.  Except if paid from Cash Flow, pay any Subordinated Debt of Borrower, if any, in advance of its stated maturity or, after an Unmatured

Default or Event of Default under this Agreement has occurred which has not been be waived in writing by the Administrative Agent, make any payment of any kind on any Subordinated Debt of Borrower until all of the Obligations have been paid and performed in full and any applicable preference period has expired.

9.7          Distributions to Members.  Declare or pay any dividends or otherwise declare or make any distribution to Borrower’s members (including any purchase or redemption of membership interests) if an Unmatured Default or Event of Default exists which has not been be waived in writing by the Administrative Agent or would occur as a result of the dividend or distribution.

9.8          Transactions with Affiliates.  Directly or indirectly merge or consolidate with or purchase or acquire substantially all assets from Affiliates.

9.9          Material Agreements.  Enter into, amend, modify, waive or terminate any terms or conditions of any Material Agreement without the prior written consent of the Administrative Agent.

10.                               NEGATIVE COVENANTS OF GUARANTOR

As long as the Commitments are outstanding or there remain any Obligations to be paid or performed, Guarantor shall not, either directly or indirectly, without the prior written consent of Administrative Agent, Lenders or Required Lenders (as the case may be):

10.1        Restrictions on Fundamental Changes.  Except with Administrative Agent’s consent, Guarantor shall not:

(a)           Consolidate with, merge with or into, or enter into any analogous reorganization or transaction with any Person;

(b)           Liquidate, wind up or dissolve (or suffer any liquidation or dissolution), or prepare to do any of the foregoing;

(c)           Sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) all or any substantial part of Guarantor’s business or assets, whether now owned or acquired after the Closing Date, other than in the ordinary course of business; or

(d)           File a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest.

10.2        Accounting Changes.  Guarantor shall not make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement or any other Loan Document, and either Guarantor or Administrative Agent shall so request, Administrative Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Administrative Agent and the Required Lenders); provided that, unless and until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (b) Guarantor shall provide to Administrative Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

If any changes in GAAP would result in any material deviation in the method of calculating and results of testing Guarantor’s compliance with any financial covenant hereunder, such financial covenant shall continue to be calculated and tested as if such change in GAAP had not occurred, unless otherwise specifically agreed in writing by Administrative Agent after full disclosure by Guarantor.

10.3        Financial Covenants. The Guarantor shall not, directly or indirectly, fail to maintain the Financial Covenants set forth on Schedule 10.3 hereto.

11.                               SPECIAL REPRESENTATIONS, WARRANTIES AND COVENANTS CONCERNING COLLATERAL

11.1        Special Representations and Warranties Concerning Warehousing Collateral.  Borrower represents and warrants to Administrative Agent and Lenders, as of the date of this Agreement and as of the date of each Warehousing Advance Request and the making of each Warehousing Advance, that:

(a)           Borrower is the legal and equitable owner and holder, free and clear of all Liens (other than Liens granted or permitted under this Agreement) of the Collateral, including the Pledged Loans. All Pledged Loans have been duly authorized and validly issued, and all of the foregoing items of Collateral comply with all of the requirements of this Agreement, and have been and will continue to be validly pledged or assigned to Administrative Agent, subject to no Liens other than the Liens granted or permitted under this Agreement.

(b)           Borrower has, and will continue to have, the full right, power and authority to pledge the Collateral pledged and to be pledged by it under this Agreement.

(c)           Each Mortgage Loan and each related document included in the Pledged Loans (i) has been duly executed and delivered by the parties to such Mortgage Loan and that related document, (ii) has been made in compliance with all applicable laws, rules and regulations (including all laws, rules and regulations relating to usury), (iii) is and will continue to be a legal, valid and binding obligation, enforceable in accordance with its terms, without setoff, counterclaim or defense in favor of the mortgagor under such Mortgage Loan or any other obligor on the Mortgage Note, (iv) has not been modified or amended, and no requirements of such Mortgage Loan have been waived except in a writing that is part of the Collateral

Documents, and (v) complies and will continue to comply with the terms of this Agreement and the Underwriting Guidelines, unless waived by the Administrative Agent.

(d)           Each Pledged Loan is (or with respect to the Mortgage Loan subject to the particular Warehousing Advance Request, will be) secured by a Mortgage on real property and improvements located in one of the states of the United States or the District of Columbia.

(e)           Each Pledged Loan has been (or with respect to the Mortgage Loan subject to the particular Warehousing Advance Request, will be) closed and funded with the Warehousing Advance made against it, unless such Pledged Loan is to be subject to multiple draws by the borrower thereof.

(f)            Each Pledged Loan has been (or with respect to the Mortgage Loan subject to the particular Warehousing Advance Request, will be) fully advanced (either directly to the mortgage borrower or into escrow) in the face amount of its Mortgage Note.

(g)           Each Pledged Loan is (or with respect to the Mortgage Loan subject to the particular Warehousing Advance Request, will be) a First Mortgage Loan.

(h)           Each Pledged Loan has or will have a title insurance policy in ALTA Form (including a commitment to issue a policy after the particular Warehousing Advance Request) from a recognized title insurance company insuring the priority of the Lien of the Mortgage and otherwise acceptable to Administrative Agent, in its discretion.

(i)            Each Mortgaged Property has been appraised in accordance with USPAP and Title XI of FIRREA, if applicable.

(j)            The Mortgage Note for each Pledged Loan is (i) payable or endorsed to the order of Borrower, (ii) an “instrument” within the meaning of Article 9 of the Uniform Commercial Code of all applicable jurisdictions and (iii) is denominated and payable in United States dollars.

(k)           On the date of any Warehousing Advance, no monetary or other default exists with respect to the Mortgage Loan being financed with such Warehousing Advance on such date, and such Mortgage Loan otherwise is in material compliance with all other provisions of the documents evidencing such Mortgage Loan.

(l)            To the best of Borrower’s knowledge, after due inquiry, no party to a Mortgage Loan or any related document is in violation of any applicable law, rule or regulation that would impair the collectability of the Mortgage Loan, the enforceability of any insurance policy or claim or the performance by the mortgagor or any other obligor of its obligations under the Mortgage Note or any related document.

(m)          All fire and casualty policies covering the real property and improvements encumbered by each Mortgage included in the Pledged Loans (i) name and will continue to name Borrower (or Servicer) and its successors and assigns as the insured under a standard mortgagee clause, (ii) are and will continue to be in full force and effect, (iii) afford and will continue to afford insurance against fire and such other risks as are usually insured against in the broad form of extended coverage insurance generally available, and (iv) comply in all respects with the requirements of the permanent loan program for which the subject Mortgaged Property is targeted.

(n)           Pledged Loans secured by real property and improvements located in a special flood hazard area designated as such by the Director of the Federal Emergency Management Agency are and will continue to be covered by special flood insurance under the National Flood Insurance Program.

(o)           Each Pledged Loan provides for periodic payments of all accrued interest on the Mortgage Loan on at least a monthly basis.

(p)           Unless otherwise approved in writing by Administrative Agent, neither Borrower, Guarantor, nor any of Borrower’s or Guarantor’s Affiliates (i) has any ownership interest, right to acquire any ownership interest (except as may arise upon exercise of remedies under the Pledged Loans) or equivalent economic interest in any Mortgaged Property securing a Pledged Loan, or the mortgagor under the Mortgage securing a Pledged Loan, or any other obligor on the Mortgage Note for such Pledged Loan, or (ii) is a managing member, general partner or otherwise, directly or indirectly, in control of any such mortgagor or obligor.

(q)           The original Collateral Assignment of Mortgage and of UCC financing statements delivered to Administrative Agent for each Pledged Loan are in recordable form and comply with all applicable laws and regulations governing the filing and recording of such documents, and have been or will be duly recorded and/or filed.

(r)            To Borrower’s knowledge, none of the mortgagors, guarantors or other obligors of any Pledged Loan is a Person named in any Restriction List and to whom the provision of financial services is prohibited or otherwise restricted by applicable law.

(s)            Each Pledged Loan is a Pledged Loan as to which Borrower has conducted its customary due diligence and review, including review of the financial condition of the obligor under the related Mortgage Note and inspection of the improved real property subject to the Mortgage, and such customary due diligence and review have not revealed facts that would adversely affect collectability of the Pledged Loan.

(t)            Each Pledged Loan has been underwritten with the expectation that, at or prior to the stated maturity thereunder, the Mortgaged Property will be eligible for a Mortgage Loan under FHA standards for insured permanent Mortgage Loans on Multifamily Properties, or under Fannie Mae or Freddie Mac standards, with any current deviations from the foregoing specifically identified in the Credit Underwriting Documents.

(u)           Each Mortgage Loan satisfies the terms, conditions and requirements of an Eligible Loan.

(v)           The amount of the Warehousing Advance does not, at the time such Warehousing Advance is made, exceed the lesser of (i) 75% of the amount of the Mortgage Note

Amount of the Mortgage Loan against which such Warehousing Advance is being made, and (ii) 60% of the as-is appraised value of the Mortgage Property securing such Mortgage Loan based on a third party MAI appraisal reviewed and approved by Administrative Agent.

(w)                               The maximum principal amount which may be advanced by Borrower pursuant to the terms of the Mortgage Loan against which a Warehousing Advance is being made will not result in either (i) an Underlying Loan-to-Value Ratio of greater than 80% (whether or not the Mortgage Loan is financing the acquisition of the related Mortgaged Property), or (ii) a Loan-to-Cost Ratio of greater than 90% (where the Mortgage Loan is financing the acquisition of the related Mortgaged Property).

(x)                                 If any portion of the improvements to the Mortgaged Property is designated for repairs, renovation, or rehabilitation (i) the details thereof are set forth in the related Credit Underwriting Documents, and (ii) the cost of such work is not budgeted to and will not be permitted to exceed 15% of the Cost of the Mortgaged Property.

(y)                                 As of the date of the closing of the Mortgage Loan against which a Warehousing Advance is being made, and as of the date such Warehousing Advance is made: (i) the Underlying Debt Service Coverage Ratio for the Mortgaged Property securing such Mortgage Loan is being made is at least 1.0 to 1.0, after giving effect to any cash funded interest reserve (as reflected in the closing settlement statement to be furnished to the Administrative Agent with the Approval Request for the Warehousing Advance), and (ii) the pro forma Property NOI of such Mortgaged Property as of the maturity date of such Mortgage Loan (as set forth in projections to be provided by Borrower to Administrative Agent with the related Approval Request) is sufficient to qualify for the permanent Fannie Mae, Freddie Mac or FHA Mortgage Loan for which such Mortgage Loan is targeted by Borrower (as identified in the related Approval Request).

(z)                                  As of the date of closing of the Mortgage Loan against which a Warehousing Advance is being made and as of the date such Warehousing Advance is made the Warehousing Advance Debt Service Coverage Ratio must be at least 1.20 to 1.00, after giving effect to any cash funded interest reserve (as reflected in the closing settlement statement to be furnished to the Administrative Agent with the Approval Request for the Warehousing Advance).

(aa)                          The proceeds of the Mortgage Loan against which a Warehousing Advance is being made will be used to either (i) purchase the related Mortgaged Property and for related costs and expenses, or (ii) to refinance an existing Mortgage Loan and related costs and expenses, but in no event to provide cash for distribution to the mortgagor (i.e., such Mortgage Loan is not a “cash out” transaction).

11.2                        Special Affirmative Covenants Concerning Warehousing Collateral.  As long as the Commitments are outstanding or there remain any Obligations to be paid or performed under this Agreement or under any other Loan Document, Borrower shall:

(a)                                 Warrant and defend the right, title and interest of Administrative Agent and Lenders in and to the Collateral against the claims and demands of all Persons.

(b)                                 Cause all Pledged Loans to be serviced in accordance with the Loan Servicing Agreement, including taking all actions necessary to enforce the obligations of the obligors under such Mortgage Loans, and cause all escrow funds collected in respect of Pledged Loans to be held in trust, without commingling the same with non-custodial funds, and apply them for the purposes for which those funds were collected.

(c)                                  Execute and deliver to Administrative Agent with respect to the Collateral those further instruments of sale, pledge, assignment or transfer, and those powers of attorney, as required by Administrative Agent, and do and perform all matters and things necessary or desirable to be done or performed, for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded Administrative Agent and Lenders under this Agreement.

(d)                                 Compare the names of every mortgagor, guarantor and other obligor of every Mortgage Loan, together with appropriate identifying information concerning those Persons obtained by Borrower, against every Restriction List, and make reasonably certain that none of the mortgagors, guarantors or other obligors of any Mortgage Loan is a Person named in any Restriction List and to whom the provision of financial services is prohibited or otherwise restricted by applicable law.

(e)                                  Review the Underwriting Guidelines periodically to confirm that those policies and procedures are being complied with in all material respects and are adequate to meet Borrower’s business objectives.

(f)                                   Within thirty (30) days after each anniversary of the last day of the calendar month in which a Warehousing Advance was made, deliver, or cause to be delivered by the Servicer, all detailed operating information with respect to the related Mortgaged Property and the calculation of such Mortgaged Property’s Property NOI as of such date on a trailing twelve (12) month basis, sufficient for Administrative Agent to determine the Warehousing Debt Service Coverage Ratio as of such testing date.

11.3                        Special Negative Covenants Concerning Warehousing Collateral.  As long as the Commitments are outstanding or there remain any Obligations to be paid or performed, Borrower shall not, either directly or indirectly, without the prior written consent of the Administrative Agent.

(a)                                 Amend or modify, or waive any of the terms and conditions of, or settle or compromise any claim in respect of, any Pledged Loans.

(b)                                 Sell, transfer or assign, or grant any option with respect to, or pledge any Pledged Loan, any of the Collateral or any interest in any of the Collateral, unless the same is undertaken in repayment of the Warehousing Advance relating to such Pledged Loan or Collateral.

(c)                                  Make any compromise, adjustment or settlement in respect of any of the Collateral, unless the same is undertaken in repayment in full of the Warehousing Advance relating to such Collateral, or accept anything other than cash in payment or liquidation of the Collateral.

(d)                                 Permit the Warehousing Advance Debt Service Coverage Ratio for any Mortgage Loan against which a Warehousing Advance is outstanding to at any time be less than 1.2 to 1.0, to be tested annually, commencing with the first anniversary of the last day of the calendar month in which such Warehousing Advance was made, after giving effect to any retesting after any prepayment of such Warehousing Advance pursuant to Section 3.3(f).

12.                               DEFAULTS; REMEDIES

12.1                        Events of Default.  The occurrence of any of the following is an event of default (“Event of Default”):

(a)                                 Borrower shall fail to pay any principal and interest of the Loan when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment, or shall fail to pay any other Obligation upon the expiration of any applicable grace or cure period.

(b)                                 Borrower or Guarantor shall fail to pay, or default in the payment of any principal or interest on, any other Indebtedness or Contingent Liability exceeding $500,000 in the case of Borrower or $1,500,000 in the case of Guarantor, within any applicable grace period, or any of the foregoing breaches or defaults with respect to any other material term of any other Indebtedness or Contingent Liability or of any loan agreement, mortgage, indenture or other agreement relating to that Indebtedness or Contingent Liability, if the effect of that breach or default is to cause or to permit the holder or holders of that Indebtedness or Contingent Liability (or a trustee on behalf of such holder or holders) to cause, Indebtedness or Contingent Liability of Borrower in the aggregate amount of $500,000, or of Guarantor in the aggregate amount of $1,500,000, to become or be declared due before its stated maturity (upon the giving or receiving of notice, lapse of time, both, or otherwise), and such breach is not cured within ten (10) Business Days of its occurrence.

(c)                                  Borrower or Guarantor fails to perform or comply with any term or condition applicable to it contained in (i) Article 9 or Article 10 or (ii) any Section of Article 8, provided, however, in the case of this clause (ii), (x) if the Administrative Agent determines in its reasonable discretion that such failure relates to a non-material reporting or administrative obligation and such failure is capable of being cured within ten (10) days, Borrower and Guarantor shall have ten (10) days to cure such breach, and (y) Sections 8.2 or 8.3, and the Administrative Agent determines in its reasonable discretion that such failure is capable of being cured within thirty (30) days, Borrower and Guarantor shall have thirty (30) days to cure such breach.

(d)                                 Any representation or warranty made or deemed made by Borrower or Guarantor in this Agreement or any other Loan Document or in any written statement or certificate at any time given by Borrower or any Guarantor is inaccurate or incomplete in any material respect on the date as of which it is made or deemed made.

(e)                                  Borrower or Guarantor shall default in the performance of or compliance with any term contained in this Agreement or any other Loan Document, other than those referred to in Sections 12.1(a), 12.1(c) or 12.1(d), above, and such default has not been remedied or waived within thirty (30) days after the earliest of (i) receipt by Borrower of Notice from Administrative Agent of that default, (ii) receipt by Administrative Agent of Notice from Borrower of that default or (iii) the date Borrower should have notified Administrative Agent of that default under Section 8.7(c) or 8.7(d).

(f)                                   An “event of default” (however defined) occurs under any other agreement between or among Borrower or Guarantor and Administrative Agent (in any capacity) or any Lender (other than this Agreement and the other Loan Documents), and such “event of default” has not been remedied or waived within any applicable cure period,

(g)                                  A case (whether voluntary or involuntary) is filed by or against Borrower or Guarantor under any applicable bankruptcy, insolvency or other similar federal or state law; provided, however, it shall not be an Event of Default hereunder if an involuntary case is filed against Borrower or Guarantor and is being diligently contested unless the same has not been discharged, stayed or dismissed within sixty (60) days from filing; or a court of competent jurisdiction appoints a receiver (interim or permanent), liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or Guarantor or over all or a substantial part of their respective properties or assets; or Borrower or Guarantor (i) consents to the appointment of or possession by a receiver (interim or permanent), liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or Guarantor or over all or a substantial part of their respective properties or assets, (ii) makes an assignment for the benefit of creditors, or (iii) fails, or admits in writing its inability, to pay its debts as those debts become due.

(h)                                 Any money judgment, writ or warrant of attachment or similar process involving an amount in excess of $500,000 as to Borrower is entered or filed or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or five (5) days before the date of any proposed sale under that money judgment, writ or warrant of attachment or similar process.

(i)                                     Any order, judgment or decree decreeing the dissolution of Borrower or Guarantor is entered and remains undischarged or unstayed for a period of twenty (20) days.

(j)                                    Borrower purports to disavow the Obligations, or contests the validity or enforceability of any Loan Document.

(k)                                 Guarantor purports to disavow its obligations under this Agreement, the Guaranty, or the Pledge Agreement, or contests the validity or enforceability of any Loan Document, including this Agreement, the Guaranty, and the Pledge Agreement.

(l)                                     Administrative Agent’s security interest on any portion of the Collateral becomes unenforceable or otherwise impaired.

(m)                             A material adverse change occurs in Guarantor’s financial condition, business, assets, or operations, or in Guarantor’s ability to repay the Obligations.

(n)                                 Any Lien for any taxes, assessments or other governmental charges in excess of $50,000 (i) is filed against Borrower or any of its property, or is otherwise enforced against Borrower or any of its property, or (ii) obtains priority that is equal to or greater than the priority of Administrative Agent’s security interest in any of the Collateral, and, in any case, has not been released, bonded-over or subordinated within thirty (30) calendar days.

(o)                                 Guarantor ceases to both (i) own, directly, 100% of the member interest of Borrower, and (ii) be the sole manager of, and to control, Borrower.

For the avoidance of doubt, an Event of Default will not be deemed to have occurred unless and until any applicable Notice or cure periods, as set forth above in this Section 12.1, or elsewhere in this Agreement, including those set forth in Section 3.3(c), have expired without the cure of the related Unmatured Default or the payment in full of all of the Obligations.

12.2                        Remedies.

(a)                                 If an Event of Default described in Section 12.1(g) occurs with respect to Borrower, the Commitment will automatically terminate and the unpaid principal amount of and accrued interest on the Warehousing Notes and all other Obligations will automatically become due and payable, without presentment, demand or other Notice or requirements of any kind, all of which Borrower expressly waives.

(b)                                 If any other Event of Default occurs, Administrative Agent may, or at the direction of Required Lenders shall, by Notice to Borrower, terminate the Commitment and declare the Obligations to be immediately due and payable.

(c)                                  If any Event of Default occurs, Administrative Agent may, or at the direction of Required Lenders shall, also take any of the following actions:

(1)                                 Foreclose upon or otherwise enforce its security interest in any Lien on the Collateral in any manner permitted by law or provided for in the Loan Documents.

(2)                                 Notify all obligors under any of the Collateral that the Collateral has been assigned to Administrative Agent on behalf of Lenders (or to another Person designated by Lenders) and that all payments on that Collateral are to be made directly to Administrative Agent (or such other Person); settle, compromise or release, in whole or in part, any amounts any obligor or other Person owes on or with respect to any of the Collateral on terms acceptable to Administrative Agent; enforce payment and prosecute any action or proceeding involving any of the Collateral; and, where any Collateral is in default, foreclose on and enforce any Liens securing that Collateral in any manner permitted by law and sell any property acquired as a result of those enforcement actions.

(3)                                 Prepare and submit for filing Uniform Commercial Code amendment statements evidencing the assignment to Administrative Agent for the benefit of

Lenders or its designee of any Uniform Commercial Code financing statement filed in connection with any item of Collateral.

(4)                                 Act, or contract with a third party to act, at Borrower’s expense, as servicer or subservicer of Collateral requiring servicing, and perform all obligations required under any Collateral, including Servicing Contracts.

(5)                                 Require Borrower to assemble and make available to Administrative Agent the Collateral, and all related books and records at a place designated by Administrative Agent.

(6)                                 Enter onto property where any Collateral or related books and records are located and take possession of those items with or without judicial process, and obtain access to Borrower’s data processing equipment, computer hardware and software relating to the Collateral and use all of the foregoing and the information contained in the foregoing in any manner Administrative Agent deems necessary for the purpose of enforcing its rights under this Agreement and any other Loan Document.

(7)                                 Before the disposition of the Collateral, prepare it for disposition in any manner and to the extent Administrative Agent deems appropriate.

(8)                                 Exercise all rights and remedies of a secured creditor under the Uniform Commercial Code of the Commonwealth of Massachusetts or other applicable law, including selling or otherwise disposing of all or any portion of the Collateral at one or more public or private sales, whether or not the Collateral is present at the place of sale, for cash or credit or future delivery, on terms and conditions and in the manner as Administrative Agent may determine. Borrower waives any right it may have to prior notice of the sale of all or any portion of the Collateral, to the fullest extent allowed by applicable law. If notice is required under applicable law, Administrative Agent will give Borrower not less than ten (10) days’ notice of any public sale or of the date after which any private sale may be held. Borrower agrees that ten (10) days’ notice is reasonable notice. Administrative Agent may, without notice or publication, adjourn any public or private sale one or more times by announcement at the time and place fixed for the sale, and the sale may be held at any time or place announced at the adjournment. In the case of a sale of all or any portion of the Collateral on credit or for future delivery, the Collateral sold on those terms may be retained by Administrative Agent until the purchaser pays the selling price or takes possession of the Collateral. Neither Administrative Agent nor any Lender shall have any liability to Borrower if a purchaser fails to pay for or take possession of Collateral sold on those terms, and in the case of any such failure, Administrative Agent may, or at the direction of Required Lenders shall, sell the Collateral again upon notice complying with this Section.

(9)                                 Instead of or in conjunction with exercising the power of sale authorized by Section 12.2(c)(1)(H), Administrative Agent may, or at the direction of Required Lenders shall, proceed by suit at law or in equity to collect all amounts due on the Collateral, or to foreclose Administrative Agent’s Lien on and sell all or any portion of the Collateral pursuant to a judgment or decree of a court of competent jurisdiction.

(10)                          Proceed against Borrower on the Warehousing Notes or against Guarantor under either or both of the Guaranty and the Pledge Agreement, and in all cases under this Agreement.

(11)                          Retain all excess proceeds from the sale or other disposition of the Collateral (“Liquidation Proceeds”), and apply them to the payment of the Obligations under Section 12.3.

(d)                                 Neither Administrative Agent nor any Lender shall incur any liability as a result of the commercially reasonable sale or other disposition of all or any portion of the Collateral at any public or private sale or other disposition. Borrower waives (to the fullest extent permitted by law) any claims it may have against Administrative Agent or any Lender arising by reason of the fact that the price at which the Collateral may have been sold at a private sale was less than the price that Administrative Agent or any Lender might have obtained at a public sale, or was less than the aggregate amount of the outstanding Warehousing Advances, accrued and unpaid interest on those Warehousing Advances, and unpaid fees, even if Administrative Agent or any Lender accepts the first offer received and does not offer the Collateral to more than one offeree. Borrower agrees that any sale of Collateral or any other disposition of Collateral arranged by Administrative Agent or any Lender, whether before or after the occurrence of an Event of Default, will be deemed to have been made in a commercially reasonable manner.

(e)                                  Borrower acknowledges that Mortgage Loans are collateral of a type that is the subject of widely distributed standard price quotations, and Borrower agrees that Administrative Agent may purchase Pledged Loans at a private sale of such Collateral.

(f)                                   Borrower specifically waives and releases (to the fullest extent permitted by law) any equity or right of redemption, stay or appraisal that Borrower has or may have under any rule of law or statute now existing or adopted after the date of this Agreement, and any right to require Administrative Agent or any Lender to (i) proceed against any Person, (ii) proceed against or exhaust any of the Collateral or pursue its rights and remedies against the Collateral in any particular order, or (iii) pursue any other remedy within its power. Neither Administrative Agent nor any Lender is required to take any action to preserve any rights of Borrower against holders of mortgages having priority to the Lien of any Mortgage or Security Agreement included in the Collateral, or to preserve Borrower’s rights against other prior parties.

(g)                                  Administrative Agent may, but is not obligated to, advance any sums or do any act or thing necessary to uphold or enforce the Lien and priority of, or the security intended to be afforded by, any Mortgage or Security Agreement included in the Collateral, including payment of delinquent taxes or assessments and insurance premiums. All advances, charges, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by Administrative Agent or any Lender in exercising any right, power or remedy conferred by this Agreement, or in the enforcement of this Agreement, together with interest on those amounts at the Default Rate, from the time paid by Administrative Agent or any Lender until repaid by Borrower, are deemed to be principal outstanding under this Agreement and the Warehousing Notes.

(h)                                 No failure or delay on the part of Administrative Agent or any Lender to exercise any right, power or remedy provided in this Agreement or under any other Loan Document, at law or in equity, will operate as a waiver of that right, power or remedy. No single or partial exercise by Administrative Agent or any Lender of any right, power or remedy provided under this Agreement or any other Loan Document, at law or in equity, precludes any other or further exercise of that right, power, or remedy by Administrative Agent or any Lender, or Administrative Agent’s or any Lender’s exercise of any other right, power or remedy. Without limiting the foregoing, Borrower waives all defenses based on the statute of limitations to the fullest extent permitted by law. The remedies provided in this Agreement and the other Loan Documents are cumulative and are not exclusive of any remedies provided at law or in equity.

(i)                                     Borrower grants Administrative Agent and Lenders a license or other right to use, without charge, Borrower’s computer programs, other programs, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any of the Collateral and Borrower’s rights under all licenses and all other agreements related to the foregoing inure to Administrative Agent’s and each Lender’s benefit until the Obligations are paid in full.

12.3                        Application of Proceeds.  Administrative Agent may apply the proceeds of any sale, disposition or other enforcement of Administrative Agent’s Lien on all or any portion of the Collateral to the payment of the Obligations in the order Administrative Agent determines in its sole discretion (subject to the terms of Section 13.12(e) hereof). From and after the indefeasible payment to Administrative Agent and Lenders of all of the Obligations, any remaining proceeds of the Collateral will be paid to Borrower, or to its successors or assigns, or as a court of competent jurisdiction may direct. If the proceeds of any sale, disposition or other enforcement of the Collateral are insufficient to cover the costs and expenses of that sale, disposition or other enforcement and payment in full of all Obligations, Borrower and Guarantor are each jointly and severally liable for the deficiency.

12.4                        Administrative Agent Appointed Attorney-in-Fact.  Borrower appoints Administrative Agent its attorney-in-fact, with full power of substitution, for the purpose of carrying out the provisions of this Agreement, the Warehousing Notes and the other Loan Documents and taking any action and executing any instruments that Administrative Agent deems necessary or advisable, to accomplish that purpose. Borrower’s appointment of Administrative Agent as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, Administrative Agent may give notice of its Lien on the Collateral to any Person, either in Borrower’s name or in its own name, endorse all Pledged Loans payable to the order of Borrower, prepare and submit for filing Uniform Commercial Code amendment statements with respect to any Uniform Commercial Code financing statements filed in connection with any item of Collateral or receive, endorse and collect all checks made payable to the order of Borrower representing payment on account of the principal of or interest on, or the proceeds of sale of, any of the Pledged Loans and give full discharge for those transactions.

12.5                        Right of Set-Off.  Borrower hereby grants to Administrative Agent and each Lender, and each of their respective Affiliates and Subsidiaries, a continuing lien, security interest and right of setoff as security for all Obligations to Administrative Agent and each Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody safekeeping or control of Administrative Agent or any Lender, or any of their Affiliates or Subsidiaries and their respective successors and assigns or in transit to any of them, other than third-party custodial, escrow or other trust accounts maintained by Borrower at Administrative Agent or any Lender or any of their respective Affiliates or Subsidiaries. At any time upon or after the occurrence of an Event of Default which has not been waived in writing by the Administrative Agent, without demand or notice (any such notice being expressly waived by Borrower), Administrative Agent or any Lender may or any of their respective Affiliates or Subsidiaries setoff the same or any part thereof and apply the same to the Obligations even though unmatured and regardless of the adequacy of any other collateral securing the Loan. ANY AND ALL RIGHTS TO REQUIRE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY OF THEIR AFFILIATES OR SUBSIDIARIES TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

13.                               THE ADMINISTRATIVE AGENT AND THE LENDERS

13.1                        Appointment of Administrative Agent.  Each Lender hereby irrevocably designates and appoints Bank of America, N.A. as administrative agent of such Lender to act as specified herein and in the other Loan Documents, and each such Lender hereby irrevocably authorizes the Administrative Agent to take such actions, exercise such powers and perform such duties as are expressly delegated to or conferred upon the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such upon the express conditions contained in this Article 12. The provisions of this Article 12 (other than those provisions specifically conferring a benefit or right in favor of Borrower) are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor Guarantor shall have any rights as a third party beneficiary of any of the provisions hereof.

13.2                        Administration of Loan by Administrative Agent.

(a)                                 The Administrative Agent shall be responsible for administering the Loan on a day-to-day basis. In the exercise of such administrative duties, the Administrative Agent shall use the same diligence and standard of care that is customarily used by the Administrative Agent with respect to similar loans held by the Administrative Agent solely for its own account.

(b)                                 Administrative Agent shall examine the Pledged Loans delivered by or on behalf of Borrower hereunder to determine whether the subject Mortgage Loan: (i) includes the documents and instruments to be delivered for each Mortgage Loan required pursuant to Section 2.1 and the applicable Exhibits, (ii) conforms with the requirements of this Agreement, and (iii) is otherwise, as determined by Administrative Agent in its sole discretion, in conformity with any customary collateral review criteria that Administrative Agent may use from time to time. If Administrative Agent shall have determined that any Mortgage Loan delivered to Administrative Agent does not meet the requirements of this Agreement, Administrative Agent may return to Borrower all Collateral Documents relating thereto.

(c)                                  As to any Mortgage Loan against which Warehousing Advances may be made, if Administrative Agent shall note any minor discrepancies or minor deficiencies in any Collateral Documents pertaining thereto, Administrative Agent may: (a) notify Borrower thereof, (b) if such discrepancies or deficiencies can be cured without returning any Collateral Documents to the Borrower, request that Borrower cure such discrepancies or deficiencies promptly (subject to Section 3.3(c)(3) hereof), and (c) if such discrepancies or deficiencies can only be cured by returning Collateral Documents to Borrower or Servicer, return any Collateral Documents containing any discrepancy or deficiency to Borrower or Servicer for correction against a Trust Receipt pursuant to Section 4.6 hereof (subject to Section 3.3(c)(4) hereof).

(d)                                 Each Lender delegates to the Administrative Agent the full right and authority on its behalf to take the following actions in connection with its administration of the Loan:

(1)                                 to fund each Warehousing Advance in accordance with the provisions of the Loan Documents, but only to the extent of immediately available funds provided to the Administrative Agent by the respective Lenders for such purpose;

(2)                                 to receive all payments of principal, interest, fees and other charges paid by, or on behalf of, Borrower or Guarantor and, except for fees and reimbursements or advances to which the Administrative Agent is entitled pursuant to the Loan Documents or otherwise, to distribute all such funds to the respective Lenders as provided for hereunder;

(3)                                 to keep and maintain complete and accurate files and records of all material matters pertaining to the Loan, and make such files and records available for inspection and copying by each Lender and its respective employees and agents, at such Lender’s expense, during normal business hours upon reasonable prior notice to the Administrative Agent; and

(4)                                 to do or omit doing all such other actions as may be reasonably necessary or incident to the implementation, administration and servicing of the Loan and the rights and duties delegated hereinabove.

13.3                        Delegation of Duties.  The Administrative Agent may execute any of its duties to the Lenders under this Agreement or any other Loan Document by or through its agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to its rights and duties hereunder or under the Loan Documents. The Administrative Agent shall not be responsible to the Lenders for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

13.4                        Exculpatory Provisions.

(a)                                 Obligations of Administrative Agent.  The Administrative Agent shall not have any duties or obligations to the Lenders except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent: (i) shall not be subject to any fiduciary or other implied covenants, duties, responsibilities, obligations or liabilities regardless of whether an Unmatured Default has occurred and is continuing; (ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and (iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)                                 Liability of Administrative Agent.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be liable to the Lenders for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction, including, but not limited to, any actions taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary) or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances.

(c)                                  Responsibility of Administrative Agent.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys, attorneys-in-fact or Affiliates shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any recital, statement, representation or warranty made by the Borrower or Guarantor or any of their officers or agents contained in this Agreement or the other Loan Documents or in any certificate or other document delivered in connection therewith; (ii) the performance or observance of any of the covenants or agreements contained in, or the conditions of, this Agreement or the other Loan Documents; (iii) the state or condition of any properties of the Borrower or any other obligor hereunder constituting Collateral for the Obligations of the Borrower hereunder, or any information contained in the books or records of the Borrower; (iv) the validity, enforceability, collectability, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (v) the validity, attachment, priority or perfection of any lien securing or purporting to secure the Obligations or the value or sufficiency of any of the Collateral.

(d)                                 Delegation of Duties.  The Administrative Agent may perform any and all of its duties to the Lenders and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The

Administrative Agent and any such sub agent may perform any and all of its duties to the Lenders and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub agent and to the Affiliates of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

13.5                        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender to the making of such Loan.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of the taking or failing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with any written request of the Required Lenders, and each such request of the Required Lenders, and any action taken or failure to act by Administrative Agent pursuant thereto shall be binding upon all of the Lenders; provided, however, that Administrative Agent shall not be required in any event to act, or to refrain from acting, in any manner which is contrary to the Loan Documents or to applicable law.

13.6                        Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Default or Event of Default unless the Administrative Agent has actual knowledge of the same or has received notice from a Lender or the Borrower referring to this Agreement, describing such Unmatured Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent obtains such actual knowledge or receives such a notice, the Administrative Agent shall endeavor to give prompt notice thereof to each of the Lenders. The Administrative Agent shall take such action with respect to such Unmatured Default or Event of Default as shall be reasonably directed by the Required Lenders. Unless and until the Administrative Agent shall have received such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Unmatured Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

13.7                        Lenders’ Credit Decisions.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on the financial statements prepared by the Borrower and Guarantor and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Borrower and Guarantor and has made its own decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it has received copies of all of the Loan Documents and any other information or documentation it has requested, and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to making any Warehousing Advance hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Loan Documents. Each Lender expressly acknowledges that is has relied upon its own legal counsel in its consideration of its decision to enter into the Agreement and the other Loan Documents and will so rely in regard to the implementation of the transaction contemplated hereby and thereby and that it does not have any lawyer-client relationship with Administrative Agent’s counsel or counsels or any other Lenders with respect thereto.

13.8                        Administrative Agent’s Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Administrative Agent, ratably in proportion to their respective Commitment Percentages, for (i) any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under this Agreement or the other Loan Documents, (ii) any other expenses incurred by the Administrative Agent on behalf of the Lenders in connection with the preparation, execution, deliver, administration, amendment, waiver and/or enforcement of this Agreement and the other Loan Documents, and (iii) any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents or any other document delivered in connection therewith or any transaction contemplated thereby, or the enforcement of any of the terms hereof or thereof, provided that no Lender shall be liable for any of the foregoing to the extent that they arise from the gross negligence or willful misconduct of the Administrative Agent, as finally determined by a court of competent jurisdiction. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the action indemnified against until such additional indemnity is furnished.

13.9                        Administrative Agent in its Individual Capacity.  With respect to its Commitment as a Lender, and the Warehousing Advances made by it and the Warehousing Note issued to it, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same- as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its subsidiaries and affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with the Borrower or any subsidiary or affiliate of the Borrower as if it were not the Administrative Agent hereunder.

13.10                 Successor Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (unless an Unmatured Default or Event of Default has occurred which has not been waived in writing by the Administrative Agent) such consent not to be unreasonably withheld, conditioned or delayed, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders with consent of Borrower (if applicable as provided above) and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent with the consent of Borrower (if applicable as provided above). Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 14.2 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.

13.11                 Duties in the Case of Enforcement.  If one or more Events of Default have occurred which have not been waived in writing by the Administrative Agent, and whether or not acceleration of the Obligations shall have occurred, the Administrative Agent shall, at the request, or may, upon the consent, of the Required Lenders, and provided that the Lenders have given to the Administrative Agent such additional indemnities and assurances against expenses and liabilities as the Administrative Agent may reasonably request, proceed to enforce the provisions of this Agreement and the other Loan Documents respecting the foreclosure of mortgages, the sale or other disposition of all or any part of the Collateral and the exercise of any other legal or equitable rights or remedies as it may have hereunder or under any other Loan Document or otherwise by virtue of applicable law, or to refrain from so acting if similarly requested by the Required Lenders. The Administrative Agent shall be fully protected in so acting or refraining from acting upon the instruction or with the consent of the Required Lenders, and such instruction or consent shall be binding upon all the Lenders. The Required Lenders may direct the Administrative Agent in writing as to the method and the extent of any such foreclosure, sale or other disposition or the exercise of any other right or remedy, and the Lenders hereby agree to indemnify and hold the Administrative Agent harmless from all costs and liabilities incurred in respect of all actions taken or omitted in accordance with such direction, provided that the Administrative Agent need not comply with any such direction to the extent that the Administrative Agent reasonably believes the Administrative Agent’s compliance with such direction would constitute a violation of the obligations undertaken by the Administrative Agent and/or Lenders under the Loan Documents or of any statute, ordinance or regulation applicable to the Administrative Agent, or would be commercially unreasonable in any applicable jurisdiction. The Administrative Agent may, in its discretion but without obligation, in the absence of direction from the Required Lenders, take such interim actions as it believes necessary to preserve the rights of the Lenders hereunder and in and to any Collateral securing the Obligations, including but not limited to petitioning a court for injunctive relief, appointment of a receiver or preservation of the proceeds of any Collateral. Each of the Lenders acknowledges and agrees that no individual Lender may separately enforce or exercise any of the provisions of any of the Loan Documents, other than through the Administrative Agent.

13.12                 Respecting Loans and Payments.

(a)                                 Procedures for Loans.  Administrative Agent shall give written notice to each Lender of Administrative Agent’s receipt of each Warehousing Advance Request by facsimile transmission, hand delivery or overnight courier, not later than 11:00 a.m. (Boston time) (i) three (3) Business Days prior to any Warehousing Advance. Each such notice shall be accompanied by a written summary of the request for a Loan and shall specify (a) the date on which Borrower desires the Warehousing Advance be funded, (b) the aggregate amount of the requested Warehousing Advance, and (c) each Lender’s Commitment Percentage of the requested Warehousing Advance. To the extent each Lender has determined to make a requested Warehousing Advance in its discretion, as noted in Section 2.2 of this Agreement, each Lender shall, before 11:00 a.m. (Boston time) on the date set forth in any such request for a Loan, make available to Administrative Agent, at an account to be designated by Administrative Agent at Bank of America, N.A. in Boston, Massachusetts, in same day funds, each Lender’s Commitment Percentage of the requested Warehousing Advance. After Administrative Agent’s receipt of such funds and upon Administrative Agent’s determination that the applicable conditions to making the requested Warehousing Advance have been fulfilled, Administrative Agent shall make such funds available to Borrower as provided in this Agreement.

(b)                                 Nature of Obligations of Lenders.  The obligations of the Lenders hereunder are several and not joint. Failure of any Lender to make available its Commitment Percentage of any requested Warehousing Advance hereunder shall not result in any other Lender becoming obligated to advance more than its Commitment Percentage of any Warehousing Advance or of the Loan, nor shall such failure release or diminish the obligations of any other Lender to fund its Commitment Percentage provided herein.

(c)                                  Payments to Administrative Agent.  All payments of principal of and interest on the Loans shall be made to the Administrative Agent by the Borrower or any other obligor or Guarantor for the account of the Lenders in immediately available funds as provided in the Warehousing Notes and this Agreement. The Administrative Agent agrees to use commercially reasonable efforts to distribute promptly to each Lender, on the same Business Day upon which each such payment is made if possible, such Lender’s Commitment Percentage of each such payment in immediately available funds, excluding Liquidation Proceeds, which shall be distributed in accordance with Section 13.12(d) hereof. The Administrative Agent shall upon each distribution promptly notify Borrower of such distribution and each Lender of the amounts distributed to it. Each payment to the Administrative Agent under the first sentence of this Section 13.12(d) shall constitute a payment by the Borrower to each Lender in the amount of such Lender’s Commitment Percentage of such payment, and any such payment to the Administrative Agent shall not be considered outstanding for any purpose after the date of such payment by the Borrower to the Administrative Agent without regard to whether or when the Administrative Agent makes distribution thereof as provided above. If any payment received by the Administrative Agent from the Borrower is insufficient to pay both all accrued interest and all principal then due and owing, the Administrative Agent shall first apply such payment to all outstanding interest until paid in full and shall then apply the remainder of such payment to all principal then due and owing, and shall distribute the payment to each Lender accordingly.

(d)                                 Distribution of Liquidation Proceeds.  Subject to the terms and conditions hereof, the Administrative Agent shall distribute all Liquidation Proceeds in the order and manner set forth below:

First:                                                                     To the Administrative Agent, towards any fees and any expenses for which the Administrative Agent is entitled to reimbursement under this Agreement or the other Loan Documents not theretofore paid to the Administrative Agent.

Second:                                                    To all applicable Lenders in accordance with their proportional share based upon their respective Commitment Percentages (except with respect to any such amounts which the Lenders have agreed to allocate among themselves otherwise) until all Lenders have received any outstanding fees and have been reimbursed for all expenses payable by Borrower under the Loan Documents and not theretofore paid and which such Lenders have previously paid to the Administrative Agent.

Third:                                                               To all Lenders in accordance with their proportional share based upon their respective Commitment Percentages until all Lenders have been paid in full all principal and interest due to such Lenders under the Loan, with each Lender applying such proceeds for purposes of this Agreement first against the outstanding principal balance due to such Lender under the Loan and then to accrued and unpaid interest due under the Loan.

Fourth:                                                        To BoA in respect of any payments payable by Borrower under any Hedging Arrangements to which it is a counterparty with Borrower, or under any overdrafts of Borrower it has honored, or any ACH exposure it has to Borrower.

Fifth:                                                                  To all applicable Lenders in accordance with their proportional share based upon their respective Commitment Percentages until all Lenders have been paid in full all other amounts due to such

                                                                                                Lenders under the Loan and the Obligations, including any costs and expenses incurred directly by such Lenders to the extent such costs and expenses are reimbursable to such Lenders by the Borrower under the Loan Documents.

Sixth:                                                                To the Borrower or such third parties as may be entitled to claim Liquidation Proceeds.

(e)                                  Adjustments.  If, after Administrative Agent has paid each Lender’s proportionate share of any payment received or applied by Administrative Agent in respect of the Loan, that payment is rescinded or must otherwise be returned or paid over by Administrative Agent, whether pursuant to any bankruptcy or insolvency law, sharing of payments clause of any loan agreement or otherwise, such Lender shall, at Administrative Agent’s request, promptly return its proportionate share of such payment or application to Agent, together with the Lender’s proportionate share of any interest or other amount required to be paid by Administrative Agent with respect to such payment or application.

(f)                                   Setoff: Sharing of Payments by Lenders.

(1)                                 If an Event of Default shall have occurred which has not been waived in writing by the Administrative Agent, each Lender and each of their respective Affiliates and Subsidiaries is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate or Subsidiaries to or for the credit or the account of the Borrower or Guarantor against any and all of the obligations of the Borrower or Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Lender irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or Guarantor may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates and Subsidiaries under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates and Subsidiaries may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(2)                                 If any Lender shall, by virtue of any right of setoff or counterclaim or otherwise, obtain payment in respect of the Obligations evidenced by its Warehousing Note or other obligations hereunder resulting in such Lender’s receiving any amount in excess of its ratable portion (based on Commitment Percentages) of the payments received by all of the Lenders with respect to the Warehousing Notes held by all of the Lenders, then such Lender shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective

Obligations, provided that: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Obligations to any Assignee or Participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). The Borrower and Guarantor consent to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower or Guarantor rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower or Guarantor in the amount of such participation.

(g)                                  Distribution by Administrative Agent.  If, in the opinion of the Administrative Agent, distribution of any amount received by it in such capacity hereunder or under the Warehousing Notes or under any of the other Loan Documents might involve any liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction or has been resolved by the mutual consent of all Lenders. In addition, the Administrative Agent may request full and complete indemnity, in form and substance satisfactory to it, prior to making any such distribution. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over to the same in such manner and to such persons as shall be determined by such court.

13.13                 Delinquent Lender.

(1)                                 If for any reason any Lender shall fail or refuse to abide by its obligations under this Agreement, including its obligations to make available to Administrative Agent its Commitment Percentage of any Warehousing Advances, expenses or setoff (a “Delinquent Lender”), and such failure is not cured within two (2) days after receipt from the Administrative Agent of Notice thereof, then, in addition to the rights and remedies that may be available to Administrative Agent, other Lenders, the Borrower or any other party at law or in equity, and not in limitation thereof, (i) such Delinquent Lender’s right to participate in the administration of, or decision-making rights related to, the Loan, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, and (ii) a Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower or Guarantor, whether on account of the outstanding Warehousing Advances, interest, fees or otherwise, to the remaining non-delinquent Lenders for application to, and reduction of, their proportionate shares of the outstanding Loan until, as a result of application of such assigned payments the Lenders’ respective Commitment Percentages of the outstanding Loan shall have been returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. The Delinquent Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii)

hereinabove shall be restored only upon the payment by the Delinquent Lender of its Commitment Percentage of any Warehousing Advances, expenses or setoff as to which it is delinquent, together with interest thereon at the Default Rate from the date when originally due until the date upon which any such amounts are actually paid.

(2)                                 The non-delinquent Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to acquire for no cash consideration (pro rata, based on the respective Commitment Amounts of those Lenders electing to exercise such right), the Delinquent Lender’s unfunded Commitment Amount (the “Unfunded Commitment”). Upon any such purchase of such Delinquent Lender’s Unfunded Commitment, the Delinquent Lender’s commitment with respect to, and interest in, future Warehousing Advances and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Delinquent Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance. Each Delinquent Lender shall indemnify Administrative Agent and each non-delinquent Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by Administrative Agent or by any non-delinquent Lender, on account of a Delinquent Lender’s failure to timely fund its pro rata share of a Warehousing Advance or to otherwise perform its obligations under the Loan Documents.

(3)                                 In the event that the non-delinquent Lenders elect not to acquire the Unfunded Commitment, then, so long as there does not then exist any Unmatured Default or Event of Default, Borrower may in its sole and absolute discretion (i) demand that the Delinquent Lender, and upon such demand the Delinquent Lender shall promptly, assign its Commitment Percentage of the Loan to an Assignee subject to and in accordance with the provisions of Section 13.15(a) hereof for a purchase price equal to the aggregate principal balance of the Loan then owing to the Delinquent Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Delinquent Lender, or (ii) pay to the Delinquent Lender the aggregate principal balance of the Loan then owing to the Delinquent Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Delinquent Lender, whereupon the Delinquent Lender shall no longer be a party hereto and shall no longer have any rights or obligations hereunder or under any of the other Loan Documents. Each of Administrative Agent and the Delinquent Lender shall reasonably cooperate in effectuating the replacement of such Delinquent Lender under this Section 13.13 (iii), but at no time shall the Administrative Agent, such Delinquent Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by Borrower of its rights under this Section shall be at the sole cost and expense of the Delinquent Lender, and at no cost or expense of the Borrower (except its own internal costs and expenses), Administrative Agent or any other Lender.

13.14                 Holders.  The Administrative Agent may deem and treat the payee of any Warehousing Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, with the Borrower’s consent provided no Event of Default then exists, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Warehousing Note shall be conclusive and binding on any subsequent holder, transferee or endorsee, as the case may be, of such Warehousing Note or of any note or notes issued in exchange therefor.

13.15                 Assignment and Participation.

(a)                                 Conditions to Assignment by Lenders.

(1)                                 Any Lender may at any time assign to one or more assignees (an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the portion of the Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the portion of the Loan at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned;

(B)                               in any case not described in clause (A) of this paragraph, the aggregate amount of the Commitment (which for this purpose includes Warehousing Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the portion of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Unmatured Default or Event of Default has occurred and is continuing, the Borrower, otherwise consent (each such consent not to be unreasonably withheld or delayed);

(C)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the portion of the Loan or the Commitment assigned;

(D)                               the consent of the Borrower to any assignment (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Unmatured Default or Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(E)                                the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(F)                                 the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $5,000 for each assignment, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(G)                               no such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries; and

(H)                              no such assignment shall be made to a natural person.

(2)                                 Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.15(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement other than its obligations pursuant to Section 13.16 (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 14.2 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (i) of Section 13.15(e).

(3)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(b)                                 Certain Representations and Warranties, Limitations, Covenants.  By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

(1)                                 other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage;

(2)                                 the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and its affiliates, related entities or subsidiaries or any other person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower or any other person primarily or secondarily liable in respect of any of the Obligations or any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

(3)                                 such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements provided by the Borrower and Guarantor as required by the terms of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(4)                                 such assignee will, independently and without reliance upon the assigning Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(5)                                 such assignee represents and warrants that it is an Eligible Assignee if required hereunder;

(6)                                 such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

(7)                                 such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender; and

(8)                                 such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.

(c)                                  Register.  The Administrative Agent shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the portion of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 New Warehousing Notes.  Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Warehousing Note subject to such assignment, the Administrative Agent shall (a) record the information contained therein in the Register, and (b) endeavor to give prompt notice thereof to the Borrower and the Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for each surrendered Warehousing Note, a new Warehousing Note to the order of the Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Warehousing Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Warehousing Notes shall provide that they are replacements for the surrendered Warehousing

Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Warehousing Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be substantially in the form of the assigned Warehousing Notes. Within five (5) days of issuance of any new Warehousing Notes pursuant to this Section 13.15(d), the Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Administrative Agent, relating to the due authorization, execution and delivery of such new Warehousing Notes and the legality, validity and binding effect thereof in form and substance satisfactory to the Lenders. The surrendered Warehousing Notes shall be cancelled and returned to the Borrower.

(e)                                  Participations.

(1)                                 Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the portion of the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right and to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of Participant, agree to any amendment, modification or waiver described in Section 13.19 that requires the consent of all Lenders and that affects such Participant. Subject to paragraph (ii) of this Section 13.15(e), the Borrower agrees that each Participant shall be entitled to the benefits of Section 14.2 (to the extent applicable) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (ii) of Section 13.15(a). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.2 (to the extent applicable) as though it were a Lender, provided such Participant agrees to be subject to Section 14.2 as though it were a Lender.

(2)                                 A Participant shall not be entitled to receive any greater payment under Sections 3.9 and 14.2 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.9 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.9 as though it were a Lender.

13.16                 Disclosure.  The Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to Assignees or Participants and potential assignees or participants hereunder provided that such Assignees or Participants or potential assignees or participants shall agree in writing: (i) to treat in confidence such information unless such information otherwise becomes public knowledge, (ii) not to disclose such information to a third party except as required by law or legal process, and (iii) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

13.17                 Miscellaneous Assignment Provisions.  Any assigning Lender shall retain its rights to be indemnified pursuant to Section 14.2 with respect to any claims or actions arising prior to the date of such assignment. If any assignee Lender is not incorporated under the laws of the United States of America or any state thereof, it shall prior to the date on which any interest or fees are-payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Administrative Agent certification as to its exemption from deduction or withholding of any United States federal income taxes. Anything contained in this Section 13.17 to the contrary notwithstanding, any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Warehousing Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341, No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

13.18                 Assignment by Borrower.  The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Lenders.

13.19                 Administrative Matters.

(a)                                 Amendment, Waiver, Consent, Etc.  Except as otherwise provided herein or as to any term or provision hereof which provides for the consent or approval only of Administrative Agent, no term or provision of this Agreement or any other Loan Document may be changed, waived, discharged or terminated, nor may any consent required or permitted by this Agreement or any other Loan Document be given, unless such change, waiver, discharge, termination or consent receives the written approval of the Required Lenders.

Notwithstanding the foregoing, the unanimous written approval of all the Lenders (other than a Delinquent Lender) shall be required with respect to any proposed amendment, waiver, discharge, termination, or consent which:

(1)                                 has the effect of, with respect to any Warehousing Advance or Warehousing Note (a) extending the final scheduled maturity or the date of any amortization payment (b) reducing the rate or extending the time of payment of interest or fees thereon, (c) increasing or reducing the principal amount thereof, or (d) otherwise postponing or forgiving any indebtedness thereunder;

(2)                                 extends the Borrowing Period or Warehousing Maturity Date;

(3)                                 releases or discharges any material portion of the Collateral, other than in accordance with the express provisions of the Loan Documents;

(4)                                 would result in requiring a Lender to make a Warehousing Advance against a Mortgage Loan which is not an Eligible Loan;

(5)                                 amends, modifies or waives any provisions of this Section 13.19(a);

(6)                                 reduces the percentage specified in the definition of Required Lenders;

(7)                                 except as otherwise provided in this Agreement, change the amount of any Lender’s Commitment or Commitment Percentage; or

(8)                                 releases any guaranty of the Obligations or indemnifications provided in the Loan Documents;

and provided, further, that without the consent of the Administrative Agent, no amendment, waiver, discharge, termination, or consent shall amend, modify or waive any provision of this Section 12.19 or any other provisions of any Loan Document which relates to the rights or obligations of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall be binding upon the Borrower, the Guarantor, the Administrative Agent and each Lender, and all future holders of the Warehousing Notes. In the case of any waiver, the Borrower, the Administrative Agent and each Lender shall be restored to their former position and rights hereunder and under the outstanding Warehousing Notes, but no such waiver shall extend to any subsequent or other Unmatured Default or Event of Default, or impair any right consequent thereon.

13.20                 Deemed Consent or Approval.  With respect to any requested amendment, waiver, consent or other action which requires the approval of the Required Lenders or all of the Lenders, as the case may be in accordance with the terms of this Agreement, or if the Administrative Agent is required hereunder to seek or desires to seek, the approval of the Required Lenders or all of the Lenders, as the case may be, prior to undertaking a particular action or course of conduct, the Administrative Agent in each such case shall provide each Lender with Notice of any such request for amendment, waiver or consent or any other requested or proposed action or course of conduct, accompanied by such detailed background information and explanations as may be reasonably necessary to determine whether to approve or disapprove such amendment, waiver, consent or other action or course of conduct, the Administrative Agent may (but shall not be required to) include in any such notice, printed in capital letters or boldface type a legend substantially to the following effect.

“THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE, FAILURE TO RESPOND WITHIN FIVE (5) CALENDAR DAYS FROM THE RECEIPT OF THIS COMMUNICATION SHALL CONSTITUTE A DEEMED APPROVAL BY THE ADDRESSEE OF THE ACTION REQUESTED BY THE BORROWER OR THE COURSE OF CONDUCT PROPOSED BY THE ADMINISTRATIVE AGENT AND RECITED ABOVE.”

and if the foregoing legend is included by the Administrative Agent in its communication, a Lender shall be deemed to have approved or consented to such action or course of conduct for all purposes hereunder if such Lender fails to object to such action or course of conduct by Notice to the Administrative Agent within ten (10) calendar days of such Lender’s receipt of such notice.

13.21                 Replacement of Lenders.  If Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.9(a), or if any Lender is a Delinquent Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required hereunder, all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that: (a) the Borrower shall have paid to the Administrative Agent any assignment fee specified herein; (b) such Lender shall have received payment of an amount equal to the outstanding principal of its portion of the Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); (c) in the case of any such assignment in connection with payments required to be made pursuant to Section 3.9(a), such assignment will result in a reduction in such compensation or payments thereafter; and (d) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

14.                               MISCELLANEOUS

14.1                        Notices.

(a)                                 Except where telephonic or facsimile notice is expressly authorized by this Agreement, all communications required or permitted to be given or made under this Agreement (each a “Notice”) must be in writing and must be sent by personal delivery, overnight courier (with receipt acknowledgment) or United States certified or registered mail (postage prepaid, return receipt requested), addressed as follows (or at such other address as may be designated by it in a Notice to the other):

If to Borrower:	W&D Interim Lender II LLC
c/o Walker & Dunlop, Inc.
7501 Wisconsin Avenue
Suite 1200E
Bethesda, MD 20814
Attention: Deborah A. Wilson
Tel: (301) 215-5575
Fax: (301) 500-1223

Email: DWilson@WalkerDunlop.com

with a copy to:
W&D Interim Lender II LLC
c/o Walker & Dunlop, Inc.
7501 Wisconsin Avenue
Suite 1200E
Bethesda, MD 20814
Attention: Richard M. Lucas, Esq.
Tel: (301) 634-2146
Fax: (301) 500-1223
Email: RLucas@WalkerDunlop.com

and a copy to:	Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2987
Attention: Michael J. Pedrick, Esq.
Tel: 215.963.4808
Fax: 215.963.5001
Email: mpedrick@morganlewis.com

If to Administrative Agent:	Bank of America, N.A.
225 Franklin Street, 2nd Floor
Boston, Massachusetts 02110
Attention: Margaret A. Mulcahy
Facsimile: (617) 346-2355
Email: margaret.a.mulcahy@baml.com

With a copy to:	Riemer & Braunstein LLP
3 Center Plaza
Boston, Massachusetts 02108
Attention: Ronald N. Braunstein, Esq.
Tel: (617) 880-3505
Fax: (617) 880-3456
Email: rbraunstein@riemerlaw.com

If to a Lender:	To the address for such Lender specified on Exhibit I

All periods of Notice will be measured from the date of delivery if delivered personally or by facsimile, from the first Business Day after the date of sending if sent by overnight courier or from four (4) days after the date of mailing if sent by United States mail, except that Notices to Administrative Agent under Article 2 shall be deemed to have been given only when actually received or rejected by Administrative Agent.  Notices delivered through electronic communications to the extent provided in subsections (b) and (c) below, shall be effective as provided in such subsections (b) and (c).

(b)                                 Borrower and Administrative Agent agree that Borrower’s Approval Requests, Warehousing Advance Requests, shipping requests, wire transfer instructions, security delivery instructions and other routine communications concerning the Loan and the Collateral may be transmitted to Administrative Agent by e-mail (with telephonic confirmation) or by facsimile (with telephonic confirmation) and those documents, when so transmitted to Administrative Agent shall have the same force and effect as personal delivery of the originals thereof and shall be deemed received the same day.

(c)                                  Notices and other communications to Lenders also may be delivered or furnished by electronic communication (including e-mail) pursuant to procedures approved by the Administrative Agent and Borrower. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(d)                                 Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(e)                                  Each party may change its address, telecopier or telephone number or e-mail address for notices and other communications hereunder by Notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

14.2                        Reimbursement of Expenses; Indemnity.

(a)                                 Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly: (i) all the actual and reasonable out of pocket costs and expenses, including but not limited to, (a) expenses incurred by the Administrative Agent in connection with site assessments, and (b) expenses incurred by the Administrative Agent relating to the preparation of the Loan Documents and incurred by the Administrative Agent relating to any consents, amendments, waivers, or other modifications to the Loan Documents; (ii) the reasonable fees, expenses, and disbursements of counsel to Administrative Agent in connection with the negotiation, preparation, execution, and administration of the Loan Documents and any consents, amendments, waivers, or other modifications thereto and any other documents or matters requested by Borrower; (iii) all other actual and reasonable out of pocket costs and expenses incurred by Administrative Agent, in connection with the establishment of the facility, site inspection costs and expenses, and the negotiation, preparation, and execution of the Loan Documents and any consents, amendments, waivers, or other modifications thereto and the transactions contemplated thereby; (iv) all reasonable out of pocket expenses (including reasonable attorney’s fees and costs) and the fees and costs of appraisers, brokers, investment bankers or other experts retained by Administrative Agent and each Lender in connection with the enforcement of or preservation of rights under any of the Loan Documents against Borrower, Guarantor or any other Person, or the administration thereof; (v) all reasonable out-of-pocket expenses (including reasonable attorney’s fees and costs) and the fees and costs of appraisers, brokers, investment bankers or other experts retained by Administrative Agent and each Lender, in connection with (x) any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or pursuant to any insolvency or bankruptcy proceedings, and (y) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to Administrative Agent’s or any Lenders relationship with Borrower or Guarantor.  The covenants of this Section shall survive payment or satisfaction of payment of amounts owing with respect to the Warehousing Notes. The amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including the Default Rate) and be an Obligation secured by any Collateral.

(b)                                 Borrower shall indemnify and hold harmless Administrative Agent, Lenders and their respective parents, Affiliates, officers, directors, employees, attorneys, and agents and any permitted subsequent holder of any Warehousing Note, and all those claiming by, through or under any Lender (each, an “Indemnified Party”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby (“Damages”) including (i) any actual or proposed use by Borrower of the proceeds of the Loan, (ii) Borrower’s or any of its Subsidiaries’ entering into, or performing this Agreement or any of the other Loan Documents, or (iii) with respect to Borrower and its properties and assets, the violation of any applicable law, in each case including the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that no Indemnified Party shall be entitled to indemnification to the extent that a court of competent jurisdiction finally determines (all appeals having been exhausted or waived) that the Damages resulted directly from such Indemnified Party’s acting with willful misconduct or gross negligence.  In litigation, or the preparation therefor, the Administrative Agent and Lenders shall be entitled to select their own counsel and, in addition to the foregoing indemnity, Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of Borrower under this Section 14.2(b) are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this Section 13.2(b) shall survive the repayment of the Loan and the termination of the obligations of Administrative Agent and Lenders hereunder.

(c)                                  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under this Section 14.2 to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Affiliate of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Affiliate, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Affiliate of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this paragraph are several and not joint or joint and several.

14.3                        Financial Information.  All financial statements and reports furnished to Administrative Agent and Lenders under this Agreement must be prepared in accordance with GAAP, applied on a basis consistent with that applied in preparing the financial statements as at the end of and for Borrower’s and Guarantors most recent fiscal year (except to the extent otherwise required to conform to good accounting practice) as disclosed in writing to Administrative Agent and Lenders.

14.4                        Terms Binding Upon Successors; Survival of Representations.  The terms and provisions of this Agreement are binding upon and inure to the benefit of Borrower, the Guarantor (except as provided in Section 13.1), Administrative Agent, Lenders and their respective successors and permitted assigns. All of Borrower’s and Guarantors representations, warranties, covenants and agreements survive the making of any Warehousing Advance, and except where a longer period is set forth in this Agreement, remain effective for as long as the Commitment is outstanding or there remain any Obligations to be paid or performed.

14.5                        Amendments.  Except as otherwise provided in this Agreement, this Agreement may not be amended, modified or supplemented unless the amendment, modification or supplement is set forth in a writing signed by Borrower, Administrative Agent, Lenders or Required Lenders (as the case may be).

14.6                        Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts (the “Governing State”), excluding the laws applicable to conflicts or choice of law.

14.7                        Relationship of the Parties.  This Agreement provides for the making and repayment of Warehousing Advances by Lenders (in their capacities as lenders) and Borrower (in its capacity as a borrower), for the payment of interest on those Warehousing Advances and for the payment of certain fees by Borrower to Administrative Agent and Lenders. The relationship between Administrative Agent and Lender and Borrower is limited to that of creditor and secured party on the part of Administrative Agent and Lenders and of debtor on the part of Borrower. The provisions of this Agreement and the other Loan Documents for compliance with financial covenants and the delivery of financial statements and other operating reports are intended solely for the benefit of Administrative Agent and Lenders to protect their interest as creditors and secured parties. Nothing in this Agreement creates or may be construed as permitting or obligating Administrative Agent or any Lender to act as a financial or business advisor or consultant to Borrower, as permitting or obligating Administrative Agent or any Lender to control Borrower or to conduct Borrower’s operations, as creating any fiduciary obligation on the part of Administrative Agent or any Lender to Borrower, or as creating any joint venture, agency, partnership or other relationship between Administrative Agent or any

Lender and Borrower other than as explicitly and specifically stated in the Loan Documents. Borrower acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choice in connection with the negotiation and execution of the Loan Documents and to obtain the advice of that counsel with respect to all matters contained in the Loan Documents, including the waivers of jury trial and of punitive, consequential, special, exemplary or indirect damages contained in Sections 14.14 and 14.16, respectively. Borrower further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decisions to apply to Lenders for credit and to execute and deliver this Agreement.

14.8                        Severability.  If any provision of this Agreement is declared to be illegal or unenforceable in any respect, that provision is null and void and of no force and effect to the extent of the illegality or unenforceability, and does not affect the validity or enforceability of any other provision of the Agreement.

14.9                        Consent to Credit References.  Borrower and Guarantor consents to the disclosure of information regarding Borrower, Guarantor and their Subsidiaries and Affiliates and their relationship with Administrative Agent and Lenders to Persons making credit inquiries to Administrative Agent or any Lender.

14.10                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together constitute but one and the same instrument.

14.11                 Headings/Captions.  The captions or headings in this Agreement and the other Loan Documents are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement or any other Loan Document.

14.12                 Entire Agreement.  This Agreement, the Warehousing Notes and the other Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by thereby. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement, the Warehousing Notes and the other Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement, the Warehousing Note or the other Loan Documents. This Agreement may not be amended or modified except by a written instrument describing such amendment or modification executed by Borrower, if required herein or if such amendment or modification adversely affects Borrower’s rights or obligations hereunder, Administrative Agent, Lenders or Required Lenders (as the case may be).

14.13                 Consent to Jurisdiction.  BORROWER AND GUARANTOR AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON BORROWER BY MAIL AT THE ADDRESS SET FORTH HEREIN. BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR

ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.

14.14                 Waiver of Jury Trial.  BORROWER, GUARANTOR AND ADMINISTRATIVE AGENT AND EACH LENDER (BY ACCEPTANCE OF THIS AGREEMENT) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF ADMINISTRATIVE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

14.15                 No Implied Extensions.  Except in the very limited circumstances specifically provided in this Agreement for the possible extension of the Warehousing Period for certain Pledged Loans, any reference in this Agreement to any time period which may be extended shall only be extended by Administrative Agent and Lenders, in a writing which clearly identifies the matter being extended, and shall be granted or withheld in their sole and absolute discretion, and no agreement to extend any time period shall ever be implied by this Agreement or by any conduct of Administrative Agent or any Lender other than a writing as provided herein.

14.16                 Waiver of Punitive, Consequential, Special, Exemplary, Speculative and Indirect Damages.  EXCEPT AS PROHIBITED BY LAW, EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL, EXEMPLARY, SPECULATIVE OR INDIRECT DAMAGES FROM ANY OTHER PARTY HERETO, OR ANY OF THEIR RESPECTIVE AFFILIATES, SUBSIDIARIES, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. THIS WAIVER OF THE RIGHT TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL, EXEMPLARY, SPECULATIVE OR INDIRECT DAMAGES IS KNOWINGLY AND VOLUNTARILY GIVEN BY EACH PARTY HERETO, AND IS INTENDED TO ENCOMPASS EACH INSTANCE AND EACH ISSUE FOR WHICH THE RIGHT TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL, EXEMPLARY, SPECULATIVE OR INDIRECT DAMAGES WOULD OTHERWISE APPLY. EACH PARTY IS AUTHORIZED AND DIRECTED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES TO THIS AGREEMENT AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF THE RIGHT TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL, EXEMPLARY, SPECULATIVE OR INDIRECT DAMAGES.

14.17                 Confidentiality.  Administrative Agent and each Lender agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) on a confidential basis to its Affiliates and to its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors; (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable law or by any subpoena or similar legal process; (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (e) subject to an agreement containing provisions substantially the same as those of this Section 14.17 with any of the following: (i) any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or to any credit derivative transaction relating to Borrower and its obligations; (f) with the consent of Borrower; and (g) to the extent such Information: (i) becomes publicly available other than as a result of a breach of this Section 14.17, or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower. For purposes of this Section, “Information” means all confidential or proprietary information received from Borrower or Guarantor relating to such Person or any of their respective businesses or Subsidiaries, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to such disclosure. Any Person required to maintain the confidentiality of Information as provided in this Section 14.17 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

15.                               DEFINITIONS. TERMS OF CONSTRUCTION

15.1                        Defined Terms.  In addition to terms which are defined elsewhere in this Agreement, capitalized terms defined below have the following meanings when used in this Agreement and, unless otherwise defined therein, in any other Loan Document (and including, unless also or otherwise defined therein, in Schedules or Exhibits hereto or thereto):

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Date” means the date on which any Warehousing Advance is made, or the date on which any interest rate applicable to any Warehousing Advance is converted pursuant to Sections 3.1 (c), 3.1 (d), or 3.9(g) of this Agreement, as applicable.

“Advance Rate” means, with respect to any Eligible Loan, the Advance Rate set forth in Exhibit E for that type of Eligible Loan.

“Affiliate” means, when used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person that beneficially owns or holds, directly or indirectly, 25% or more of any class of voting Equity Interests of the Person referred to, (c) each Person, 25% or more of the voting Equity Interests of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors, joint venturers and partners. For these purposes, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person in question.

“Agreement” means this Warehousing Credit and Security Agreement, either as originally executed or as it may be amended, restated, modified or supplemented from time to time, and includes all Exhibits and Schedules hereto.

“ALTA Form” means, at any time, the applicable form of title insurance policy (American Land Title Association or otherwise) required at such time pursuant to the permanent Mortgage Loan program for which an Eligible Loan is targeted hereunder by Borrower (as identified in the related Approval Request), including all endorsements and supplements thereto as required under such targeted program.

“Applicable Margin” means (a) with respect to LIBOR Loans, two and one half percent (2.50%) per annum and (b) with respect to Base Rate Loans, one and one half percent (1.50%) per annum.

“Applicable Rate” means, for any day, the Effective LIBOR Rate or the Effective Base Rate.

“Approval Request” has the meaning set forth in Section 2.1(a).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee” has the meaning set forth in Section 13.15(a).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Assignee (with the consent of any party whose consent is required by Section 13.15(a)(v) and accepted by the Administrative Agent, in substantially the form of Exhibit J or any other form approved by the Administrative Agent).

“Assignment of Loan Servicing Agreement” means that certain agreement, to be in form and substance satisfactory to the Administrative Agent, pursuant to which the Loan Servicing Agreement is assigned to the Bank with the consent and agreement of the Servicer.

“Audited Statement Date” means, as applicable, the date of Guarantor’s or Borrower’s (including Borrower on a consolidated basis) most recent audited financial statements delivered to Administrative Agent.

“Authorized Representatives” has the meaning set forth in Section 3.10.

“Base Rate” means, for any applicable day, a rate per annum (rounded to the nearest 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Rate in effect on such day plus 0.50%.  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Base Rate Loans” means loans bearing interest at the Effective Base Rate.

“BoA” has the meaning set forth in the first paragraph of this Agreement.

“Borrower” has the meaning set forth in the first paragraph of this Agreement.

“Borrowing Period” means the period from the Closing Date to the earlier of (a) the Borrowing Expiration Date, or (b) the date the Commitment is terminated and the Warehousing Advances become due and payable under Section 12.2(a) or (b), or otherwise under this Agreement.

“Borrowing Expiration Date” means October 4, 2013, on which date the Commitment will expire of its own term.

“Business Day” means any day of the year on which offices of Administrative Agents are not required or authorized by law to be closed for business in Boston, Massachusetts.  If any day on which a payment is due is not a Business Day, then the payment shall be due on the next day following which is a Business Day.  Further, if there is no corresponding day for a payment in the given calendar month (e.g., there is no “February 30th”), the payment shall be due on the last Business Day of the calendar month.

“Calendar Quarter” means the three (3) month period beginning on each January 1, April 1, July 1 or October 1.

“Cash Flow” means, for any period, for any Person, without duplication, and in accordance with GAAP, the amount derived from such Person’s (A) Net Income (loss) after taxes for such period, plus (B) minority, interest in Net Income of Subsidiaries, plus (C) depreciation and amortization deducted in calculating Net Income for that period, plus (D) the provision for risk-sharing obligations minus (E) newly originated mortgage servicing rights net of the fair value of the expected guaranty obligation, included in calculating Net Income for that period, determined in accordance with GAAP.

“Cash Collateral Account” means account number 1499282385 (and any successor or replacement accounts), an Administrative Agent only access demand deposit account maintained at Administrative Agent, in Borrower’s name and designated for receipt of the proceeds of the sale or other disposition of Collateral.

“Closing Date” means, subject to Borrower’s satisfaction of the conditions set forth in Section 5.1, the date as of which this Agreement is executed and delivered by each of the parties hereto.

“Collateral” has the meaning set forth in Article 4.

“Collateral Assignment of Mortgage” means a collateral assignment of the Mortgage (and Assignment of Leases and Rents, if applicable) related to a Pledged Loan, to be in substantially the form of Exhibit G (adapted as appropriate for each applicable recording office).  If the Mortgage Loan includes a separate Assignment of Leases and Rents, the term “Collateral Assignment of Mortgage” will include the related separate collateral assignment of such Assignment of Leases and Rents if required by the applicable recording office.

“Collateral Documents” means, with respect to each Mortgage Loan: (a) the Mortgage Note, the Mortgage and all other documents including, if applicable, any Security Agreement and Uniform Commercial Code financing statements, as well as any guaranties and other supporting obligations (as defined in the Uniform Commercial Code) executed or existing in connection with or relating to the Mortgage Loan; (b) as applicable, the original lender’s ALTA Policy of Title Insurance or its equivalent, documents evidencing private mortgage insurance, the appraisal, the environmental assessment, the engineering report, certificates of casualty or hazard insurance, credit information on the maker of the Mortgage Note and each guarantor in connection therewith; (c) any other document listed in Exhibit C; and (d) any other document that is customarily desired for inspection or transfer incidental to the purchase of any Mortgage Note or that is customarily executed by the seller of a Mortgage Note.

“Commitment” means, for each Lender, its commitment under Section 1.1, in its sole discretion, to consider a request to fund its Commitment Percentage of Warehousing Advances, limited to such Lender’s Commitment Amount.

“Commitment Amount” means, for any Lender, at any date, the maximum amount such Lender is committed on such date to lend to the Borrower pursuant to, and on and subject to the terms and conditions of, this Agreement. As of the date hereof, the Commitment Amount of each Lender is set forth on Exhibit I, which may be amended from time to time in accordance with this Agreement.

“Commitment Percentage” means with respect to each Lender, the percentage set forth on Exhibit I hereto as such Lender’s percentage of the aggregate Commitments of all of the Lenders, as may be amended from time to time in accordance with this Agreement.

“Compliance Certificate” means, as to each of Borrower and Guarantor, a certificate executed on behalf of the same by its chief financial officer or its treasurer or by another officer approved by Administrative Agent, substantially in the form of Exhibit D-l or Exhibit D-2, respectively.

“Contingent Liabilities” means any Indebtedness or other liabilities of a Person not required by GAAP to be reflected as a liability on such Person’s financial statements, such as letters of credit, put guarantees, principal guarantees, and loss share arrangements.

“Cost” means the sum of (a) the gross purchase price paid for the purchase of a Mortgaged Property being financed with an Eligible Loan against which a Warehousing Advance is being made, as reflected in the purchase and sale agreement provided as a Credit Underwriting Document with the Approval Request related to such Warehousing Advance and the related settlement statement to be provided as required pursuant to Exhibit C, and (b) the cost of any permitted repairs, renovation or rehabilitation permitted hereunder, as set forth in the budget therefor provided as a Credit Underwriting Document with the Approval Request related to such Warehousing Advance.

“Credit Underwriting Documents” means those items set forth in Exhibit H.

“Daily Floating LIBOR Rate” means, for any day, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Bloomberg (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) on such day (if such day is a LIBOR Business Day) or the immediately preceding LIBOR Business Day (if such day is not a LIBOR Business Day), for U.S. dollar deposits with a term equivalent to one (1) month.  If such rate is not available at such time for any reason, then the “Daily Floating LIBOR Rate” shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in U.S. dollars in same day funds in the approximate amount of the then outstanding principal balance of the Warehousing Advances and with a term equivalent to one (1) month would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) on such day (if such day is a LIBOR Business Day) or the immediately preceding LIBOR Business Day (if such day is not a LIBOR Business Day).  If at any time the Administrative Agent’s London branch is not offering such rate, the Daily Floating LIBOR Rate shall be deemed to be unavailable.

“Damages” has the meaning set forth in Section 14.2(b).

“Default Rate” has the meaning set forth in Section 3.7.

“Delinquent Lender” has the meaning set forth in Section 13.13.

“Effective Base Rate” means, at any time, the per annum rate equal to the Base Rate at such time plus the Applicable Margin.

“Effective LIBOR Rate” means, at any time, the per annum rate equal to the Daily Floating LIBOR Rate at such time plus the Applicable Margin.

“Eligible Assignee” means, any of (a) a Lender or an Affiliate of a Lender, (b) an Approved Fund whose long-term senior unsecured debt is rated as being any of the then current top four rating categories of S&P and either Moody’s or Fitch; (c) a commercial bank, trust company, savings and loan association, insurance company, investment bank or pension fund organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000 whose long-term senior unsecured debt is rated as being any of the then current top four rating categories of S&P and either Moody’s or Fitch; (d) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having total assets in excess of $10,000,000,000 whose long-term senior unsecured debt is rated as being any of the then current top four rating categories of. S&P and either Moody’s or Fitch, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD whose long-term senior unsecured debt is rated as being any of the then current top four categories of S&P and either Moody’s or Fitch; and (e) any other Person (other than a natural person) approved by the Administrative Agent and, to the extent required under Section 13.15(a), Borrower; provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates.

“Eligible Loan” means a Mortgage Loan that satisfies the conditions and requirements set forth in Exhibit E.

“Equity Interests” means all shares, interests, participations or other equivalents, however designated, of or in a Person (other than a natural person), whether or not voting, including common stock, membership interests, warrants, preferred stock, convertible debentures and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules, and regulations.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group of which Borrower is a member and that is treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” means any of the conditions or events set forth in Section 12.1.

“Fannie Mae” means Fannie Mae, a corporation created under the laws of the United States, and any successor.

“Fees” means the fees from time to time payable by Borrower pursuant to the Fee Letter.

“Fee Letter” means that certain fee letter agreement to be entered into by Borrower and Administrative Agent on or before the date hereof, to be in form and substance satisfactory to Administrative Agent and Borrower.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions.

“FHA” means the Federal Housing Administration and any successor agency or other entity.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules, and regulations.

“First Mortgage” means a Mortgage that constitutes a first Lien on the real property and improvements described in or covered by that Mortgage.

“First Mortgage Loan” means a Mortgage Loan secured by a First Mortgage.

“Fitch” means Fitch, Inc.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, also known as Freddie Mac, a corporation created under the laws of the United States, and any successor.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Account” means that certain account (and any successor or replacement accounts) to be opened and maintained at Administrative Agent in Borrower’s name for use by Borrower to fund the making of Eligible Loans, using its own funds and Warehousing Advances. The Borrower shall only use the Funding Account for such transactions, and shall not use the Funding Account for any other purpose.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governing State” has the meaning set forth in Section 14.6.

“Guarantor” means Walker & Dunlop, Inc., a Maryland corporation, and any Person that after the date of this Agreement guarantees all or any portion of Borrower’s Obligations.

“Guaranty” means that certain Guaranty Agreement of even date herewith from Guarantor for the benefit of the Administrative Agent and each Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified or supplemented from time to time.  If more than one Guaranty is executed and delivered to Administrative Agent, the term “Guaranty” means each of the Guaranties and all of them.

“Hedging Arrangements” means, with respect to any Person, any agreements or other arrangements (including puts, interest rate swap agreements, interest rate cap agreements and forward sale agreements) entered into to protect that Person against changes in interest rates or the market value of assets.

“HUD” means the Department of Housing and Urban Development, and any successor agency or other entity.

“Indebtedness” means, as to any Person, all obligations, contingent and otherwise, that in accordance with GAAP should be classified upon the consolidated balance sheet of such Person and such Person’s Subsidiaries as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all obligations for borrowed money or other extensions of credit whether secured or unsecured, absolute or contingent, including unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of or on behalf of such Person and its Subsidiaries and all obligations representing the deferred purchase price of property; (b) all obligations evidenced by bonds, notes, debentures or other similar instruments; (c) all liabilities secured by any Lien existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (d) all guarantees, endorsements and other contingent obligations whether direct or indirect, in respect of indebtedness of others or otherwise, including any obligations (i) under Hedging Arrangements, (ii) to supply funds to or in any manner to invest in, directly or indirectly, a debtor, (iii) to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and (iv) to reimburse the issuer in respect of any letters of credit; and (e) that portion of all obligations arising under capital leases that is required to be capitalized on the consolidated balance sheet of such Person and its Subsidiaries; but excluding, in all events obligations arising under operating leases and accounts payable arising in the ordinary course of business.

“Indemnified Party” has the meaning set forth in Section 14.2(b)

“Information” has the meaning set forth in Section 14.17.

“Interest Payment Date” means the first (1st) day of each calendar month (unless such day shall be a Saturday, Sunday or holiday on which the Administrative Agent is required to be closed in Boston, Massachusetts, in which case Borrower shall have until the immediately succeeding Business Day).

“Interim Statement Date” means the date of the most recent unaudited financial statements of Borrower or Guarantor, as the case may be, delivered to Administrative Agent under this Agreement.

“Internal Revenue Code” means the Internal Revenue Code of 1986, Title 26 of the United States Code, and all rules, regulations and interpretations issued under those statutory provisions, as amended, and any subsequent or successor federal income tax law or laws, rules, regulations and interpretations.

“Investment Company Act” means the Investment Company Act of 1940 and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules, and regulations.

“Late Charge” has the meaning provided in Section 3.8.

“Lender” has the meaning set forth in the first paragraph of this Agreement.

“LIBOR Loan” means the Loan, or any portion thereof, that is bearing interest at the Effective LIBOR Rate.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature of such an agreement and any agreement to give any security interest).

“Liquidation Proceeds” has the meaning set forth in Section 12.2(c)(1)(K).

“Loan” has the meaning set forth in Section 1.1 hereof.

“Loan Documents” means this Agreement, the Warehousing Notes, the Guaranty, the Pledge Agreement, the Assignment of Loan Servicing Agreement, the Fee Letter, and each other document, instrument or agreement executed by Borrower or Guarantor in connection with any of those documents, instruments and agreements, as originally executed or as any of the same may be amended, restated, modified or supplemented from time to time.

“Loan Servicing Agreement” means that certain Loan Servicing Agreement to be entered into between Servicer and Borrower, in form and content reasonably satisfactory to the Administrative Agent, and assigned and pledged to the Administrative Agent, for the benefit of the Lenders, pursuant to the Assignment of Loan Servicing Agreement.

“Loan-to-Cost Ratio” means, as of any day of determination as to any Mortgage Loan, the ratio (expressed as a percentage) of (a) the maximum principal amount which may be advanced in accordance with the terms of such Mortgage Loan, to (b) the Cost of the related Mortgaged Property.

“London Banking Day” means any day on which dealings in deposits in United States Dollars transacted in the London interbank market.

“Margin Stock” has the meaning assigned to that term in Regulations T, U and X of the Board of Governors of the Federal Reserve System, as amended.

“Material Agreement” shall mean the Loan Servicing Agreement, and any other agreement to which Borrower is a party having a dollar value in excess of $500,000.

“Moody’s” means Moody’s Investors Services, Inc.

“Mortgage” means a mortgage or deed of trust on real property.

“Mortgage Loan” means any loan evidenced by a Mortgage Note and secured by a Mortgage and, if applicable, a Security Agreement.

“Mortgage Note” means a promissory note secured by one or more Mortgages and, if applicable, one or more Security Agreements.

“Mortgage Note Amount” means, as of any date of determination, the then outstanding and unpaid principal amount of a Mortgage Note (whether or not an additional amount is available to be drawn under that Mortgage Note).

“Mortgaged Property” means a Property subject to a Mortgage.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001 (a)(3) of ERISA, to which either Borrower or any ERISA Affiliate of Borrower has any obligation with respect to its employees.

“Multifamily Property” means real property that contains or that will contain more than four (4) dwelling units in improvements that are substantially complete and in which no more than 20% (or such lesser amount as will not exceed applicable Fannie Mae, Freddie Mac or FHA limits) of the net rentable area is rented to, or to be rented to, non-residential tenants.

“Net Income” means, for any Person, the net income (or loss) of such Person for any period after deduction of all expenses, taxes and other proper charges, all as determined in accordance with GAAP.

“Non-Usage Fee” has the meaning set forth in Section 3.5(a).

“Notice” has the meaning set forth in Section 14.1(a).

“Obligations” means all indebtedness, obligations and liabilities of Borrower to Administrative Agent, Lenders and their Affiliates and Subsidiaries (whether now existing or arising after the date of this Agreement, voluntary or involuntary, joint or several, direct or indirect, absolute or contingent, liquidated or unliquidated, or decreased or extinguished and later increased and however created or incurred) under this Agreement and the other Loan Documents or in connection with the Loan, including any of the following to the extent arising out of the Loan Documents or in connection with the Loan: (a) for disbursements made by Administrative Agent or Lenders for Borrower’s account, (b) for overdrafts (which, if permitted shall be at the Administrative Agent’s sole discretion), (c) for ACH exposure, (d) expenses incurred in connection with valuations of the Servicing Portfolio or Pledged Loans, and (e) under any Hedging Arrangement.

“OECD” has the meaning set forth in the definition of “Eligible Assignee.”

“Operating Account” means that certain account (and any successor or replacement accounts) to be opened and maintained at Administrative Agent in Borrower’s name for charging for payment of the Obligations, as provided herein, and for returning any excess sale proceeds from a Pledged Loan to Borrower.

“Operating Expenses” means, as to any Mortgaged Property, the following: all cash expenses actually incurred by or charged to the applicable mortgagor (appropriately pro-rated for any expenses that, although actually incurred in a particular period, also relate to other periods), with respect to the ownership, operation, leasing and management of the Mortgaged Property in the ordinary course of business, determined in accordance with GAAP, which Operating Expenses are adjusted to include any underwritten reserves for replacements, tenant improvements and leasing commissions and any other underwritten reserves as reasonably determined by Borrower whether or not required to be reserved.  Operating Expenses shall specifically exclude (1) capital expenditures, (2) depreciation, (3) payments (including interest) made in connection with the payment of the outstanding principal balance of the Mortgage Loan, (4) costs of restoration following a casualty or condemnation, (5) funds disbursed from any reserve account, and (6) any other non-cash items.

“Operating Income” means, as to any Mortgaged Property the following: all gross cash income, revenues and consideration received or paid to or for the account or benefit of the applicable mortgagor resulting from or attributable to the operation or leasing of the Mortgaged Property determined in accordance with GAAP, including business interruption insurance proceeds paid to the applicable mortgagor, forfeited security deposits and prepayment of rents in connection with early lease termination agreements, but excluding any income or revenues from a sale, refinancing, casualty or condemnation, payment of rents more than one (1) month in advance, lease termination payments, or payments from any other events not related to the ordinary course of operation of the Mortgaged Property.

“Other Taxes” has the meaning set forth in Section 3.9(c).

“Participant” has the meaning set forth in Section 13.15(e).

“Person” means and includes natural persons, corporations, limited liability companies, limited liability partnerships, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions of those governments.

“Plan” means each employee benefit plan (whether in existence on the date of this Agreement or established after that date), as that term is defined in Section 3 of ERISA, maintained for the benefit of directors, officers or employees of Borrower or any ERISA Affiliate.

“Pledge Agreement” means that certain Pledge and Security Agreement of even date herewith between Guarantor and Administrative Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified or supplemented from time to time.

“Pledged Hedging Accounts” has the meaning set forth in Section 4.1 (g).

“Pledged Hedging Arrangements” has the meaning set forth in Section 4.1 (g).

“Pledged Loans” has the meaning set forth in Section 4.1 (b).

“Prime Rate” means, on any day, the rate of interest per annum then most recently established by the Administrative Agent as its “prime rate.”  Any such rate is a general reference rate of interest, may not be related to any other rate, and may not be the lowest or best rate actually charged by the Administrative Agent to any customer or a favored rate and may not correspond with future increases or decreases in interest rates charged by other lenders or market rates in general, and the Administrative Agent may make various business or other loans at rates of interest having no relationship to such rate.  Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Administrative Agent’s prime rate” or “base rate.”

“Property” means a Multifamily Property securing a Mortgage Loan.

“Property NOI” means, for any period, as to any Mortgaged Property, the Operating Income for such period, less (b) the Operating Expenses for such period.  Any determination of Property NOI for any period shall be supported by a certificate of an authorized officer of Borrower setting forth the calculation thereof (including all adjustments made by Borrower) in detail, and attaching copies of all operating statements and other materials relied upon by Borrower in arriving at the Property NOI for such period.  The Property NOI for any period shall also be subject to approval by Administrative Agent, in its reasonable discretion.  For the purposes of calculating the Warehousing Advance Debt Service Coverage as of any date, the Property NOI and Testing Debt Service Amount shall be determined on a trailing three months basis.

“Register” has the meaning set forth in Section 13.15(c).

“Release Amount” has the meaning set forth in Section 4.3(e).

“Required Lenders” means as of any date, the Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the aggregate outstanding principal amount of all Warehousing Advances on such date, and if no such principal is outstanding, the Lenders whose aggregate Commitment Amounts constitute at least sixty-six and two-thirds percent (66 2/3%) of the Total Commitment Amount; provided, however, that the Commitment of, and the portion of aggregate outstanding principal amount of all Warehousing Advances held by, any Delinquent Lender shall be excluded for purposes of determining the Required Lenders.

“Restriction List” and “Restriction Lists” means each and every list of Persons who are Specially Designated Nationals and Blocked Persons or otherwise are Persons to whom the Government of the United States prohibits or otherwise restricts the provision of financial services. For the purposes of this Agreement, “Restriction Lists” include the list of Specially Designated Nationals and Blocked Persons established pursuant to Executive Order 13224 (September 23, 2001) and maintained by the Office of Foreign Assets Control, U.S. Department of the Treasury, current as of the day the Restriction List is used for purposes of comparison in accordance with the requirements of this Agreement, so that Persons subject to the jurisdiction of the United States will know that they are prohibited from dealing with such Specially Designated Nationals and Blocked Persons and that they must block all property within their possession or control in which such Specially Designated Nationals and Blocked Persons have an interest.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Security Agreement” means a security agreement or other agreement that creates a Lien on personal property, including furniture, fixtures and equipment, to secure repayment of a Mortgage Loan.

“Servicer” means Walker & Dunlop, LLC, a Delaware limited liability company, in its capacity as servicer of the Pledged Loans under the Loan Servicing Agreement.

“Servicing Contract” means, with respect to any Person, the arrangement, whether or not in writing, under which that Person has the right to service Mortgage Loans.

“Servicing Portfolio” means, as to any Person, the unpaid principal balance of Mortgage Loans serviced by that Person under Servicing Contracts, minus the principal balance of all Mortgage Loans that are serviced by that Person for others under sub servicing arrangements.

“Servicing Portfolio Report” has the meaning set forth in Section 8.3(a).

“Special Purpose Entity” means a limited liability company which at all times since its formation and at all times thereafter (i) was and is organized solely for the purpose of originating, owning, servicing and selling the Pledged Loans and engaging in any lawful act or activity and exercising any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for, the accomplishment of the foregoing purpose, (ii) has not and will not engage in any business unrelated to the origination, acquisition, ownership and safe of the Pledged Loans, (iii) has not had and will not have any assets other than those related to the Pledged Loans, (iv) has not engaged, sought or consented to and, to the fullest extent permitted by applicable law, will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger or asset sale (except as otherwise permitted by this Agreement), (v) except as otherwise permitted by this Agreement, shall not (A) file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest, (B) dissolve, liquidate, consolidate, merge, or sell all or substantially all of its assets or the assets of any other entity in which it has a direct or indirect legal or beneficial ownership interest, (C) engage in any other business activity, (vi) is and intends to remain solvent (based on a fair market valuation of assets) and is maintaining and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, (vii) has not failed and will not fail to correct any known misunderstanding regarding its separate identity, (viii) has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns (or as part of a consolidated group), (ix) has maintained and will maintain its books, records, resolutions and agreements as official records, (x) has not commingled and will not commingle its funds or assets with those of any other Person, (xi) has held and will hold its assets in its own name, (xii) has conducted and will conduct its business in its name, (xiii) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person (provided, however, that it may be part of a consolidated financial statement though separately noted as a subsidiary), (xiv) has paid and will pay its own liabilities, including the salaries of its own employees, if any, out of its own funds and assets, (xv) has observed and will observe all applicable limited liability company formalities, (xvi) has maintained and will maintain an arm’s-length relationship with its Affiliates, other than with respect to the Loan Servicing Agreement, to the extent approved by the Administrative Agent as provided in this Agreement (xvii) has and will have no indebtedness other than the Loan and liabilities in the ordinary course of business relating to the ownership, operation and sale of the Pledged Loans, (xviii) except to the extent required by the Loan Documents, has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person, (xix) has not and will not acquire obligations or securities of its manager, (xx) uses separate stationery, invoices and checks, (xxi) except in connection with the Loan, has not pledged and will not pledge its assets for the benefit of any other Person, (xxii) has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person, (xxiii) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person, (xxiv) has not identified and will not identify Servicer or Servicer’s member, or any Affiliate of any of them, as a division or part of it, and (xxv) has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business.

“Specially Designated Nationals or Blocked Persons” means Persons which are owned or controlled by, or acting on behalf of, the government of target countries or are associated with international narcotics trafficking or terrorism.

“Statement Date” means the Audited Statement Date or the Interim Statement Date, as applicable.

“Sublimit” means the aggregate amount of Warehousing Advances (expressed as a dollar amount or as a percentage of the Commitment Amount) that is permitted to be outstanding at any one time against a specific Eligible Loan, as set forth in Exhibit E.

“Subordinated Debt” means, with respect to any Person, (a) all indebtedness of that Person for borrowed money that is effectively subordinated in right of payment to all present and future Obligations either (i) under a Subordination of Debt Agreement on the form prescribed by Administrative Agent or (ii) otherwise on terms acceptable to Administrative Agent, and (b) solely for purposes of Section 9.6, all indebtedness of Borrower that is required to be subordinated by Sections 5.1(b) and 8.11.

“Subordination of Debt Agreement” has the meaning set forth in Section 5.1 (b).

“Subsidiary” means any corporation, partnership, association or other business entity in which more than 50% of the shares of stock or other ownership interests having voting power for the election of directors, managers, trustees or other Persons performing similar functions is at the time owned or controlled by any Person either directly or indirectly through one or more Subsidiaries of that Person.

“Taxes” has the meaning set forth in Section 3.9(c).

“Testing Debt Service Amount” for any period means, as determined by Administrative Agent, an aggregate amount equal to debt service that would be payable on the Loan with respect to such period, based on (a) the outstanding principal amount of the Loan on the last day of the then most recently ended Fiscal Quarter, (b) principal amortizing on a monthly basis over a thirty (30) year period, and (c) the greater of, on the last day of the then most recently ended Fiscal Quarter (i) the actual interest rate applicable to the Loan, (ii) a per annum rate equal to the sum of the annual yield payable on ten (10) year United States Treasury obligations in amounts approximating the applicable Loan amount plus 2.0%, and (iii)  a per annum interest rate of 6.5%.

“Total Commitment Amount” means the sum of the Commitment Amounts of the Lenders.  As of the date hereof, the Total Commitment Amount is $50,000,000.

“Trade Date” has the meaning set forth in Section 13.15(a)(i)(B).

“Trust Receipt” means a trust receipt in a form approved by and under which Administrative Agent may deliver any document relating to the Collateral to Borrower for correction or completion.

“Underlying Debt Service Coverage Ratio” means, as of any time of determination, as to any Mortgage Loan, the ratio of (a) the then Property NOI of the related Mortgaged Property, to (b) the interest only debt service required to be paid in accordance with the terms thereof.

“Underlying Loan-to-Value Ratio” means, at any time of determination, as to any Mortgage Loan, the ratio (expressed as a percentage) of (a) the maximum principal amount which may be advanced in accordance with the terms of such Mortgage Loan, to (b) the then as-is appraised value of the related Mortgaged Property as determined by an appraisal in form and substance satisfactory to Administrative Agent.

“Underwriting Guidelines” means Borrower’s policies and procedures for underwriting Mortgage Loans secured by Multifamily Properties, as in effect on the date of this Agreement, a copy of which has been provided to and approved by Administrative Agent, as the same may be modified from time to time in accordance with this Agreement.

“Unfunded Commitment” has the meaning set forth in Section 13.13(h) hereof.

“Unmatured Default” means the occurrence of any event or existence of any condition that, but for the giving of Notice or the lapse of time, would constitute an Event of Default.

“USPAP” means the Uniform Standards of Professional Appraisal Practice published by the Appraisal Standards Board of the Appraisal Foundation and related guidance promulgated by the Appraisal Standards Board in effect on the date hereof and as the same may be modified, amended, supplemented or replaced from time to time.

“Warehouse Period” means, for any Eligible Loan, the maximum number of period a Warehousing Advance may remain outstanding as set forth in Exhibit E.

“Warehousing Advance” means a disbursement by Administrative Agent and Lenders under Section 1.1.

“Warehousing Advance Debt Service Coverage Ratio” means, at any time of determination, as to any Warehousing Advance, the ratio of (a) the then Property NOI, to (b) the Testing Debt Service Amount for the related period.  A sample calculation of the Warehousing Advance Debt Service Coverage Ratio is set forth in Exhibit K.

“Warehousing Advance Request” has the meaning set forth in Section 2.1 (b).

“Warehousing Maturity Date” means the earlier of (a) the date that is two (2) years after the date on which a Warehousing Advance is made with respect to a specific Mortgage Loan, or (b) the date the Commitments are terminated and the Warehousing Advances become due and payable under Section 12.2(a) or 12.2(b).

“Warehousing Notes” has the meaning set forth in Section 1.4.

15.2                        Other Definitional Provisions.  Terms of Construction.

(a)                                 Accounting terms not otherwise defined in this Agreement have the meanings given to those terms under GAAP.

(b)                                 Defined terms may be used in the singular or the plural, as the context requires.

(c)                                  All references to time of day mean the then applicable time in Boston, Massachusetts, unless otherwise expressly provided.

(d)                                 References to Articles, Sections, Exhibits, Schedules and like references are to Articles, Sections, Exhibits, Schedules and the like of this Agreement, unless otherwise expressly provided.

(e)                                  The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.”

(f)                                   Unless the context in which it is used otherwise clearly requires, the word “or” has the inclusive meaning represented by the phrase “and/or.”

(g)                                  All incorporations by reference of provisions from other agreements are incorporated as if such provisions were fully set forth into this Agreement, and include all necessary definitions and related provisions from those other agreements. All provisions from other agreements incorporated into this Agreement by reference survive any termination of those other agreements until the Obligations of Borrower under this Agreement and the Warehousing Notes are irrevocably paid in full and the Commitments are terminated.

(h)                                 All references to the Uniform Commercial Code shall be deemed to be references to the Uniform Commercial Code in effect on the date of this Agreement in the applicable jurisdiction.

(i)                                     Unless the context in which it is used otherwise clearly requires, all references to days, weeks and months mean calendar days, weeks and months.

[signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

Signature of Borrower and Guarantor to Warehousing and Credit Agreement

“BORROWER”

W&D INTERIM LENDER II LLC, a Delaware limited liability company

By:	WALKER & DUNLOP, INC., a Maryland corporation, its managing member

	By:	/s/ William M. Walker
	Name:	William M. Walker
	Title:	President and Chief Executive
Officer

“GUARANTOR”

WALKER & DUNLOP, INC.

By:	/s/ William M. Walker
Name:	William M. Walker
Title:	President and Chief Executive Officer

[signatures of Administrative Agent and Lenders to follow]

Signature of Administrative Agent and Lenders to Warehousing and Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent and Lender

By:	/s/ Margaret A. Mulcahy
Name:	Margaret A. Mulcahy
Title:	Senior Vice President

EXHIBIT A

APPROVAL REQUEST

Date of Approval Request:

To:

Attention:

Re:

Reference is made to that certain Warehousing Credit and Security Agreement dated October 5, 2012 (as amended, restated, modified or supplemented from time to time, the “Agreement”) among W&D Interim Lender II LLC (the “Borrower”), Bank of America, N.A., as administrative agent (“Administrative Agent”) for itself and various lenders (the “Lenders”), and such Lenders.  Unless otherwise defined herein, all capitalized terms used herein shall have the meanings specified therefor in the Agreement.

The undersigned, being an Authorized Representative of Borrower, submits to Administrative Agent, in accordance with the provisions of Section 2.1(a) of the Agreement, this Approval Request with respect to the Mortgage Loan proposed to be financed by Borrower as described in Schedule 1 annexed hereto and incorporated by reference herein.

Borrower hereby certifies, warrants and represents to Administrative Agent and Lenders as follows:

1.                                       Accompanying this Approval Request are the Credit Underwriting Documents listed on Schedule 2 annexed hereto and incorporated by reference herein.  The following Credit Underwriting Documents are not yet available or are not complete, and the date of anticipated availability and/or completion, is as set forth below:

Missing/Incomplete Items	Availability/Completion Date

2.                                       Schedule 3 annexed hereto and incorporated by reference herein sets forth all of the Collateral Documents being obtained by Borrower in connection with the subject Mortgage Loan.

Exhibit A-1

3.                                       Except as specifically noted, all documentation and information provided to Administrative Agent in connection with this Approval Request is complete and accurate in all material respects, and complies with all applicable provisions of the Agreement.

4.                                       There has been no material adverse change in Borrower’s or Guarantors financial condition from the most recent financial information furnished to Administrative Agent pursuant to the Agreement.

5.                                       No Unmatured Defaults or Events of Defaults have occurred which have not been waived in writing by the Administrative Agent.

6.                                       Each representation and warranty made by Borrower and Guarantor in the Agreement, respectively, is true and complete in all material respects at and as of the date hereof (except for those which expressly relate to an earlier date which shall be true and correct as of such earlier date).

EXECUTED as of the date first above written.

By:

Name:

Title:

Exhibit A-2

SCHEDULE 1

Approval Request

Project Borrower
Project / Sponsor Name
Borrower Contact info.
Project Address
Project completion date
Ownership interest in the Property by any Borrower entity?
Borrower Loan Amount (may not exceed $35,000,000)
Construction Escrow Holdback
Underwritten FHA, Fannie Mae or Freddie Mac Permanent Loan Amount
Requested Warehousing Advance Amount(1)
Anticipated Warehousing Advance date
Borrower Loan Initial Maturity
Borrower Loan Extended Maturity

Warehousing Advance Request Review:

Item	Guideline	Actual / Comment	Complies (Y or N)
Targeted permanent loan program	Must be Fannie Mae, Freddie Mac, or FHA

Warehousing Advance Amount

The lesser of (i) 60% of the asset’s as is value based upon a third party MAI appraisal, and (ii) 75% of Mortgage Note Amount of the applicable Mortgage Loan.

Warehousing Advance DSC (using BofA Testing Debt Service Amount) > 1.2x

(1)          A Warehousing Advance Request must be delivered to Lender in accordance with Section 2.1 (b) of the Agreement.

Borrower Loan Amount	Underlying DSC > 1.0x Lesser of as-is LTV < 80%, or LTC < 90% Maximum loan amount $35MM

Pro forma Property NOI	Must be sufficient for targeted permanent loan

Amount of Borrower Loan designated for Property rehab	< 15% of Cost

Subordinate Financing/Mezz Financing	Not Permitted	N/A	N/A

Appraisal Report	Required	Appraisal Dated:

Environmental Report	Required	ESA Dated:

Property Condition Report	Required	PCR Dated:

SCHEDULE 2

Credit Underwriting Documents Furnished with Approval Request

SCHEDULE 3

Collateral Documents to be obtained by Borrower

EXHIBIT B

WAREHOUSING ADVANCE REQUEST AGAINST ELIGIBLE LOANS

ELIGIBLE LOAN TYPE:	MUST BE MULTIFAMILY MORTGAGE LOAN

ELIGIBLE LOAN COLLATERAL TYPE:	MUST BE FIRST MORTGAGE LOAN

Project Name:

Project State and Zip Code:

Mortgage Note Amount: $

Mortgage Note Date:

Mortgage Note Maturity Date:

Approved Warehousing Advance Amount: $

Warehousing Advance Date:

Warehousing Period Expiration Date:

Title Company/Closing Agent:
Title Contact Person:	Phone No.:
Title Contact Person E-Mail Address:
Title Company Address:

WIRE TRANSFER INFORMATION

Wire Amount:	Date of Wire:
Receiving Bank:	ABA No.:
City & State:
Credit Account Name:	Number:
Advise:	Phone:

Exhibit B-1

AVAILABILITY*

Borrower hereby certifies as follows as of the date hereof:

(A)  The aggregate outstanding principal amount of Warehousing Advances under the Warehousing Credit and Security Agreement (without giving effect to the Warehousing Advance requested by this Warehousing Advance Request)

$

(B)  Availability within the Commitment Amount (without giving effect to the Warehousing Advance requested by this Warehousing Advance Request) ($50,000,000, minus the amount specified in Item (A) above)

$

(C) Principal amount of Warehousing Advance requested by this Warehousing Advance Request under the Warehousing Credit and Security Agreement	$

(D) Availability within the Commitment Amount (after giving effect to the Warehousing Advance requested by this Warehousing Advance Request) [Item (B) above, minus Item (C) above]	$

* After giving effect to the Warehousing Advance requested by this Warehousing Advance Request, Item 1(D) above must be equal to or greater than zero

W&D Interim Lender II LLC (the “Borrower”) has granted, and hereby reaffirms the grant of, a security interest to Bank of America, N.A., as administrative agent (“Administrative Agent”) for itself and various lenders (the “Lenders”) in all of Borrower’s right, title and interest in and to the Mortgage Loan described above and all related Collateral pursuant to Article 4 of the Warehousing Credit and Security Agreement dated as of October 5, 2012, among Borrower, Administrative Agent and Lenders (as amended, restated, modified or supplemented from time to time, “Agreement”). Capitalized terms used in this Warehousing Advance Request without further definition have the meanings set forth in the Agreement.

Borrower hereby represents and warrants as follows:

(a)                                  The borrowing requested hereby complies with all applicable requirements of the Agreement.

(b)                                 Each representation and warranty made under the Agreement is true and correct at and as of the date hereof (except to the extent relating to a specific date) and will be true and correct at and as of the time the Warehousing Advance is made, in each case both with and without giving effect to the Warehousing Advance and the application of the proceeds thereof.

(c)                                  No Unmatured Default or Event of Default has occurred which has not been waived in its entirety by the Administrative Agent, or would result from the making of the

Exhibit B-2

Warehousing Advance or the application of the proceeds thereof if the Warehousing Advance were made on the date hereof, and no Unmatured Default or Event of Default will have occurred which has not been waived in its entirety by the Administrative Agent at the time the Warehousing Advance is to be made or would result from the making of the Warehousing Advance or the application of the proceeds thereof.

(d)                                 Borrower agrees to cause the Mortgage Notes(s) and the other Collateral Documents set forth on Exhibit C to be delivered to the Administrative Agent on the first Business Day after the date of the Warehousing Advance made to fund the Mortgage Loan.

(e)                                  The Credit Underwriting Documents delivered to the Administrative Agent with respect to the Warehousing Advance contemplated herein, and approved by the Administrative Agent, are complete and correct as of the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this Warehousing Advance Request as a document under seal as of                                 , 201  .

AUTHORIZED SIGNATURE

By
Print Name:
Title:

Exhibit B-3

EXHIBIT C

PROCEDURES AND DOCUMENTATION FOR WAREHOUSING ADVANCES

W&D INTERIM LENDER II LLC (the “Borrower”) must observe the following procedures and documentation requirements in all respects. All documents must be satisfactory to BANK OF AMERICA, N.A. as administrative agent (“Administrative Agent”) for itself and various lenders (the “Lenders”) in its sole discretion. Capitalized terms used in this Exhibit without further definition have the meanings set forth in the Warehousing Credit and Security Agreement dated October 5, 2012, among Borrower, Administrative Agent and Lenders (as amended, restated, modified or supplemented from time to time, the “Agreement”).

I.                                         AT LEAST 10 BUSINESS DAYS PRIOR TO THE REQUESTED WAREHOUSING ADVANCE DATE:

Administrative Agent must receive a completed Approval Request (Exhibit A to the Agreement), including all required documents, signed by an Authorized Representative.

II.                                     AT LEAST 2 BUSINESS DAYS PRIOR TO THE WAREHOUSING ADVANCE DATE:

1.                                       Administrative Agent must receive a letter signed by or an email communication from Borrower, providing the following information on the Pledged Loan:

(a)                                  Mortgagor’s name.

(b)                                 Project name.

(c)                                  Borrower’s case/loan number.

(d)                                 Expected date of Warehousing Advance.

(e)                                  Mortgage Note amount.

(f)                                    Name, street address, email address, telephone number and telecopier number of title company or settlement attorney and contact person.

(g)                                 Name, street address, email address, telephone number and telecopier number of the person who will be responsible for custody of closing documents and delivery of required items to Lender.

2.                                      Administrative Agent must receive an original or facsimile of the Warehousing Advance Request (Exhibit B to the Agreement).(1)

III.                              ON THE WAREHOUSING ADVANCE DATE [Prior to Funding]:

Administrative Agent must receive the following for Mortgage Loans:

(a)                                 Copy of the Mortgage Note, endorsed by Borrower in blank without recourse.

(b)                                 Copy of the fully executed Mortgage (and Assignment of Leases and Rents, if applicable).

(c)                                  Copy of the Collateral Assignment of Mortgage, as sent to the title company for recording in accordance with Administrative Agent’s escrow instructions referred to hereinafter.

(d)                                 Copy of unrecorded assignment of the Mortgage (and assignment of Assignment of Leases and Rents, as applicable), endorsed by Borrower in blank and in recordable form.

(e)                                  Copy of assignment of collateral agreements and other loan documents, endorsed by Borrower in blank, in recordable form as applicable.

(f)                                   Copies of assignments of the UCC financing statements, naming Administrative Agent as assignee secured party, in recordable form.

(g)                                  Copy of the first page of the title insurance policy or the title insurance commitment or pro forma policy to issue a policy marked to show the final policy exceptions, which:

i.                                          Names as insured Borrower and its successors and assigns, as its interests may appear; and

ii.                                       Sets forth an insured amount which is equal to the stated principal amount of the applicable Mortgage Loan.

(1)         Borrower may submit a Warehousing Advance Request during Administrative Agent’s review period for the related Approval Request; however, the Warehousing Advance funding date must be at least 2 Business Days after the last date of Administrative Agent’s anticipated 10 Business Day review period.  If a Warehousing Advance Request is to be submitted after Administrative Agent’s approval, the Warehousing Advance Request must be delivered, if at all, within 2 weeks after approval.

Exhibit C-2

(g)                                  Original or a facsimile of Administrative Agent’s escrow instructions letter to the title company or the settlement attorney involved with the transaction, countersigned by an authorized representative of the title company or by the settlement attorney.

(h)                                 Original or a facsimile of Borrower’s escrow instructions letter to the title company or by the settlement attorney involved with the transaction, countersigned by an authorized representative of the title company or the settlement attorney.

(i)                                     Copy of the Mortgage Loan settlement statement.

(j)                                    If the Mortgage Loan financed the acquisition of the Mortgaged Property, a copy of purchase transaction settlement statement.

(k)                                 If as identified in the Credit Underwriting Documents there are to be repairs or rehabilitation work to the Mortgaged Property, a copy of the final approved budget for such work.

(l)                                     Such other items as Administrative Agent shall identify in writing to Borrower as being required hereunder based upon Administrative Agent’s review of the Approval Request related to the Warehousing Advance.

IV.                               BY THE THIRD BUSINESS DAY AFTER THE WAREHOUSING ADVANCE DATE (Except for the original Mortgage Note in III (a), above which must be on the First Business Day):

Administrative Agent must receive the following:

(a)                                 The original Mortgage Note, endorsed by Borrower in blank (this must be received by the first Business Day after Warehousing Advance Date).

(b)                                 If available, certified copy of the recorded Mortgage (and Assignment of Leases and Rents, if applicable) [If not available, to be delivered within three Business Days after receipt by Borrower].

(c)                                  If available, certified copy of the recorded Collateral Assignment of Mortgage [If not available, to be delivered within three Business Days after receipt by Borrower].

(d)                                 Original of unrecorded assignment of the Mortgage (and Assignment of Leases and Rents, if applicable), endorsed by Borrower in blank and in recordable form.

(e)                                  Original of assignment of collateral agreements and other loan documents, endorsed by Borrower in blank, in recordable form as applicable.

(f)                                   Originals of assignments of the UCC financing statements, naming Administrative Agent as assignee secured party, in recordable form.

Exhibit C-3

(g)                                  Copy of final title insurance policy commitment referred to in Section IV (with original to follow within three Business Days after receipt by Borrower).

(g)                                  Such other items as Administrative Agent reasonably shall identify in writing to Borrower as being required hereunder based upon Administrative Agent’s review of the Approval Request related to the Warehousing Advance.

***************************************

Upon receipt of the letter or email communication required under Section I hereof, with all of the required information, in form and substance satisfactory to Administrative Agent, Administrative Agent will issue its escrow instructions letter to the specified title company and/or the settlement attorney, which will include wiring information, bailee clauses and contact information at Administrative Agent for the delivery of the original Mortgage Note and related Collateral Documents.

No Warehousing Advance will be made by Administrative Agent prior to its receipt of all Collateral Documents required under Section III.

Borrower must hold or cause its custodian to hold, in trust for Administrative Agent, those original Collateral Documents of which only copies are required to be delivered to Administrative Agent under this Exhibit. Promptly upon request by Administrative Agent or, if the recorded Collateral Documents have not yet been returned from the recording office, immediately upon receipt by Borrower or its custodian of such recorded Collateral Documents, Borrower must deliver or cause its custodian to deliver to Administrative Agent any or all of the original Collateral Documents.

The Warehousing Advance will be funded to the Funding Account, in which the Administrative Agent has a security interest, and will be utilized by the Borrower solely for the purposes of funding the identified Pledged Loan. Borrower must have available sufficient collected funds in the Funding Account such that the funds from the Funding Account, together with the Warehousing Advance, will enable Borrower to fund in its entirety the underlying Mortgage Loan. When wired by the Borrower to the title company or the settlement attorney, the proceeds of the Warehousing Advance must be held in an escrow account of the title company or the settlement attorney and disbursed in accordance with the closing letter of Borrower or its counsel (which shall clearly reference the Administrative Agent’s security interest therein and in the identified Mortgage Loan) and when authorized by the terms of the escrow instructions letter of Administrative Agent.

Disbursement will be authorized only after the title company or settlement attorney takes possession, on behalf of Administrative Agent, of the originals of each applicable Collateral Document required under Section III, and, with respect to Pledged Loans, the title company is prepared to issue its title insurance policy.  Immediately after disbursement, the title company or settlement attorney must transmit directly to Administrative Agent via e-mail or telecopier the items required under Section III.  In the event the Pledged Loan is not closed and, as applicable, the related Mortgage, assignments, and Collateral Assignment of Mortgage recorded and title insurance issued by 2:00 p.m., Boston time, on the next day following the Warehousing

Exhibit C-4

Advance, or in the event the Borrower becomes aware of the fact that the closing of the Pledged Loan will not occur, the title company or the settlement attorney must return the Warehousing Advance immediately to Administrative Agent.

The foregoing arrangements, which permit Administrative Agent to fund the Warehousing Advance after the Mortgage Note has been delivered to a third person on behalf of, and as agent and bailee for, Administrative Agent, and before the Mortgage Note is received by Administrative Agent, are for the convenience of Borrower. Borrower retains all risk of loss or non-delivery of the Mortgage Note and Administrative Agent has no liability or responsibility for those risks.

VI.                               WITHIN 15 CALENDAR DAYS AFTER RECEIPT BY BORROWER, BUT NO LATER THAN 60 CALENDAR DAYS AFTER THE WAREHOUSING ADVANCE:

Borrower shall deliver a CD containing a full copy of the closing binder for the Pledged Loan.

Exhibit C-5

EXHIBIT D-1

FORM OF

BORROWER’S COMPLIANCE CERTIFICATE

This Compliance Certificate is submitted to the Administrative Agent and Lenders pursuant to Section 8.2(g) of the Warehousing Credit and Security Agreement among W&D INTERIM LENDER II LLC (the “Borrower”), BANK OF AMERICA, N.A. as administrative agent (“Administrative Agent”) for itself and various lenders (the “Lenders”), and such Lenders dated as of October 5, 2012 (as amended, restated, modified or supplemented from time to time, the “Agreement”). Capitalized terms and Section numbers used in this Compliance Certificate without further definition refer to those terms and Sections set forth in the Agreement.

The undersigned hereby certifies to Administrative Agent and Lenders that, as of the close of business on                                     (“Statement Date”):

1.                                      I have reviewed the terms of the Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of Borrower.  That review has not disclosed, and I have no other knowledge of the existence of, any Unmatured Default or Event of Default, or if any Unmatured Default or Event of Default existed or exists, a detailed explanation is attached setting forth the nature and the period of existence of the Unmatured Default or Event of Default and the action Borrower has taken, is taking or proposes to take with respect that Unmatured Default or Event of Default.

2.                                      Pursuant to Section 8.2 of the Agreement, enclosed are the financial statements and related materials of Borrower as of the Statement Date.  The financial statements for the period ending on the Statement Date fairly present in all material respects the financial condition and results of operations of Borrower as of the Statement Date.

Dated:

W&D INTERIM LENDER II LLC

By:
Name:
Title:

EXHIBIT D-2

FORM OF

GUARANTOR’S COMPLIANCE CERTIFICATE

This Compliance Certificate is submitted by Walker & Dunlop, Inc., a Maryland corporation (“Guarantor”), to the Administrative Agent and Lenders pursuant to Section 8.2(g) of the Warehousing Credit and Security Agreement among W&D INTERIM LENDER II LLC (the “Borrower”), BANK OF AMERICA, N.A. as administrative agent (“Administrative Agent”) for itself and various lenders (the “Lenders”), and such Lenders, dated as of October 5, 2012 (as amended, restated, modified or supplemented from time to time, the “Agreement”). Capitalized terms and Section numbers used in this Compliance Certificate without further definition refer to those terms and Sections set forth in the Agreement.

The undersigned hereby certifies to Administrative Agent and Lenders that, as of the close of business on            (“Statement Date”):

1.                                      As demonstrated by the attached calculations supporting this Compliance Certificate, Guarantor satisfied the covenants set forth in Sections 10.3 and [          ] of the Agreement or, if Guarantor did not satisfy any of those covenants, a detailed explanation is attached setting forth the nature and the period of existence of any Unmatured Default or Event of Default and/or failure to comply, and the action Guarantor has taken, is taking or proposes to take with respect to that Unmatured Default or Event of Default and/or failure to comply.

[2.                                  Borrower has not made any payments in advance of the scheduled maturity date on any Subordinated Debt, and [Borrower has not incurred any additional Indebtedness that must be subordinated under the terms of Section 8.11.] [Borrower has incurred additional Indebtedness that is required be subordinated under the terms of Section 8.11 as set forth below, and such Indebtedness has been subordinated as required by Section 8.11.]]

3.                                      I have reviewed the terms of the Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of Guarantor (and Guarantor’s Subsidiaries).  That review has not disclosed, and I have no other knowledge of the existence of, any Unmatured Default or Event of Default, or if any Unmatured Default or Event of Default existed or exists, a detailed explanation is attached setting forth the nature and the period of existence of the Unmatured Default or Event of Default and the action either or both of Guarantor and Borrower has taken, is taking or proposes to take with respect that Unmatured Default or Event of Default.

4.                                      Pursuant to Section 8.2 of the Agreement, enclosed are the financial statements and related materials of Guarantor as of the Statement Date. The financial statements for the period ending on the Statement Date fairly present in all material respects the financial condition and results of operations of Guarantor (all information relating to Guarantor shall be prepared on a consolidated and consolidating basis including the Borrower) as of the Statement Date.

Dated:

WALKER & DUNLOP, INC.

By:
Name:
Title:

CALCULATIONS SUPPORTING COMPLIANCE CERTIFICATE

[TO BE COMPLETED WHEN COVENANTS SET]

Name:

Statement Date:

All financial calculations set forth in this Compliance Certificate are as of the Statement Date.

EXHIBIT E

WAREHOUSING CREDIT AND SECURITY AGREEMENT ELIGIBLE LOANS

A.                                    LIMITATIONS ON WAREHOUSING ADVANCES AGAINST MORTGAGE LOANS

Lenders’ obligation to consider making Warehousing Advances under the Agreement is subject to the following limitations:

1.                                      No Warehousing Advance will be made against any Mortgage Loan that has been previously sold or pledged to obtain financing (whether or not such financing constitutes Indebtedness) under another warehousing financing arrangement.

2.                                      No Warehousing Advance will be made against any Mortgage Loan that Administrative Agent or any Lender believes may be based on untrue, incomplete, inaccurate or fraudulent information or may otherwise be subject to fraud.

3.                                      No Warehousing Advance will be made against any Mortgage Loan if any of the limitations set forth in this Exhibit E would be exceeded after giving effect to the Warehousing Advance.

4.                                      No Warehousing Advance will be made against a Mortgage Loan originated by a Person other than Borrower.

5.                                      No Warehousing Advance will be made against a Mortgage Loan if the applicable Advance Rate or Sublimit would be exceeded.

B.                                    ELIGIBLE LOANS AND TERMS OF WAREHOUSING ADVANCES

Subject to compliance with the terms and limitations set forth below and the terms, representations and warranties, and covenants in the Agreement, the following Mortgage Loan is an Eligible Loan for purposes of the Agreement:

Mortgage Loan type: An interim First Mortgage Loan secured by a Multifamily Property to (i)  refinance an existing third party Mortgage Loan, or (ii) finance the acquisition of such Multifamily Property, in either case possibly to include funds for minor repairs and rehabilitation (subject to the limitations set forth in this Exhibit and the Agreement).

Repairs and rehabilitation:  May not exceed 15% of Cost.

Subordinate Mortgage Loans or mezzanine debt: Not Permitted.

Sublimit: The then-unfunded Total Commitment Amount.

Maximum amount of Mortgage Loan:  $35,000,000.

Advance Rate: The lesser of (i) 60% of the as is value of the Mortgaged Property with respect to the particular Mortgage Loan based upon a third party MAI appraisal, reviewed and approved by the Administrative Agent, and (ii) 75% of the Mortgage Note Amount advanced by the Borrower with respect to the applicable Mortgage Loan.

Warehousing Advance Debt Service Coverage Ratio: The Warehousing Advance Debt Service Coverage Ratio must be at least 1.20 to 1.00.

Maximum Underlying Loan-to-Value Ratio and Loan-to-Cost Ratio: The Underlying Loan-to-Value Ratio may not exceed 80%, and the Loan-to-Cost Ratio may not exceed 90%.

Underlying Debt Service Coverage Ratio: The Underlying Debt Service Coverage Ratio must be at least 1.00 to 1.00, after giving effect to any cash funded interest reserves to the extent previously approved by Administrative Agent in its discretion, such approval not to be unreasonably withheld.

Warehouse Period: Unless extended as provided below, the earlier of (i) the maturity of the applicable Mortgage Loan, as the same may be extended, and (ii) two years from the date of the Warehousing Advance.

Extension of Warehousing Period: The Warehousing Period may be extended for up to 1 year (i.e., for a total maximum Warehousing Period of 3 years), provided that the following conditions are all satisfied in the sole discretion of the Administrative Agent:

(i)                                     The underlying Mortgage Loan (as the same may have been extended) does not mature prior to the expiration of such period.

(ii)                                  Within 45 calendar days of the expiration of the initial Warehousing Period, Administrative Agent has received (A) an updated appraisals of the as-is value and the as-stabilized value of the Mortgaged Property, in form and substance satisfactory to Lender, and (B) an updated assessment (in form and substance satisfactory to Lender) as to the Mortgaged Property’s ability to qualify for the target FHA, Fannie Mae or Freddie Mac permanent loan program initially identified in the Credit Underwriting Documents.

(iii)                               (A) Based upon the updated as-is appraised value of the Mortgaged Property, the outstanding amount of the applicable Warehousing Advance does not exceed 60% of such updated as-is appraised value, and (B) the Warehousing Advance Debt Service Coverage Ratio as of the last day of the calendar month of the otherwise expiring Warehouse Period is at least 1.2 to 1.0, unless the Borrower makes a partial prepayment of the Warehousing

Exhibit E-2

                                                Advance in an amount necessary so that (1) the Warehousing Advance does not exceed the Advance Rate then applicable to such Mortgage Loan, and (2) the Warehousing Advance Debt Service Coverage Ratio is at least 1.2 to 1.0.

(iv)                              Borrower has delivered any and all information underlying or supporting the calculations required by the preceding subsection, and the same shall be satisfactory in form and substance to Administrative Agent.

Exhibit E-3

EXHIBIT F

AUTHORIZED REPRESENTATIVES

Warehousing Advances

Doug Blake

Debra A. Casale

Veronica Langhofer

Jenna Treible

Deborah A. Wilson

Submission of Underwriting/Credit Documents

Judson Birdsong

Andrew Dalgliesh

Archna Gupta

Richard Warner

EXHIBIT H

CREDIT UNDERWRITING DOCUMENTS

Borrower transaction summary, specifically identifying which FHA, Fannie Mae or Freddie Mac loan program the project is being targeted for and which specific qualification criteria remain as “but for” to be satisfied along with a projected achievement of the “but for” items.

Reports:

(i)                                     Appraisal (FIRREA and USPAP complying appraisals),

(ii)                                  Environmental (ASTM standards): A phase I environmental site assessment prepared by a third-party environmental consultant, in form and content satisfactory to Administrative Agent, in its sole discretion, addressed to Administrative Agent or, if not addressed to Administrative Agent, delivered with a reliance letter in favor of Administrative Agent in form and content satisfactory to Administrative Agent, in its sole discretion; and

(iii)                               Property Condition (if property is older than 5 years).

Copy of all major underwriting materials submitted to Borrower or other entities, as requested.

Description of any variances from Borrower Underwriting Guidelines.

Internal write-up and deal summary, inclusive of underwriting comparison to specific GSE qualifying transactions if available in the project’s locale.

If rehab involved, budget for all work.

Copies of drafts of Mortgage Loan documents, if and as available.

Such other materials as Administrative Agent may request.

EXHIBIT I

COMMITMENTS

Lender (and address)	Commitment Amount	Commitment Percentage

Bank of America, N.A. 225 Franklin Street, 2nd Floor Boston, Massachusetts 02110 Attention: Margaret A. Mulcahy Facsimile: 617.346.2355 Email: margaret.a.mulcahy@baml.com	$50,000,000	100%

EXHIBIT J

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance “) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the] [each, an] “Assignee”), [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Warehousing Credit and Security Agreement identified below (the “ Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor] [the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Acceptance , without representation or warranty by [the] [any] Assignor.

1.                                      Assignor[s]:

2.                                      Assignee[s]:

[for each Assignee, indicate [Affiliate] [Approved Fund] of [identify Lender]]

3.                                      Borrower(s):

Exhibit J-1

4.                                      Administrative Agent: Bank of America, N.A., as the administrative agent under the Agreement

5.                                      Agreement: Warehousing Credit and Security Agreement, dated as of October 5, 2012, among W&D Interim Lender II LLC, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Lender.

6.                                      Assigned Interest[s]:

Assignor[s]	Assignee[s]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans
		$	$		%
		$	$		%
		$	$		%

[7.                             Trade Date:                                             ]

Effective Date:                                   , 201    [TO BE INSERTED BY

ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

Exhibit J-2

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:]

By:
Title:

Exhibit J-3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1)                                     Representations and Warranties.

a)                                     Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

b)                                     Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Agreement, (ii) it meets all the requirements to be an assignee under Section 13.15 of the Agreement (subject to such consents, if any, as may be required under Section 13.15(a) of the Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the] [such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Agreement, duly completed and executed by [the] [such] Assignee, and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and

Exhibit J-4

(ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2)                                     Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3)                                     General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the Commonwealth of Massachusetts.

Exhibit J-5

EXHIBIT K

SAMPLE CALCULATION

Walker & Dunlop Interim Loan Program

B of A Interim Line - WADSCR Testing Example

Warehousing Advance Debt Service Coverage Ratio (“WADSCR”) - Sample Calculation

Borrower’s Rate Test	Warehouse Advance
Note Rate	5.50%
Amortization	None
Constant	5.50%
Unpaid Principal Balance	$7,200,000
Trailing 3 Month In Place Rents and Other Income	$250,000
Annualized In Place Rents and Other Income	$1,000,000
Trailing 3 Month Normalized Expenses	$75,000
Annualized Normalized Expenses	$300,000
Trailing 3 Month Property Net Operating Income	$175,000
Annualized Property Net Operating Income	$700,000
Annual Debt Service	$396,000
Actual Annual DSCR	1.77x

A =	Most recent Effective LIBOR Rate from statement provided by Lender to Borrower relating to Warehouse Advances plus spread referred to in Pledged Loan Documents
B =	Amortization, if any, relating to specific Pledged Loan
C =	Annual Debt Service Payment divided by Unpaid Principal Balance
D =	Unpaid Principal Balance on Warehouse Advance relating to specific Pledged Loan
E =	Calculation described in definition of Property Net Operating Income
F =	Calculation described in definition of Property Net Operating Income
G =	Calculation described in definition of Property Net Operating Income
H =	Calculation described in definition of Property Net Operating Income
I =	E-G
J =	F-H
K =	Based on customary calculation relating UPB to Note Rate and Amortization
L =	J/K

Stressed Coverage Test	Warehouse Advance
Interest Rate	6.50%
Amortization	30 year
Constant	7.58%
Unpaid Principal Balance	$7,200,000
Annualized Property Net Operating Income	$700,000
Annual Debt Service (Stressed)	$546,107
Annual Test WADSCR	1.28x

M =	Most recent Effective LIBOR Rate from statement provided by Lender to Borrower relating to Warehouse Advances plus spread referred to in Pledged Loan Documents
N =	Amortization, if any, relating to specific Pledged Loan
O =	Annual Debt Service Payment divided by Unpaid Principal Balance
P =	Unpaid Principal Balance on Warehouse Advance relating to specific Pledged Loan
Q =	J from above
R =	Based on customary calculation relating UPB to Note Rate and Amortization
S =	Q/R

DSCR Used For Test (Lower of Two DSCRs Above)	1.28x
Minimum Property Debt Service Coverage Ratio	1.20x
Does WADSCR Exceed Minimum	Yes

Remargin Per Section 3.3(f) - Sample Calculation

Constant for WADSCR Test	7.58%
Existing Unpaid Principal Balance	$7,200,000
Annualized Property Net Operating Income	$625,000
Current Debt Service	$546,107
Current DSCR	1.14x
Target Warehouse DSCR	1.20x
Maximum Debt for 1.20x DSCR	$6,866,789
Required Paydown	$333,211
Adjusted W/H UPB (Advance)	$6,866,789

A =	Constant resulting from WADSCR test
B =	Unpaid Principal Balance on Warehouse Advance relating to specific Pledged Loan
C =	Derived from calculation in definition of Property Net Operating Income (as shown in Line “J” above)
D =	Based on customary calculation relating UPB to Note Rate and Amortization
E =	C/D
F =	Debt Service Coverage referred to in Section 11.1(w)
G =	(C/F)/A
H =	B-G
I =	B-H

Schedule 10.3

Warehousing Credit and Security Agreement (“Agreement”)

I.                                         Financial Covenants

As further provided in Section 10.3 of the Agreement, Borrower and Guarantor (referred to herein as “WDINC”) shall not:

(a)                                  Permit (i) WDINC’s Tangible Net Worth at any time to be less than the sum of: (A) $200,000,000, plus (B) an amount equal to 75% of the Net Proceeds of any Equity Issuances by WDINC or any Subsidiary occurring after September 4, 2012, to be tested on the last day of each Fiscal Quarter, or (ii) permit WDINC or any applicable Subsidiary to otherwise not be in compliance with applicable net worth requirements of Fannie Mae, Freddie Mac, Ginnie Mae,  FHA, and HUD.

(b)                                 Permit WDINC’s Liquid Assets, determined on a consolidated basis, at any time to be less than $15,000,000, or permit WDINC or any applicable Subsidiary otherwise not to be in compliance with applicable requirements of Fannie Mae, Freddie Mac, Freddie Mac, Ginnie Mae, FHA, and HUD.

(c)                                  Permit Four-Quarter EBITDA as of any time of determination to be less than $35,000,000, to be tested on the last day of each Fiscal Quarter.

(d)                                 Permit WDINC’s Debt Service Coverage Ratio as of any time of determination to be less than 3.0 to 1.0, to be tested on the last day of each Fiscal Quarter.

(e)                                  Permit the aggregate unpaid principal amount of (i) all Mortgage Loans comprising WDINC’s consolidated Servicing Portfolio (exclusive of such Mortgage Loans which (A) are sixty (60) or more days past due or are otherwise in default, or (B) have been transferred to Fannie Mae for resolution) to be less than $20.0 billion at any time, or (ii) all Fannie Mae DUS Mortgage Loans comprising WDINC’s consolidated Servicing Portfolio (exclusive of such Mortgage Loans which (A) are sixty (60) or more days past due or are otherwise in default, or (B) have been transferred to Fannie Mae for resolution) to be less than $10.0 billion at any time, calculated as of the last day of each Fiscal Quarter.

(f)                                    Permit the LTSV Ratio (based on the outstanding unpaid principal balance of the Term Loan) at any time to be greater than 40%, to be tested on the last day of each Fiscal Quarter.

(g)                                 Permit the aggregate unpaid principal amount of Fannie Mae DUS Mortgage Loans within WDINC’s consolidated Servicing Portfolio which are sixty (60) or more days past due or otherwise in default to at any time exceed three and one half percent (3.5%) of the aggregate unpaid principal balance of all Fannie Mae DUS Mortgage Loans within WDINC’s consolidated Servicing Portfolio at such time, calculated as of the last day of each

Fiscal Quarter; provided, however, that solely for purposes of determining compliance with Section7.14(g) of the Term Loan Agreement (and compliance under this Schedule 10.3), Fannie Mae DUS Mortgage Loans shall be adjusted to exclude: (1) any No Risk Mortgage Loans under the Fannie Mae DUS Program and (2)  with respect to any At Risk Mortgage Loans under a modified risk sharing arrangement under the Fannie Mae DUS Program, any loan balances which are not subject to any loss sharing or recourse thereunder.

(h)                                 (i) Permit the ratio of Adjusted Funded Debt to Four-Quarter EBITDA at any time to be greater than 4.0 to 1.0, to be tested on the last day of each of the Fiscal Quarters ending on September 30, 2012, December 31, 2012, March 31, 2013, and June 30, 2013; (ii) and Permit the ratio of Adjusted Funded Debt to Four-Quarter EBITDA at any time to be greater than 3.5 to 1.0, to be tested on the last day of (x) the Fiscal Quarter ending September 30, 2013 and (y) of each Fiscal Quarter thereafter.

For the purposes of any testing of the foregoing financial covenants which is made as of the end of a Fiscal Quarter, such testing shall be based on (i) for any of the first three Fiscal Quarters of any Fiscal Year, the financial statements required to be delivered to the Term Loan Administrative Agent, pursuant to Section 6.01(b) of the Term Loan Agreement with respect to the subject Fiscal Quarter, and (ii) for the fourth Fiscal Quarter of any Fiscal Year, the audited financial statements required to be delivered pursuant to Section 6.01(a) of the Term Loan Agreement with respect to the Fiscal Year then ended, in each case with such financial statements also to be provided to the Administrative Agent under the Agreement.

II.                                     Definitions:  Unless otherwise indicated in the Schedule 10.3, capitalized terms used herein which are not otherwise defined shall have the respective meanings ascribed to such terms in the Agreement.  As used in this Schedule 10.3, the following terms shall have the meanings set forth below:

“Agency” means Fannie Mae, Freddie Mac, FHA, or HUD.

“Agency Mortgage Loan Transactions” means the purchase or funding of Mortgage Loans (or participations therein) by WDLLC or, as may be applicable, WD Capital, respectively, that: (a) are subject to unconditional purchase commitments from an Agency, or, to the extent an Agency has committed to insure or guaranty such Mortgage Loans, other Investors, in its sole discretion, and the related rights of WDLLC or, as may be applicable, WD Capital to originate, purchase, hold, sell and service such Mortgage Loans.

“Agency Warehousing Facilities” means mortgage warehouse lines of credit used by WDLLC or, as may be applicable, WD Capital to finance Agency Mortgage Loan Transactions that: (a) are subject to unconditional purchase commitments from an Agency, or, to the extent an Agency has committed to insure or guaranty such Mortgage Loans, other investors; (b) provide for repayment of each advance made thereunder not more than ninety (90) days from the date such advance is made; (c) are secured solely by Permitted Warehouse Collateral; and (d) are not recourse to any Person other than WDLLC or WD Capital, as the case may be.

“Adjusted Funded Debt” means all Funded Debt other than under Agency Warehousing Facilities.

“At Risk Mortgage Loans” means Mortgage Loans as to which either WDLLC or, as may be applicable, WD Capital has any loss sharing arrangement or otherwise are with recourse to WDLLC or WD Capital, respectively.

“CW Transaction” has the meaning ascribed to such term in the Term Loan Agreement.

“Debt Service Coverage Ratio” means, as of any time of determination, the ratio of: (a) Four-Quarter EBITDA to (b) the sum of: (i) interest expense of WDINC on account of all Indebtedness (including the Term Loan) other than Agency Warehousing Facilities, plus (ii) an amount equal to the aggregate amount of all scheduled or other mandatory payments of principal under any Indebtedness (whether or not so paid), excluding such payments under Agency Warehousing Facilities and balloon payments due at maturity, measured over the same time period as the relevant Four-Quarter EBITDA as provided in the preceding clause (a).  For the purposes of this definition only, (A) Four-Quarter EBITDA shall exclude any EBITDA attributable to any Subsidiary which is not a Subsidiary Guarantor during the applicable period, and (B) interest expense shall exclude any interest expense on account of any Indebtedness of any Subsidiary which is not a Subsidiary Guarantor during the applicable period.

“EBITDA” means at any date of determination thereof, an amount equal to the following, all as determined in accordance with GAAP (net of intercompany transactions and without duplication): (a) Net Income for the most recently completed Measurement Period; plus (b) to the extent deducted in calculating Net Income: the sum of: (i) interest expense of WDINC on account of all Indebtedness (including the Term Loan) other than Agency Warehousing Facilities, (ii) depreciation expenses, (iii) amortization and write-offs of Servicing Contracts, (iv) decreases in the fair value of any derivative instruments entered into in order to hedge the Term Loan,  (v) net cash settlements paid by WDINC in connection with any derivative instruments entered into in order to hedge the Term Loan, and (vi) provisions for risk-sharing obligations relating solely to Fannie Mae DUS Mortgage Loans pursuant to the Fannie Mae DUS Program; minus (c) to the extent included in calculating Net Income, (i) capitalized amounts attributable to origination of Servicing Contract rights, (ii) the fair value of expected guaranty obligations, (iii) increases in the fair value of any derivative instruments entered into in order to hedge the Term Loan, (iv) net cash settlements received by WDINC in connection with any derivative instruments entered into in order to hedge the Term Loan, and (v) any cash loan loss expenses not deducted or excluded from the determination of Net Income (“net write-offs” as used in Form 10K for the period ended December 31, 2011 as filed with the Securities and Exchange Commission); plus or minus, as the case may be (d) to the extent deducted in calculating Net Income, and to the extent prefunded or to be funded by WD Capital, and the amounts of which will be mutually agreed upon by WDINC and the Term Loan Administrative Agent (and satisfactory to the Administrative Agent hereunder), unless otherwise specified herein: (i) compensation expenses associated with WDLLC retention and severance of current and former employees of WD Capital, and (ii) transaction costs associated with the CW Transaction to include investment banker fees, legal fees and other advisory fees; plus or minus, as the case may be (e) to the extent not included in calculating Net Income, and to the extent cash proceeds will be received (i) origination fees and sale premiums received from any interest rate lock commitments recognized as assets in purchase accounting as a result of the CW Transaction, (ii)

sale premiums received from loans held for sale recognized as assets in purchase accounting as a result of the CW Transaction, and (iii) origination fees and sale premiums received from the Loan Pipeline recognized as assets in purchase accounting as result of the CW Transaction.  For the avoidance of any doubt, EBITDA shall exclude any cash loan losses related to WD Capital’s small loan portfolio up to $16,022,000, to the extent reserved in a pre-funded cash account.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership, profit or other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of the issuing Person (including, without limitation, partnership, membership or trust interests therein) whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person (and includes any capital contribution from any Person other than WDINC or a Subsidiary).

“Fannie Mae DUS Mortgage Loan” means a permanent Mortgage Loan on a Multifamily Property originated under Fannie Mae’s Delegated Underwriting and Servicing Guide, as amended from time to time.

“Fannie Mae DUS Program” means Fannie Mae’s program for the purchase of Mortgage Loans originated under Fannie Mae’s Delegated Underwriting and Servicing Guide, as amended from time to time.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year.

“Fiscal Year” means any period of twelve consecutive months ending on December 31 of any calendar year.

“Four-Quarter EBITDA” means, as of any date of determination, EBITDA for the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such date of determination, and adjusted for any such four (4) Fiscal Quarter period commencing prior to September 4, 2012 to reflect the CW Transaction on a pro forma basis as though the CW Transaction occurred immediately prior to such four (4) Fiscal Quarter period.  Each complete Fiscal Quarter of WD Capital occurring before September 4, 2012 will be reviewed by an independent public accounting firm pursuant to appropriate American Institute of Public Accountants (“AICPA”) standards. Any adjustments made to the WD Capital financial statements must be acceptable to the Term Loan Administrative Agent (and satisfactory to the Administrative Agent hereunder).

“Funded Debt” means, with respect to any Person, Indebtedness for money borrowed and Indebtedness represented by notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments, all Hedging Arrangements, all Indebtedness upon which interest charges are customarily paid (other than trade payables arising in the ordinary course of business, but only if and so long as such accounts are payable on customary trade terms), all capitalized lease obligations, all reimbursement obligations with respect to outstanding letters of credit, all Indebtedness issued or assumed as full or partial payment for property or services (other than trade payables arising in the ordinary course of business, but only if and so long as such accounts are payable on customary trade terms), whether or not any such notes, drafts, obligations or Indebtedness represent Indebtedness for money borrowed.  For purposes of this definition, interest which is accrued but not paid on the scheduled due date for such interest shall be deemed Funded Debt.

“Ginnie Mae” means the Government National Mortgage Association (commonly known as Ginnie Mae), a United States government owned corporation within HUD, and any successor corporation or other entity.

“Investor” means any Person (other than Fannie Mae or Freddie Mac) that (i) purchases Mortgage Loans serviced by WDLLC or WD Capital, respectively, or (ii) insures or guarantees Mortgage Loans serviced by WDLLC or, as may be applicable, WD Capital, respectively.

“Liquid Assets” means the following unrestricted and unencumbered assets owned by a Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) as of any date of determination: (a) cash, (b) Cash Equivalents, and (c) WDLLC’s and, as may be applicable, WD Capital’s self-funded Mortgage Loans which are covered by binding purchase commitments from Fannie Mae, Freddie Mac, or another investor approved by the Term Loan Administrative Agent in its sole discretion and the Administrative Agent, and are not subject to any Liens or negative pledge in favor of any Person other than the Term Loan Administrative Agent.

“Loan Pipeline” means any applications to originate Mortgage Loans for which CWC has not entered into an interest rate lock commitment with its borrower as of September 4, 2012.

“LTSV Ratio” means, at any time of determination, the quotient, expressed as a percentage, of (a) the then Outstanding Amount of the Loans, divided by (b) the then aggregate Fair Market Value of all Servicing Contracts of WDLLC and, as may be applicable, WD Capital.

“Net Proceeds” means with respect to an Equity Issuance by a Person, the aggregate amount of all cash or the fair market value of all other property received by such Person in respect of such Equity Issuance net of reasonable and customary legal fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

“No Risk Mortgage Loans” means Mortgage Loans as to which WDLLC or, as may be applicable, WD Capital has no loss sharing arrangement or otherwise are without recourse to WDLLC or WD Capital, respectively.

“Permitted Warehouse Collateral” means Mortgage Loans purchased or originated by WDLLC or, as may be applicable, WD Capital that are subject to unconditional purchase commitments from an Agency, or, to the extent an Agency has insured or committed to insure or guarantee such Mortgage Loans, other investors, and related rights and proceeds, including mortgage-backed securities issued by an Agency (or guaranteed by Ginnie Mae) which are backed by such Mortgage Loans and are subject to purchase commitments from investors.

“Measurement Period” means, at any date of determination, the most recently completed four Fiscal Quarters of the applicable Person.  For purposes of calculating any financial ratio or financial covenant for a Measurement Period(a) other than with respect to the last Fiscal Quarter of any Fiscal Year, the financial statements delivered to the Term Loan Administrative Agent pursuant to Section

6.01(b) of the Term Loan Agreement shall be used with respect to each respective Fiscal Quarter covered thereby, provided that, when a Measurement Period includes a Fiscal Quarter which is covered by the then most recently delivered audited financial statements required to be delivered to the Term Loan Administrative Agent pursuant to Section 6.01(a) of the Term Loan Agreement, then the financial statements relating to such prior covered Fiscal Quarters shall be adjusted pursuant to any adjustments made in such audited financial statements, and (b) for the fourth Fiscal Quarter, the audited financial statements for the Fiscal Year then ended shall be used.

“Servicing Portfolio” means, as to any Person, the unpaid principal balance of Mortgage Loans serviced by that Person under Servicing Contracts, minus the principal balance of all Mortgage Loans that are serviced by that Person for others under subservicing arrangements.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of WDINC and each Subsidiary Guarantor.

“Subsidiary Guarantor” means W&D Multifamily, WDLLC, WD Capital, and any other Person who is or becomes a “Guarantor” (as defined or otherwise described in the Term Loan Agreement).

“Tangible Net Worth” means, at any time of determination, the excess, at such time, of WDINC and its Subsidiaries’, on a consolidated basis, total assets, minus the sum of (i) total liabilities, and (ii) the book value of all intangible assets, including, without limitation, good will, trademarks, trade names, service marks, brand names, copyrights, patents and unamortized debt discount and expense, organizational expenses and the excess of the equity in any Subsidiary over the cost of the investment in such Subsidiary, all of the foregoing determined in accordance with GAAP applied in a manner consistent with the most recent audited financial statements delivered to the Term Loan Administrative Agent under the Term Loan Agreement (and provided to the Administrative Agent hereunder).  For the purposes of this definition, mortgage servicing rights shall not be considered intangible assets.

“Term Loan” has the meaning ascribed to such term in the Term Loan Agreement.

“Term Loan Administrative Agent” means BoA as “Administrative Agent” pursuant to the Term Loan Agreement or any successor administrative agent.

“Term Loan Agreement” means that certain Credit Agreement dated as of September 4, 2012 among Guarantor, as borrower, WDLLC, W&D Multifamily, and CWC, as guarantors, and BoA, as Term Loan Administrative Agent, collateral agent, and as lender, and any other Person from time to time that is a lender thereunder, as amended, modified, supplemented, or restated from time to time.

“W&D Multifamily” means WALKER & DUNLOP MULTIFAMILY, INC., a Delaware corporation.

“WD CAPITAL” means WALKER & DUNLOP CAPITAL, LLC, a Massachusetts limited liability company formerly known as CWCAPITAL LLC (“CWC”).

“WDLLC” means WALKER & DUNLOP, LLC, a Delaware limited liability company.